Exhibit 10.1

CERTAIN PORTIONS OF THE SCHEDULES TO THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS “[XXX]” ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXECUTION VERSION

dated as of

July 21, 2011

among

GENERAL CABLE INDUSTRIES, INC.,

as U.S. Borrower,

GENERAL CABLE COMPANY,

as Canadian Borrower,

GENERAL CABLE CORPORATION,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Revolving Commitment Schedule

Schedule 1.1A — Eligible Real Property

Schedule 1.1B — Certain Account Debtors

Schedule 1.1C — Existing Banking Services Obligations

Schedule 1.1D — Existing Swap Obligations

Schedule 2.06 — Existing Letters of Credit

Schedule 3.05 — Properties

Schedule 3.06 — Disclosed Matters

Schedule 3.10 — Canadian Pension Plan and Benefit Plans

Schedule 3.14 — Insurance

Schedule 3.15 — Capitalization and Subsidiaries

Schedule 5.15 — Post-Closing Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B-1 — Form of Notice of Banking Services Obligation

Exhibit B-2 — Form of Notice of Swap Obligation

Exhibit C — Form of Borrowing Base Certificate

Exhibit D — Form of Compliance Certificate

Exhibit E-1 — U.S. Guarantor Joinder Agreement

Exhibit E-2 — Canadian Guarantor Joinder Agreement

Exhibit F-1 — Form of U.S. Tax Certificate (for Non-U.S. Lenders][Participants] That Are Not Partnerships)

Exhibit F-2 — Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That are Partnerships)

EXHIBIT A

CREDIT AGREEMENT dated as of July 21, 2011 (as it may be amended or modified from time to time, this “Agreement”) among GENERAL CABLE INDUSTRIES, INC., a Delaware corporation (the “U.S. Borrower”), GENERAL CABLE COMPANY, an unlimited liability company organized under the laws of Nova Scotia, (the “Canadian Borrower” and, together with the U.S. Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), GENERAL CABLE CORPORATION, a Delaware corporation (“Holdings”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2007 Senior Unsecured Convertible Note Documents” shall mean the 2007 Senior Unsecured Convertible Note Indenture and all other documents executed and/or delivered with respect to the 2007 Senior Unsecured Convertible Notes prior to the date of this Agreement.

“2007 Senior Unsecured Convertible Note Indenture” means that certain Indenture, dated as of October 2, 2007, among Holdings, as issuer, the guarantors named therein, as guarantors, and U.S. Bank National Association, as trustee, with respect to the 2007 Senior Unsecured Convertible Notes, as in effect on the date of this Agreement.

“2007 Senior Unsecured Convertible Notes” means Holdings’ 1.00% Senior Convertible Notes due 2012 issued pursuant the 2007 Senior Unsecured Convertible Note Documents and any registered notes issued by Holdings in exchange therefor pursuant to the 2007 Senior Unsecured Convertible Note Documents, as contemplated by the registration rights agreement entered into in connection with the issuance of such 2007 Senior Unsecured Convertible Notes, with substantially identical terms as such 2007 Senior Unsecured Convertible Notes.

“ABR”, when used in reference to any Loan or Borrowing denominated in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Liens” means the Liens granted (a) in favor of the Administrative Agent on behalf of itself and the Secured Parties to secure the Secured Obligations and (b) in favor of the Administrative Agent on behalf of itself and the Multicurrency Secured Parties to secure the Canadian Secured Obligations.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base” means the aggregate of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Limit” has the meaning assigned to such term in Section 2.01.

“Applicable Pension Laws” means the Pension Benefits Act (Ontario) or the similar pension standards statute of Canada or other applicable Canadian jurisdictions, and the ITA, and the regulations of each, as amended from time to time (or any successor statute).

“Applicable Percentage” means, with respect to any Lender:

(a) with respect to payments, computations and other matters relating to the U.S. Commitment or U.S. Revolving Loans, U.S. LC Exposure, U.S. Swingline Loans or U.S. Overadvances, a percentage equal to a fraction, the numerator of which is (i) the U.S.

Commitment of such U.S. Revolving Lender and the denominator of which is (ii) the aggregate U.S. Commitments of all the U.S. Revolving Lenders (or, if the U.S. Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such U.S. Revolving Lender’s share of the aggregate U.S. Revolving Exposure) at that time;

(b) with respect to payments, computations and other matters relating to the Multicurrency Commitment or Multicurrency Revolving Loans, Canadian LC Exposure, Multicurrency Swingline Loans or Multicurrency Overadvances, a percentage equal to a fraction, the numerator of which is (i) the Multicurrency Commitment of such Multicurrency Revolving Lender and the denominator of which is (ii) the aggregate Multicurrency Commitments of all the Multicurrency Revolving Lenders (or, if the Multicurrency Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Multicurrency Revolving Lender’s share of the aggregate Multicurrency Revolving Exposure) at that time;

(c) with respect to payments, computations and other matters relating to the Revolving Commitments or Loans, LC Exposure, Swingline Loans, Overadvances or Protective Advances generally, a percentage equal to a fraction, the numerator of which is (i) the sum of the U.S. Commitment and Multicurrency Commitment of such Revolving Lender and the denominator of which is (ii) the aggregate Revolving Commitments of all the Revolving Lenders (or, if either (or both) of the U.S. Commitment or Multicurrency Commitment have terminated or expired, the Applicable Percentage with respect to such terminated or expired Facility (or Facilities) shall be determined based upon such Revolving Lender’s share of the U.S. Revolving Exposure, Multicurrency Revolving Exposure, or Aggregate Revolving Exposure, as applicable) at that time;

provided, that in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the participation fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Canadian Prime Spread”, “Eurodollar Spread” or “CDOR Spread”, as the case may be, based upon the daily average Availability during the most recently completed fiscal quarter of Holdings (the “Average Availability”), provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrowing Base Certificate for the first full fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Average Availability	ABR Spread and Canadian Prime Spread	Eurodollar Spread and CDOR Spread
Category 1 ≥ 66% of the Revolving Commitments	0.50%	1.50%
Category 2 < 66% but ≥ 33% of the Revolving Commitments	0.75%	1.75%
Category 3 < 33% of the Revolving Commitments	1.00%	2.00%

For purposes of the foregoing, the Applicable Rate shall be determined as of the end of the first month of each fiscal quarter of Holdings based upon the Borrowing Base Certificate that is mostly recently delivered from time to time pursuant to Section 5.01(f), with any changes to the Applicable Rate resulting from changes in the Average Availability to be effective during the succeeding period of three fiscal months; provided that the Average Availability shall be deemed to be in Category 3 (a) at any time that any Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (b) if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01(f), during the period from the expiration of the time for delivery thereof until five days after each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average Availability” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (d) overdraft lines of credit for investment and deposit accounts.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, such Person files a petition or application seeking relief under any Insolvency Law or becomes the subject of a bankruptcy or insolvency proceeding, or has had an interim receiver, receiver, receiver and manager, liquidator, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of the acquisition of any ownership interest in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such acquisition does not result in or provide such Person with immunity from the jurisdiction of courts within Canada or the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” has the meaning assigned such terms in the preamble.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Facility, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans and CDOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, individually and/or collectively (without duplication) as the context may require, the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, setting forth calculation of the Canadian Borrowing Base, the U.S. Borrowing Base, and the Aggregate Borrowing Base, signed and certified as accurate and complete by a Financial Officer of each Borrower the assets of which are included in the applicable Borrowing Base, in substantially the form of Exhibit C or another form which is mutually acceptable to the Administrative Agent and the Borrower Representative.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with any Multicurrency Loan, any Canadian Letter of Credit or any U.S. Letter of Credit denominated in Canadian Dollars, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“CAM” has the meaning assigned to such term in Section 9.20(a)(i).

“CAM Exchange” has the meaning assigned to such term in Section 9.20(a)(ii).

“CAM Exchange Date” has the meaning assigned to such term in Section 9.20(a)(iii).

“CAM Percentage” has the meaning assigned to such term in Section 9.20(a)(iv).

“Canada” means the country of Canada.

“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Subsidiary of any Canadian Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” has the meaning assigned to such term in the preamble.

“Canadian Borrowing Base” means, at any time, the sum of

(a) 85% of the Canadian Loan Parties’ Eligible Accounts at such time, plus

(b) the lesser of (i) 70% of the Canadian Loan Parties’ Eligible Inventory, valued at the lower of average cost or market value and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Inventory valued at the lower of average cost or market value, plus

(c) the Canadian PP&E Component, less

(d) any applicable Reserve then in effect to the extent applicable to the Canadian Borrower or such Eligible Accounts, Eligible Inventory or Eligible Equipment.

“Canadian Collection Deposit Account” means a “Collection Deposit Account” as defined in the Canadian Security Agreement.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Facility” means, collectively, the Canadian Commitment and the extensions of credit made thereunder.

“Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Canadian Borrower and the Multicurrency Revolving Lenders.

“Canadian Guarantee” means, individually and/or collectively as the context may require, any guarantee that is entered into by the Canadian Borrower and any other Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.14(a) and (c), in form and substance reasonably satisfactory to the Administrative Agent, as each of the foregoing may be amended, restated or otherwise modified from time to time.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“Canadian Guarantor” means the Canadian Borrower and each Person that is a party to this Agreement as a Canadian Guarantor, or that becomes a party to this Agreement as a Canadian Guarantor pursuant to a Canadian Guarantor Joinder Agreement pursuant to Section 5.14(a) and/or (c).

“Canadian Guarantor Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).

“Canadian Issuing Banks” means, individually and/or collectively as the context may require, in the case of each Canadian Letter of Credit, JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as the issuer of Canadian Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each Canadian Issuing Bank may, in its sole discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of such Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“Canadian LC Exposure” means, at any time, the sum of the Dollar Amount of the Commercial LC Exposure and the Standby LC Exposure in respect of Canadian Letters of Credit of the Canadian Borrower. The Canadian LC Exposure of any Multicurrency Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Canadian Issuing Bank issued hereunder for the purpose of providing credit support for the Canadian Borrower.

“Canadian Loan Parties” means, individually and/or collectively as the context may require, the Canadian Borrower and the Canadian Guarantors, and their respective successors and assigns.

“Canadian Multiemployer Plan” means a Canadian Pension Plan that is contributed to by a Canadian Loan Party for its employees or former employees pursuant to a collective agreement or participation agreement but which is not maintained or administered by the Canadian Loan Party.

“Canadian Obligations” means, with respect to the Canadian Loan Parties, all unpaid principal of and accrued and unpaid interest on the Multicurrency Loans made to the Canadian Borrower, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to any Lender, the Administrative Agent, any Canadian Issuing Bank or any indemnified party arising under the Loan Documents (including interest and other obligations accruing or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or which would have accrued but for such bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian PP&E Component” means, at the time of any determination, an amount equal to the PP&E Amortization Factor multiplied by the lesser of

(a) 85% of the Net Orderly Liquidation Value of the Canadian Loan Parties’ Eligible Equipment minus Reserves established by the Administrative Agent, or

(b) $75,000,000 minus the U.S. PP&E Component minus Reserves established by the Administrative Agent.

“Canadian Prime Rate” means on any day, the rate per annum determined by the Administrative Agent to be the greater of (a) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A. Toronto Branch as its reference rate in effect for determining interest rates for Canadian dollar denominated commercial loans made in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. Toronto Branch and (b) the sum of the CDOR Rate for a one-month term in effect from time to time plus 1% per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to or pari passu with the Administrative Agent’s or any other Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s or any Secured Parties’ Liens including, without limitation or duplication, in the Permitted Discretion of the Administrative Agent, any such amounts due and not paid for wages, vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to goods and services taxes, sales taxes, harmonized taxes, excise taxes, value-added taxes, employee income taxes, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property), the Wage Earner Protection Program Act Reserve, and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan or Applicable Pension Laws or under the Canada Pension Plan, and any solvency deficiency, unfunded liability or wind-up deficiency under or in respect of any Canadian Pension Plan.

“Canadian Secured Obligations” means all Canadian Obligations, together with all (a) Banking Services Obligations of the Canadian Loan Parties owing to one or more Multicurrency Revolving Lenders or their respective Affiliates, provided that (i) (A) such Banking Services Obligation is listed on Schedule 1.1C as of the Effective Date, (B) within one week of the time that any agreement relating to such Banking Services Obligation is executed (or in the case of Banking Services Obligations existing on the date that a Person becomes a Lender after the Effective Date, within one week after such date), the Multicurrency Revolving Lender or Affiliate of a Multicurrency Revolving Lender party thereto shall have delivered written notice (executed by such Multicurrency Revolving Lender or Affiliate and the Borrower Representative) to the Administrative Agent in the form of Exhibit B-1 or any other form approved by the Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Multicurrency Secured Parties or (C) Chase or an Affiliate is a party thereto and (ii) the applicable Multicurrency Revolving Lender has not, at the time such transaction relating to such Banking Services Obligation is executed, received notice of any continuing Event of Default; and (b) Swap Obligations of the Canadian Loan Parties owing to one or more Multicurrency Revolving Lenders or their respective Affiliates, provided that (i) (A) such Swap Obligation is listed on Schedule 1.1D as of the Effective Date, (B) within one week of the time that any transaction relating to such Swap Obligation is executed (or in the case of Swap Obligations existing on the date that a Person becomes a Lender after the Effective Date, within one week after such date), the Multicurrency Revolving Lender or Affiliate of a Multicurrency Revolving

Lender party thereto shall have delivered written notice (executed by such Multicurrency Revolving Lender or Affiliate and the Borrower Representative) to the Administrative Agent in the form of Exhibit B-2 or any other form approved by the Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Multicurrency Secured Parties or (C) Chase or an Affiliate is a party thereto and (ii) the applicable Multicurrency Revolving Lender has not, at the time such transaction relating to such Swap Obligation is executed, received notice of any continuing Event of Default.

“Canadian Security Agreement” means, individually and/or collectively as the context may require, (a) the Canadian Pledge and Security Agreement, dated as of the date hereof, of the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties), (b) the Quebec Security Documents, dated on or about the date hereof, between the Canadian Loan Parties party thereto and the Administrative Agent (for the benefit of the Multicurrency Secured Parties) and (c) any other pledge or security agreement (including the Quebec Security Documents) that is entered into, after the Effective Date, by any Canadian Loan Party or any Person who is the holder of Equity Interests in any Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.14(a) and (c), as each of the foregoing may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means each Subsidiary of Holdings that is organized under the laws of Canada, or any province or territory of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Period” means (a) each period commencing on any day that (i) an Event of Default, (ii) a Default under clause (a), (b), (h) or (i) of Article VII or (iii) in the sole discretion of the Administrative Agent, any other Default, occurs and is continuing until, during the preceding 45 consecutive days, no Default or Event of Default has existed on any day and (b) each period commencing on any day that Availability is less than the greater of (i) $50,000,000 or (ii) 12.5% of the sum of the total Revolving Commitments at such time, and continuing until, during the preceding 45 consecutive days, no Default or Event of Default has existed on any day and Availability has at all times been greater than the greater of (y) $50,000,000 or (z) 12.5% of the sum of the total Revolving Commitments at such time.

“CDOR” when used in reference to any Loan or Borrowing denominated in Canadian Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for the relevant CDOR interest period, the Canadian deposit offered rate which, in turn means on any day the sum of the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant CDOR interest period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the Reuters Screen CDOR Page as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, at approximately 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day plus 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable interest period as of 10:00 a.m. Toronto, Ontario local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) directors of Holdings on the date hereof, (ii) nominated by the board of directors of Holdings, nor (iii) appointed by directors so nominated; (c) prior to the occurrence of the Permitted Reorganization, (i) Holdings at any time ceases to own, free and clear of all Liens or other encumbrances (other than the Administrative Agent’s Liens), and control 100% of the issued and outstanding Equity Interests of Intermediate Holdings, (ii) Intermediate Holdings at any time ceases to own, free and clear of all Liens or other encumbrances (other than the Administrative Agent’s Liens) and control 100% of the issued and outstanding Equity Interests of the U.S. Borrower, (iii) Holdings at any time ceases to own, free and clear of all Liens or other encumbrances (other than the Administrative Agent’s Liens) and control at least 99% directly (and 100% directly or indirectly) of the issued and outstanding Equity Interests of the Canadian Borrower, and (iv) Holdings at any time ceases to, directly or indirectly, own, free and clear of all Liens or other encumbrances (other than the Administrative Agent’s Liens) and control 100% of each class of the outstanding Equity Interests of each Loan Guarantor, provided that no transaction permitted by Section 6.03 shall constitute a Change in Control under this clause (c)(iv); (d) from and after the occurrence of the Permitted Reorganization, (i) Holdings at any time ceases, directly or indirectly (through one or more other Loan Parties), to own, free and clear of all Liens or other encumbrances (other than Administrative Agent’s Liens) 100% of the issued and outstanding Equity Interests of each Loan Party; or (e) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, proposed and/or final rules, interpretations, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest, hypothec or Lien granted by (a) the U.S. Loan Parties in favor of the Administrative Agent on behalf of itself and the Secured Parties, securing the Secured Obligations, or (b) the Canadian Loan Parties (and, in the case of Equity Interests of the Canadian Borrower, Holdings) in favor of the Administrative Agent on behalf of itself and the Multicurrency Secured Parties, securing the Canadian Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, individually and/or collectively as the context may require, each Security Agreement, each Mortgage, each Collateral Access Agreement, each Trademark Security Agreement, each Deposit Account Control Agreement, the Quebec Security Documents and each other document pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.

“Collection Deposit Account” means, individually and/or collectively as the context may require, the U.S. Collection Deposit Account and the Canadian Collection Deposit Account.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Compliance Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is mutually acceptable to the Administrative Agent and the Borrower Representative.

“Consolidated Total Assets” of any Person means, as of any date, the amount that, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries, as of the end of the most recent fiscal quarter for which internal financial statements are available.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any account or accounts of a Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, which account or accounts are designated as Controlled Disbursement Accounts by the Borrower Representative and the Administrative Agent, and upon such designation, through which all disbursements of such Borrower, any other U.S. Loan Party (in the case of a Controlled Disbursement Account of the U.S. Borrower), any other Canadian Loan Party (in the case of a Controlled Disbursement Account of the Canadian Borrower), and any designated Subsidiary of such Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Convertible Preferred Stock” shall mean Holdings’ 5.75% Series A Redeemable Convertible Preferred Stock of Holdings, par value $0.01 per share, liquidation preference $50 per share, issued pursuant to the Convertible Preferred Stock Documents.

“Convertible Preferred Stock Documents” shall mean the Certificate of Designations relating to the Convertible Preferred Stock, the Convertible Preferred Stock Purchase Agreement and other documents pursuant to which the Convertible Preferred Stock is issued and all other documents executed and delivered with respect to the Convertible Preferred Stock prior to the date of this Agreement.

“Convertible Senior Note Documents” means the Convertible Senior Note Indenture and all other documents executed and/or delivered with respect to the Convertible Senior Notes prior to the date of this Agreement.

“Convertible Senior Note Indenture” shall mean that certain Indenture, dated as of November 15, 2006, among Holdings, as issuer, the guarantors named therein, as guarantors, and U.S. Bank National Association, as trustee, with respect to the Convertible Senior Notes, as in effect on the date of this Agreement.

“Convertible Senior Notes” shall mean Holdings’ 0.875% Senior Convertible Notes due 2013 issued pursuant to the Convertible Senior Notes Documents issued by Holdings pursuant to the Convertible Senior Note Documents.

“Covenant Trigger Period” means each period commencing on any day that Availability is less than the greater of (x) $40,000,000 or (y) 10.0% of the sum of the total Revolving Commitments at such time, and continuing until, during the preceding 30 consecutive days, Availability has at all times been greater than or equal to the greater of (x) $40,000,000 or (y) 10.0% of the sum of the total Revolving Commitment at such time.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of U.S. Protective Advances and Multicurrency Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the U.S. Security Agreement.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in Canadian Dollars, the amount of Dollars which is equivalent to the sum of (i) the amount so expressed in Canadian Dollars at the Spot Rate on the relevant date of determination; plus (ii) any amounts owed by the Borrowers pursuant to Section 2.06(f).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary of Holdings that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means, for any period for any Person, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01, with respect to each of the U.S. Commitments and the Multicurrency Commitments, are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the Accounts of a Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Loan Party:

(a) which is not subject to a first priority perfected security interest granted by (i) the U.S. Loan Parties in favor of the Administrative Agent on behalf of itself and the Secured Parties to secure the Secured Obligations or (ii) the Canadian Loan Parties in favor of the Administrative Agent on behalf of itself and the Multicurrency Secured Parties to secure the Canadian Secured Obligations;

(b) which is subject to any Lien other than (i) the Administrative Agent’s Liens or (ii) a Permitted Encumbrance which does not have priority over the Administrative Agent’s Liens;

(c) (i) which (A) in the case of Account Debtors other than those listed on Schedule 1.1B, is unpaid more than 90 days after the date of the original invoice therefor or (B) in the case of Account Debtors listed on Schedule 1.1B, is unpaid more than 30 days after the original due date therefor (in the case of each of clauses (A) and (B), “Overage”) (when calculating such amount for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Loan Party (A) with respect to an Account of a U.S. Loan Party, exceeds 15% of the aggregate amount of Eligible Accounts of all U.S. Loan Parties or (B) with respect to an Account of a Canadian Loan Party, exceeds 15% of the aggregate amount of Eligible Accounts of all Canadian Loan Parties or (ii) all Loan Parties exceeds 10% of the aggregate amount of Eligible Accounts of all Loan Parties;

(f) with respect to which any representation or warranty contained in this Agreement or any Security Agreement is not true in any material respect, or with respect to which there exists a breach of any covenant contained in any such agreement;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has then currently (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, or, in the case of any Account Debtor of a Canadian Loan Party, any equivalent of the foregoing in any applicable jurisdiction, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, or, in the case of any Account Debtor of a Canadian Loan Party, any equivalent of the foregoing in any applicable jurisdiction, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for the purposes of the Quebec Civil Code) in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province or territory of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(m) which is owed in any currency other than U.S. dollars or Canadian Dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the federal government of the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii)(1) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or (2) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of their respective Affiliates;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent following prior notice of such limit by Administrative Agent to the Borrower Representative, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account of a Loan Party, which was previously an Eligible Account, ceases to be an Eligible Account hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Consigned Inventory” means Eligible Inventory of a Loan Party on consignment if such Eligible Inventory is easily identifiable as belonging to such Loan Party and Loan Party has (i) properly and timely perfected its purchase money security interest in the Inventory and assigned such interest to the Administrative Agent, all in accordance with Article 9 of the UCC and (ii) entered into or delivered such other documentation or agreements as the Administrative Agent may request in its Permitted Discretion, including without limitation consignment agreements, UCC searches, notices or Collateral Access Agreements.

“Eligible Equipment” means the Equipment owned by a Loan Party and meeting each of the following requirements:

(a) such Loan Party has good title to such Equipment;

(b) such Loan Party has the right to subject such Equipment to a Lien in favor of the Administrative Agent;

(c) such Equipment is (i) subject to a first priority perfected Lien granted by (1) the U.S. Loan Parties in favor of the Administrative Agent on behalf of itself and the Secured Parties to secure the Secured Obligations or (2) the Canadian Loan Parties in favor of the Administrative Agent on behalf of itself and the Multicurrency Secured Parties to secure the Canadian Secured Obligations and (ii) free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Administrative Agent’s Liens);

(d) the full purchase price for such Equipment has been paid by such Loan Party;

(e) such Equipment is located on premises (i) owned by such Loan Party which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by such Loan Party where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(f) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(g) such Equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment;

(h) such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located; and

(i) with respect to which any representation or warranty contained in this Agreement or any Security Agreement is not true in any material respect, or with respect to which there exists a breach of any covenant contained in any such agreement.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Loan Party shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien granted by (i) the U.S. Loan Parties in favor of the Administrative Agent on behalf of itself and the Secured Parties to secure the Secured Obligations or (ii) the Canadian Loan Parties in favor of the Administrative Agent on behalf of itself and the Multicurrency Secured Parties to secure the Canadian Secured Obligations;

(b) which is subject to any Lien other than (i) the Administrative Agent’s Liens or (ii) a Permitted Encumbrance which does not have priority over the Administrative Agent’s Liens;

(c) which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any representation or warranty contained in this Agreement or any Security Agreement is not true in any material respect, or with respect to which there exists a breach of any covenant contained in any such agreement, or which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not-finished goods (provided that not-finished goods shall not refer to raw materials) or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business; provided that Inventory that consists of not-finished goods or work-in-process shall not be excluded solely by virtue of this clause (f) in the Permitted Discretion of the Administrative Agent;

(g) which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers, provided that, up to $15,000,000 of Inventory that is in transit solely within the United States from vendors and suppliers may be included as Eligible Inventory despite the foregoing provision of this clause (g) so long as such Inventory is owned by the applicable Loan Party subject to the first priority perfected Lien in favor of the Administrative Agent, and the Administrative Agent has received such documentation with respect thereto as it shall have requested in its Permitted Discretion;

(h) which is located in any location (i) leased by such Loan Party and having aggregate value (calculated at the lower of average cost or market value), together with Inventory referred to in clause (h)(ii) below and clause (i) below, in excess of $2,000,000 unless (1) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (2) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (ii) owned by such Loan Party but subject to a mortgage in favor of a lender other than the Administrative Agent and having aggregate value (calculated at the lower of average cost or market value), together with Inventory referred to in clause (h)(i) above and clause (i) below, in excess of $2,000,000 unless (1) the mortgagee has delivered to the Administrative Agent a reasonably satisfactory mortgagee waiver or (2) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and having aggregate value (calculated at the lower of average cost or market value), together with Inventory referred to in clause (h) above, in excess of $2,000,000, and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by such Loan Party as consignor, provided that the Aggregate Borrowing Base may include up to $25,000,000 of availability in the aggregate in respect of Eligible Consigned Inventory;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Loan Party;

(p) for which reclamation rights have been asserted by the seller; or

(q) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

In the event that Inventory of a Loan Party which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Loan Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Real Property” means the real property listed on Schedule 1.1A owned by the U.S. Borrower or a U.S. Loan Party:

(a) that is acceptable to the Administrative Agent in its Permitted Discretion for inclusion in the Aggregate Borrowing Base and the Borrowing Base of such Borrower or U.S. Loan Party;

(b) in respect of which an appraisal report has been delivered to the Administrative Agent in form, scope and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(c) in respect of which the Administrative Agent is satisfied in its Permitted Discretion that all actions necessary or desirable in order to create perfected first priority Lien on such real property have been taken, including the filing and recording of Mortgages;

(d) in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent in its Permitted Discretion and which does not indicate any pending, threatened or existing Environmental Liability or noncompliance with any Environmental Law;

(e) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Administrative Agent, insuring that the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected first priority Lien securing the Secured Obligations on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(f) in respect of which an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to the Administrative Agent and the issuer of the title insurance policy in a manner satisfactory to the Administrative Agent in its Permitted Discretion by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Administrative Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent in its Permitted Discretion;

(g) with respect to which the Administrative Agent has received evidence of whether such real property is located in any area that has been designated by the Federal

Emergency Management Agency as a “Special Flood Hazard Area,” and in the event such real property is located in any such area, with respect to which such U.S. Loan Party maintains flood insurance on such real property in an amount equal to the lesser of the total Commitment or the total replacement cost value of the improvements; and

(h) with respect to which any representation or warranty contained in this Agreement or other Loan Document (including any Mortgage) is not true in any material respect, or with respect to which there exists a breach of any covenant contained in any such agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding debt securities convertible or exchangeable into any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a U.S. Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any U.S. Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any U.S. Pension Plan; (d) the incurrence by any Borrower or any of its ERISA

Affiliates of any liability under Title IV of ERISA with respect to the termination of any U.S. Pension Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any U.S. Pension Plan or U.S. Pension Plans or to appoint a trustee to administer any U.S. Pension Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any U.S. Pension Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing denominated in Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (excluding, however, Loans bearing interest at a rate determined by reference to clause (c) of the definition of Alternate Base Rate).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by a Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or is resident or carries on business through a permanent establishment located therein or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by such jurisdiction, and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 31, 2007, among Holdings, the U.S. Borrower, the other guarantors party thereto, as guarantors, the lenders party thereto and the agents party thereto, which Obligations thereunder will be paid in full on the Effective Date and the agreement terminated.

“Existing Debt Securities” means, individually and/or collectively as the context may require, the Convertible Senior Notes, the Senior Unsecured Notes, the 2007 Senior Unsecured Convertible Notes and the Subordinated Convertible Notes (including any Refinancing Indebtedness permitted hereunder in respect of any of the foregoing).

“Existing Letter of Credit” means the letters of credit set forth on Schedule 2.06 hereto.

“Facility” means each of the U.S. Facility and the Canadian Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter, dated as of June 8, 2011, among the U.S. Borrower, the Administrative Agent and the Sole Lead Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary, owned directly by one or more of the Loan Parties.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness actually made, plus expense for income taxes paid in cash (net of any cash refund in respect of income taxes actually received during such period, provided that such net amount shall not be reduced below zero), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Rate Senior Unsecured Notes” shall mean Holdings’ 7.125% Senior Fixed Rate Notes due 2017 issued pursuant to the Senior Unsecured Note Indenture and any registered notes issued by Holdings in exchange therefor pursuant to the Senior Unsecured Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such Fixed Rate Senior Unsecured Notes, with substantially identical terms as such Fixed Rate Senior Unsecured Notes.

“Fixtures” has the meaning assigned to such term in the Security Agreement.

“Floating Rate Senior Unsecured Notes” shall mean Holdings’ Senior Floating Rate Notes due 2015 issued pursuant to the Senior Unsecured Note Indenture and any registered notes issued by Holdings in exchange therefor pursuant to the Senior Unsecured Note Indenture, as contemplated by the registration rights agreement entered into in connection with the issuance of such Floating Rate Senior Unsecured Notes, with substantially identical terms as such Fixed Rate Senior Unsecured Notes.

“Foreign Subsidiary” means each Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Immaterial Subsidiary” means any Subsidiary that, as of any date of determination, (i) does not have assets (together with the assets of its Subsidiaries) in excess of 1.0% of the Consolidated Total Assets of Holdings, or EBITDA for the most recent period of four fiscal quarters for which financial statements are available (together with the EBITDA of its Subsidiaries on a consolidated basis for such period) in excess of 1.0% of EBITDA for Holdings and its Subsidiaries on a consolidated basis for such period, and (ii) does not have assets (together with the assets of its Subsidiaries and the assets of all other Immaterial Subsidiaries and their Subsidiaries, in each case on a consolidated basis) in excess of 7.5% of the Consolidated Total Assets of Holdings, or EBITDA for such period (together with the EBITDA of its Subsidiaries and the EBITDA of all other Immaterial Subsidiaries and their Subsidiaries for such period, in each case on a consolidated basis) in excess of 7.5% of EBITDA for Holdings and its Subsidiaries on a consolidated basis for such period, in each case in accordance with GAAP; provided that no (i) Loan Party or (ii) guarantor of the Existing Debt Securities shall be an Immaterial Subsidiary. In connection with any Permitted Acquisition, the Borrowers may provide an updated certification of the Immaterial Subsidiaries based upon the financial statements of Holdings and its Subsidiaries as of the end of the most recent fiscal quarter, but after giving pro forma effect to such Permitted Acquisition.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out (except to the extent payable in Equity Interests of Holdings) and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the reclassification of the Convertible Preferred Stock pursuant to SFAS 150 or otherwise in accordance with GAAP shall not be deemed to be Indebtedness hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2011 relating to the Borrowers and the Transactions.

“Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period for any Person, total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for such Person and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan (other than a Swingline Loan), the first day of each calendar quarter and the Maturity Date and (b) with respect to any Eurodollar Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, nine or twelve months) thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the date which is 30, 60 or 90 days thereafter (or such other period of time as may be available from time to time, with the consent of all of the Lenders), as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” means GK Technologies, Incorporated, a New Jersey corporation.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and/or collectively as the context may require, each U.S. Issuing Bank and each Canadian Issuing Bank.

“ITA” means the Income Tax Act (Canada), as amended.

“Joint Venture” means a Person in which one or more Persons other than any a Loan Party or their Subsidiaries owns 50% or more of Equity Interests.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit; provided that, with respect to any component of any such amount in Canadian Dollars under a U.S. Letter of Credit, such amount shall be the Dollar Amount thereof.

“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the Canadian LC Exposure.

“Lenders” means, individually and/or collectively as the context may require, the U.S. Revolving Lenders and the Multicurrency Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit (or, in the case of Canadian Letters of Credit, bank guarantees) issued pursuant to this Agreement. Without limiting the foregoing, Letters of Credit shall include any time draft presented under a Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time, an amount equal to the Dollar equivalent (determined at the Spot Rate on the relevant date of calculation) of the sum of (a) cash readily available to the Loan Parties in (or freely exchangeable into) US dollars, net of any repatriation costs or foreign exchange adjustments plus (b) Availability at such time.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Canadian Guarantee, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) with respect to the U.S. Obligations, each U.S. Loan Party and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.14(a) or the other applicable terms of the Loan Documents and (b) with respect to the Canadian Obligations, each Loan Party and any other Person that becomes a Loan Guarantor pursuant to Section 5.14(c) or the other applicable terms of the Loan Documents.

“Loan Guaranty” means Article X of this Agreement and each Canadian Guarantee.

“Loan Parties” means, individually and/or collectively as the context may require, the Canadian Loan Parties and the U.S. Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their respective Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means July 21, 2016, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, however, that (i) the Maturity Date shall automatically become August 16, 2013 unless (x) the Convertible Senior Notes are refinanced with Indebtedness that matures (excluding any maturity as the result of an optional redemption by the issuer) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, not earlier than the date that is 6 months after July 21, 2016, or (y) the Loan Parties have sufficient Liquidity such that, after giving pro forma effect to the repayment of the Convertible Senior Notes, Availability is at least $100,000,000 and the Fixed Charge Coverage Ratio is not less than 1.15 to 1.00 for the most recently ended quarter for which financial statements have been delivered to Administrative Agent in accordance with this Agreement, recalculated as if such repayment had been made on the last day of such quarter; provided, further, that the Maturity Date shall automatically become December 31, 2014 unless (x) the Floating Rate Senior Unsecured Notes are refinanced with Indebtedness that matures (excluding any maturity as the result of an optional redemption by the issuer) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, not earlier than the date that is 6 months after July 21, 2016, or (y) the Loan Parties have sufficient Liquidity such that, after giving pro forma effect to the repayment of the Floating Rate Senior Unsecured Notes, Availability is at least $100,000,000 and the Fixed Charge Coverage Ratio is not less than 1.15 to 1.00 for the most recently ended quarter for which financial statements have been delivered to Administrative Agent in accordance with this Agreement, recalculated as if such repayment had been made on the last day of such quarter.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Monthly Reporting Period” means any period after the occurrence at any time of either of the following: (i) Liquidity is less than $300,000,000 or (ii) for any period of at least five (5) consecutive Business Days, Aggregate Credit Exposure is greater than or equal to $100,000,000, and continuing until such time as both (I) no Default is continuing and (II) during the preceding 30 consecutive days both (i) Liquidity has at all times been greater than or equal to $300,000,000 and (ii) Aggregate Credit Exposure has at all times been less than $100,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien granted by any U.S. Loan Party in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations), on real property of a U.S. Loan Party, including any amendment, modification or supplement thereto.

“Multicurrency Availability” means, at any time,

(a) for the Canadian Borrower, an amount equal to:

(i) the lesser of

(1) the aggregate Multicurrency Commitments of all Multicurrency Revolving Lenders minus the total Multicurrency Revolving Exposure of the U.S. Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), and

(2) the sum of the Canadian Borrowing Base, plus the U.S. Borrowing Base, minus the total U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings)

(ii) minus the total Multicurrency Revolving Exposure of the Canadian Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings); and

(b) for the U.S. Borrower, an amount equal to:

(i) the lesser of

(1) the aggregate Multicurrency Commitments of all Multicurrency Revolving Lenders, minus the total Multicurrency Revolving Exposure of the Canadian Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), and

(2) the U.S. Borrowing Base, minus the total U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings),

(ii) minus the total Multicurrency Revolving Exposure of the U.S. Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Multicurrency Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment, if any, of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to acquire participations in Canadian Letters of Credit, Multicurrency Overadvances and Multicurrency Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Multicurrency Revolving Lender’s

Multicurrency Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Multicurrency Revolving Lender pursuant to Section 9.04. The initial amount of each Multicurrency Revolving Lender’s Multicurrency Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Multicurrency Revolving Lender shall have assumed its Multicurrency Commitment, as applicable. The Multicurrency Commitment is in the initial aggregate amount of $40,000,000.

“Multicurrency Loans” means, individually and/or collectively as the context may require, the Multicurrency Revolving Loans, the Multicurrency Swingline Loans, Multicurrency Overadvances and the Multicurrency Protective Advances.

“Multicurrency Overadvance” has the meaning assigned to such term in Section 2.05(d).

“Multicurrency Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Multicurrency Revolving Exposure” means, with respect to any Multicurrency Revolving Lender at any time, the sum of (a) the outstanding principal amount of Multicurrency Revolving Loans of such Multicurrency Revolving Lender at such time, plus (b) an amount equal to the Applicable Percentage of the aggregate principal amount of the Multicurrency Swingline Loans of such Multicurrency Revolving Lender at such time, plus (c) an amount equal to the Applicable Percentage of the Canadian LC Exposure at such time, plus (d) an amount equal to such Multicurrency Revolving Lender’s Applicable Percentage of the aggregate principal amount of Multicurrency Overadvances outstanding.

“Multicurrency Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Multicurrency Revolving Lenders” shall include any such Affiliate or branch with respect to the Multicurrency Revolving Loans made by such Affiliate or branch) as having a Multicurrency Commitment and any other Person that shall acquire a Multicurrency Commitment, other than any such Person that ceases to be an Multicurrency Revolving Lender pursuant to an Assignment and Assumption. Each Lender that has a Multicurrency Commitment (or any Affiliate or branch of any such Lender that is acting on behalf of such Lender) (i) shall be a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), as amended, or is not a foreign bank for purposes of the Bank Act (Canada), or (ii) is a financial institution not resident in Canada and not deemed to be resident in Canada for purposes of the ITA, and deals at arm’s length with each Canadian Borrower for purposes of the ITA.

“Multicurrency Revolving Loan” means a Revolving Loan made to the Borrowers by the Multicurrency Revolving Lenders.

“Multicurrency Secured Parties” means, individually and/or collectively as the context may require, the Administrative Agent, the Multicurrency Revolving Lenders, the Multicurrency Swingline Lender, the Canadian Issuing Banks and other holders of the Canadian Secured Obligations.

“Multicurrency Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Multicurrency Swingline Loans hereunder, and its successors and assigns in such capacity.

“Multicurrency Swingline Loan” has the meaning assigned to such term in Section 2.05(b).

“Multicurrency Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Multicurrency Swingline Loans hereunder, and its successors and assigns in such capacity.

“Multicurrency U.S. Borrowing Base Usage” means, at any time, an amount equal to:

(a) the greater of

(1) the total Multicurrency Revolving Exposure of the Canadian Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) minus the Canadian Borrowing Base and

(2) zero, plus

(b) the total Multicurrency Revolving Exposure of the U.S. Borrower (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and does not include any Canadian Benefit Plan or Canadian Pension Plan.

“Net Income” means, for any period, the consolidated net income (or loss) of any Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries, (b) the income (or deficit) of any other Person (other than a Subsidiary of such Person) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary of such Person in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Notice of Swap Obligation” means a notice substantially in the form of Exhibit B-2 delivered pursuant to Section 2.22.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means, individually and/or collectively as the context may require, the U.S. Obligations and the Canadian Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Original Currency” has the meaning assigned to such term in Section 9.18.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overadvance” means, individually and/or collectively as the context may require, the U.S. Overadvance and the Multicurrency Overadvance.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and 150 offices, related to the subject matter thereof, including Executive Order 13224 effective September 24, 2001.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Multiemployer Plan; or (b) the termination or winding up in whole or in part of a Canadian Pension Plan; (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a third-party administrator appointed to administer a Canadian Pension Plan; or (d) any other event or condition which could reasonably be expected to constitute grounds for a Governmental Authority to terminate or wind up in full, or appoint a third party to administer, any Canadian Pension Plan.

“Pension Plan” means any U.S. Pension Plan, any Canadian Pension Plan, and any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Loan Party or any of its Subsidiaries with respect to employees employed outside the United States.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect acquisition by any Loan Party or Subsidiary, whether by purchase, merger, combination, amalgamation or otherwise, of all or substantially all of the assets or property of, or of the voting Equity Interests of, or a business or product line or unit or a division of, any Person or the subsidiaries of such Person that satisfies each of the following requirements:

(a) such acquisition shall be consensual and shall have been approved by the proposed target’s (or proposed target’s parent’s) board of directors (or equivalent) governing body;

(b) such Person is in the same or similar line of business as Holdings and its Subsidiaries, or a component thereof;

(c) such acquisition shall be consummated in accordance with all Requirements of Law;

(d) in the case of the acquisition of Equity Interests by any Loan Party, all of the outstanding Equity Interests (except for any such securities in the nature of directors’ qualifying shares or securities required by any applicable Requirement of Law to be held by other than a foreign non-resident Person) of such Person (or, in the case of an acquisition of a group of companies, the parent company of such group) or any newly formed Subsidiary of any Loan Party in connection with such acquisition shall be (i) directly and beneficially owned 100% by one or more Loan Parties, except with respect to Investments permitted by Section 6.04(c) in Subsidiaries that are not Loan Parties, and (ii) to the extent applicable, the applicable Loan Parties shall have complied with Section 5.14 with respect thereto;

(e) in connection with an acquisition of the Equity Interests in any Person, all Liens on property of such Person shall be terminated unless permitted pursuant to the Loan Documents, and in connection with an acquisition of the assets of any Person, all Liens on such assets shall be terminated unless permitted pursuant to the Loan Documents;

(f) all governmental and material third-party approvals necessary in connection with such proposed acquisition shall have been obtained and be in full force and effect;

(g) in the case of an acquisition by any Loan Party, as soon as available, but not less than five Business Days prior to any acquisition having an acquisition consideration in excess of $25,000,000 (whether paid in cash, deferred payments, securities, the assumption of debt (including to the extent that any continuing debt would be newly reflected on a consolidated balance sheet of Holdings) or otherwise), the Borrower Representative shall provide to the Administrative Agent (i) notice of such Permitted Acquisition, (ii) a copy of the final form (or, if not available, the current draft) for the purchase agreement and all schedules and exhibits thereto and (iii) a certificate of a Financial Officer of the Borrower Representative certifying (and showing the calculations therefor in reasonable detail) that the Loan Parties would be in compliance with the requirements of clauses (c) through (g) preceding and Section 6.04(k), including pro forma financial statements indicating compliance with the Specified Conditions; and

(h) to the extent applicable, prior to inclusion of any assets acquired in connection with such acquisition in the determination of the Borrowing Base, due diligence (including, without limitation, field exams and appraisals) in respect of such acquired assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall be completed.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, Canada or the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the United States of America or any province or state thereof, or a bank listed on Schedule I to the Bank Act (Canada), in each case which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) either comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities law) in the Province of Ontario, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) substantially similar investments as described in (a) through (e) above (including as to credit and maturity) denominated in Canadian Dollars.

“Permitted Lien” means any Lien permitted under Section 6.02.

“Permitted Reorganization” means (i) the transfer of ownership of certain Foreign Subsidiaries (other than Loan Parties) among Subsidiaries of the Loan Parties to establish a global holding company and treasury center for certain Foreign Subsidiaries (other than Loan Parties), substantially as described to the Administrative Agent prior to the Effective Date or (ii) any modification of the corporate structure of Holdings and its Subsidiaries (including, without limitation, the transfer of ownership of Subsidiaries or assets, the capitalization of outstanding intercompany Indebtedness, the formation of new Subsidiaries and the dissolution of existing Subsidiaries (other than the Borrowers)); provided that (1) in each case no Cash Management Period, Default or Event of Default is continuing at the time thereof or would result therefrom, and (2) in the case of clause (ii), such reorganization (A) shall be pursuant to documentation reasonably acceptable to the Administrative Agent (and the Loan Parties and their Subsidiaries shall deliver to the Administrative Agent such Collateral Documents, reaffirmations, joinders, schedules, certificates (including solvency certificates), legal opinions, financial statements, UCC and other collateral filings, and other agreements, documents or instruments as the Administrative Agent shall reasonably request in connection therewith), (B) to the extent of any transfer of assets of any Loan Party to any Subsidiary that is not a Loan Party, the Specified Conditions shall be met, (C) any capitalization, transfer, conversion to equity, forgiveness or other modification (in a manner that has the effect of any of the foregoing or of otherwise reducing the principal obligations owed thereunder) of any intercompany Indebtedness shall comply with Section 6.04(p), (D) shall not result in a Material Adverse Effect, (E) shall result in the Canadian Borrower surviving and remaining at all times a Canadian Subsidiary, and the Canadian Borrower and each surviving Canadian Guarantor being wholly-owned by one or more Loan Parties, and the U.S. Borrower surviving and remaining at all times a corporation organized under the laws of the United States, and the U.S. Borrower and each surviving U.S. Guarantor being wholly-owed by one or more U.S. Loan Parties, provided that any merger, consolidation, amalgamation, liquidation or dissolution of any Loan Party shall comply with Section 6.03(a), (F) shall not violate any applicable Requirement of Law (subject to permitted amendments of the organizational or governing documents of the Loan Parties and their Subsidiaries) or any material contractual obligation of the Loan Parties or their Subsidiaries (including the Existing Debt Securities), and (G) shall otherwise be in form and substance, and upon terms, reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PP&E Amortization Factor” means 1 minus a fraction, the numerator of which is the number of full calendar quarters elapsed as of any date of determination (including any calendar quarter ending on the date of determination) since September 30, 2011, (but in no event more than 28) and the denominator of which is 28.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than (i) dispositions described in Section 6.05(a) and (ii) sales, transfer or other dispositions not exceeding $5,000,000 in any fiscal year; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $5,000,000;

(c) the issuance by Holdings of any Equity Interests other than any issuance by Holdings of not more than an aggregate amount of 15.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests), in each case, to directors, officers, consultants or employees of any Loan Party or its Subsidiaries; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means (a) for the purpose of Dollar-denominated Loans made available to the U.S. Borrower, the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office, and (b) for the purpose of Dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Administrative Agent at its Toronto office as its base rate for Dollar-denominated commercial loans made in Canada; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” means, individually and/or collectively as the context may require, the U.S. Protective Advances and the Multicurrency Protective Advances.

“Qualified Secured Swap Agreement Reserve” means a reserve established by the Administrative Agent from time to time in respect of a Qualified Secured Swap Obligation, which reserve shall be in the amount of the aggregate Dollar Equivalent marked to market exposure thereunder as calculated from time to time by the Lender or Affiliate of a Lender party to such Qualified Secured Swap Obligation and notified to the Administrative Agent pursuant to the terms hereof (it being understood and agreed that a reserve with respect to a Qualified Secured Swap Obligation may only be decreased below the marked to market exposure thereunder with the consent of the Administrative Agent and the swap counterparty (other than a Loan Party) party to the related Swap Agreement), in each case including an amount that the Administrative Agent deems necessary in its Permitted Discretion to maintain due to any failure of any such counterparty to report its marked to market exposure or any changes in the relevant markets.

“Qualified Secured Swap Obligations” means, with respect to any Swap Obligation (i) constituting a Secured Obligation and (ii) designated as a “Qualified Secured Swap Obligation” in the applicable Notice of Swap Obligation or on Schedule 1.1D, or to which Chase or an Affiliate is a party, an amount not to exceed at any time the aggregate Qualified Secured Swap Agreement Reserve in respect thereof at such time; provided that if the aggregate amount of Qualified Secured Swap Obligations with respect to such Swap Obligation at any time exceeds the aggregate Qualified Secured Swap Agreement Reserve in respect of such Swap Obligation at such time, then such excess amount shall no longer constitute Qualified Secured Swap Obligations, but shall remain Secured Obligations hereunder.

“Quebec Security Documents” means a deed of hypothec executed by any Loan Party from time to time, and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favor of the Administrative Agent in the Province of Quebec.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Refinanced Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Aggregate Credit Exposure and unused Revolving Commitments representing at least a majority of the sum of the Aggregate Credit Exposure and unused Revolving Commitments.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation or duplication, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Canadian Priority Payable Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations (including the Qualified Secured Swap Agreement Reserve), reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Borrower or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Borrower.

“Revolving Commitment” means, with respect to each Lender, individually and/or collectively as the context may require, the U.S. Commitment and the Multicurrency Commitment of such Lender.

“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.

“Revolving Exposure” means, individually and/or collectively as the context may require, the U.S. Revolving Exposure and the Multicurrency Revolving Exposure.

“Revolving Exposure Limitations” has the meaning assigned to such term in Section 2.01.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Second Currency” has the meaning assigned to such term in Section 9.18.

“Secured Obligations” means, individually and/or collectively as the context may require, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Secured Parties” means, individually and/or collectively as the context may require, the Administrative Agent, the U.S. Revolving Lenders, the U.S. Swingline Lender, the U.S. Issuing Banks, the Multicurrency Secured Parties and other holders of the Secured Obligations.

“Security Agreement” means, individually and/or collectively as the context may require, the U.S. Security Agreement and the Canadian Security Agreement.

“Senior Unsecured Note Documents” means the Senior Unsecured Note Indenture and all other documents executed and/or delivered with respect to the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes prior to the date of this Agreement.

“Senior Unsecured Note Indenture” shall mean that certain Indenture, dated as of March 21, 2007, between Holdings, as issuer, the guarantors named therein, as guarantors, and U.S. Bank National Association, as trustee, with respect to the Senior Unsecured Notes, as in effect on the date of this Agreement.

“Senior Unsecured Notes” shall mean, individually and/or collectively, the Fixed Rate Senior Unsecured Notes and the Floating Rate Senior Unsecured Notes, each issued pursuant to the Senior Unsecured Note Documents.

“Settlement” has the meaning assigned to such term in Section 2.05(f).

“Settlement Date” has the meaning assigned to such term in Section 2.05(f).

“Sole Lead Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger, and its successors and assigns in such capacity.

“Specified Conditions” means: with respect to any action or transaction that is conditioned upon meeting the Specified Conditions (each a “Permitted Transaction”), each of the following conditions:

(a) no Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the Permitted Transaction;

(b) either

(i) (A) Availability (I) on an average daily basis for the thirty day period ended immediately prior to such Permitted Transaction and (II) on the date of such Permitted Transaction, after giving effect thereto, shall be greater than $65,000,000 and (B) the Fixed Charge Coverage Ratio (calculated, in the case of Guarantees, without duplication of the guaranteed obligations) for the most recent four fiscal quarters ended immediately prior to the Permitted Transaction shall, after giving effect to such Permitted Transaction and assuming such Permitted Transaction occurred on the first day of the period, be at least 1.15 to 1.00; or

(ii) Availability (A) on an average daily basis for the thirty day period ended immediately prior to such Permitted Transaction and (B) on the date of such Permitted Transaction, after giving effect thereto, shall be greater than $100,000,000; and

(c) the Borrower Representative shall provide to the Administrative Agent a certificate of a Financial Officer of the Borrower Representative certifying (and showing the calculations therefor in reasonable detail) that the Loan Parties would be in compliance with the requirements of clauses (a) and (b) preceding.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Convertible Note Documents” means the Subordinated Convertible Note Indenture and all other documents executed and/or delivered with respect to the Subordinated Convertible Notes prior to the date of this Agreement.

“Subordinated Convertible Note Indenture” shall mean that certain Indenture, dated as of December 18, 2009, between Holdings, as issuer, and U.S. Bank National Association, as trustee, with respect to the Subordinated Convertible Notes, as in effect on the date of this Agreement.

“Subordinated Convertible Notes” shall mean Holdings’ Subordinated Convertible Notes due 2029 issued pursuant to the Subordinated Convertible Note Documents.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of a Borrower or a Loan Party, as applicable.

“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Aggregate Credit Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of the total Aggregate Credit Exposure and unused Revolving Commitments.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means, individually and/or collectively as the context may require, the U.S. Swingline Lender and the Multicurrency Swingline Lender.

“Swingline Loan” means, individually and/or collectively as the context may require, the U.S. Swingline Loan and the Multicurrency Swingline Loan.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the CDOR Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate U.S. Commitments of all U.S. Revolving Lenders and (ii) (A) the U.S. Borrowing Base minus (B) the Multicurrency U.S. Borrowing Base Usage minus (b) the total U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“U.S. Borrower” has the meaning assigned to such term in the preamble.

“U.S. Borrowing Base” means, at any time, the sum of

(a) 85% of the U.S. Loan Parties’ Eligible Accounts, plus

(b) the lesser of (i) 70% of the U.S. Loan Parties’ Eligible Inventory, valued at the lower of average cost or market value and (ii) the product of 85% multiplied by Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the U.S. Loan Parties’ Eligible Inventory, valued at the lower of average cost or market value, plus

(c) the U.S. PP&E Component, less

(d) any applicable Reserve then in effect to the extent applicable to the U.S. Borrower or such Eligible Accounts, Eligible Inventory, Eligible Real Estate or Eligible Equipment.

“U.S. Collection Deposit Account” means a “Collection Deposit Account” as defined in the U.S. Security Agreement.

“U.S. Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit, U.S. Overadvances and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Revolving Lender pursuant to Section 9.04. The initial amount of each U.S. Revolving Lender’s U.S. Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender shall have assumed its U.S. Commitment, as applicable. The U.S. Commitment is in the initial aggregate amount of $360,000,000.

“U.S. Facility” means, collectively, the U.S. Commitment and the extensions of credit made thereunder.

“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).

“U.S. Guarantor Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).

“U.S. Issuing Banks” means, individually and/or collectively as the context may require, in the case of each U.S. Letter of Credit, Chase and any other Lender that is the Issuing Bank with respect to any Existing Letter of Credit, each in its capacity as an issuer of U.S. Letters of Credit hereunder (including Existing Letters of Credit), and its successors and assigns in such capacity as provided in Section 2.06(j). Each U.S. Issuing Bank may, in its sole discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of such U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate.

“U.S. LC Exposure” means, at any time, the sum of the Dollar Amount of the Commercial LC Exposure and the Standby LC Exposure of the U.S. Borrower. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable U.S. Issuing Bank issued for the purpose of providing credit support for the U.S. Borrower.

“U.S. Loan Guarantor” means each U.S. Loan Party and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.14(a).

“U.S. Loan Parties” means, individually and/or collectively as the context may require, Holdings, Intermediate Holdings, the U.S. Borrower, each of the other Domestic Subsidiaries of Holdings that is a party to this Agreement, or that becomes a party to this Agreement pursuant to a U.S. Guarantor Joinder Agreement, and their respective successors and assigns.

“U.S. Loans” means, individually and/or collectively as the context may require, the U.S. Revolving Loans, the U.S. Swingline Loans, U.S. Overadvances and the U.S. Protective Advances.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all unpaid principal of and accrued and unpaid interest on the Multicurrency Loans made to the U.S. Borrower, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any U.S. Issuing Bank or any indemnified party arising under the Loan Documents (including interest and other obligations accruing or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or which would have accrued but for such bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in such proceeding).

“U.S. Overadvance” has the meaning assigned to such term in Section 2.05(c).

“U.S. Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. PP&E Component” means, at the time of any determination, an amount equal to the PP&E Amortization Factor multiplied by the lesser of (a) 75% of the fair market value of the U.S. Loan Parties’ Eligible Real Estate plus 85% of the Net Orderly Liquidation Value of the U.S. Loan Parties’ Eligible Equipment minus Reserves established by the Administrative Agent, or (b) $75,000,000.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Revolving Lender at such time, plus (b) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Swingline Loans at such time, plus (c) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the U.S. LC Exposure at such time, plus (d) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the aggregate principal amount of U.S. Overadvances outstanding.

“U.S. Revolving Lenders” means the Persons listed on the Revolving Commitment Schedule as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrower by the U.S. Revolving Lenders.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties owing to one or more Revolving Lenders or their respective Affiliates, provided that (i) (A) such Banking Services Obligation is listed on Schedule 1.1C as of the Effective Date, (B) within one week of the time that any agreement relating to such Banking Services Obligation is executed (or in the case of Banking Services Obligations existing on the date that a Person becomes a Revolving Lender after the Effective Date, within one week after such date), the Revolving Lender or Affiliate of a Revolving Lender party thereto shall have delivered written notice (executed by such Revolving Lender or Affiliate and the Borrower Representative) to the Administrative Agent in the form of Exhibit B-1 or any other form approved by the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the U.S. Secured Parties or (C) Chase or an Affiliate is a party thereto and (ii) the applicable Revolving Lender has not, at the time such transaction relating to such

Banking Services Obligation is executed, received notice of any continuing Event of Default; and (b) Swap Obligations of the U.S. Loan Parties owing to one or more Revolving Lenders or their respective Affiliates; provided that (i) (A) such Swap Obligation is listed on Schedule 1.1D as of the Effective Date, (B) within one week of the time that any transaction relating to such Swap Obligation is executed (or in the case of Swap Obligations existing on the date that a Person becomes a Lender after the Effective Date, within one week after such date), the Revolving Lender or Affiliate of a Revolving Lender party thereto shall have delivered written notice (executed by such Revolving Lender or Affiliate and the Borrower Representative) to the Administrative Agent in the form of Exhibit B-2 or any other form approved by the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Secured Parties or (C) Chase or an Affiliate is a party thereto and (ii) the applicable Revolving Lender has not, at the time such transaction relating to such Swap Obligation is executed, received notice of any continuing Event of Default.

“U.S. Secured Parties” means, individually and/or collectively as the context may require, the Administrative Agent, the U.S. Revolving Lenders, the U.S. Swingline Lender, the U.S. Issuing Banks and other holders of the U.S. Secured Obligations.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the U.S. Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Wage Earner Protection Program Act Reserve” means, on any date of determination, a reserve established from time to time in such amount as the Administrative Agent, in its Permitted Discretion, determines reflects amounts that may become due under the Wage Earner Protection Program Act (Canada), as amended, with respect to the employees of any Loan Party that are employed in Canada, which would give rise to a Lien with priority under applicable law over the Lien granted in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations).

“Weekly Reporting Period” means any period (i) commencing on any day that Availability is less than the greater of (A) $50,000,000 or (B) 12.5% of the sum of the total Revolving Commitments at such time, and continuing until such time as (I) no Default is continuing and (II) during the preceding 30 consecutive days, Availability has at all times been greater than or equal to the greater of (x) $50,000,000 or (y) 12.5% of the sum of the total Revolving Commitments at such time or (ii) during which a Default is continuing.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower Representative and the Administrative Agent.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) For purposes of any Collateral located in the Province of Quebec or charged by the Quebec Security Documents (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatory”.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Borrowers migrate to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

Section 1.05. Currency Translations. Without limiting the other terms of this Agreement the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates.

Section 1.06. Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE II

THE CREDITS

Section 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, (a) each U.S. Revolving Lender agrees to make U.S. Revolving Loans from time to time during the Availability Period to the U.S. Borrower in Dollars and (b) each Multicurrency Revolving Lender agrees to make Multicurrency Revolving Loans from time to time during the Availability Period to the U.S. Borrower and the Canadian Borrower in Canadian Dollars or Dollars, if, in each case after giving effect thereto:

(i) such U.S. Revolving Lender’s U.S. Revolving Exposure would not exceed such U.S. Revolving Lender’s U.S. Commitment;

(ii) the total U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) would not exceed the lesser of (x) the aggregate U.S. Commitments of all U.S. Revolving Lenders and (y) the U.S. Borrowing Base minus the Multicurrency U.S. Borrowing Base Usage;

(iii) such Multicurrency Revolving Lender’s Multicurrency Revolving Exposure would not exceed such Multicurrency Revolving Lender’s Multicurrency Commitment;

(iv) the total Multicurrency Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings) of all the Multicurrency Revolving Lenders would not exceed the lesser of (A) the aggregate Multicurrency Commitments and (B) the sum of (x) the Canadian Borrowing Base plus (y) the U.S. Borrowing Base minus (z) the total U.S. Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings);

(v) in the case of U.S. Revolving Loans (or increases in U.S. Revolving Exposure), U.S. Availability resulting after giving effect thereto would not be less than zero;

(vi) in the case of Multicurrency Revolving Loans (or increases in Multicurrency Revolving Exposure), Multicurrency Availability for each of the Canadian Borrower and the U.S. Borrower, each calculated separately, resulting after giving effect thereto would not be less than zero; and

(vii) notwithstanding any provision of this Agreement to the contrary, in no event shall the Aggregate Credit Exposure exceed the maximum amount permitted to be outstanding pursuant to Section 4.10(b)(3) of the Senior Unsecured Note Indenture (or any successor or similar restriction applicable to any Loan Party) (the “Applicable Limit”);

subject to the Administrative Agent’s authority in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans. The limitations on Borrowings referred to in clauses (i) through (vii) are referred to collectively as the “Revolving Exposure Limitations”.

Section 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective U.S. Commitment (in the case of U.S. Revolving Loans) or Multicurrency Commitment (in the case of Multicurrency Revolving Loans). Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Sections 2.14, (i) each Borrowing of Revolving Loans that is denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; and (ii) each Borrowing of Revolving Loans that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings, in the case of Dollar-denominated Loans, or Canadian Prime Rate Loans, in the case of Canadian Dollar-denominated Loans, but in each case, may be converted into Eurodollar Borrowings or CDOR Borrowings, as applicable, in accordance with Section 2.08. Each (A) U.S. Swingline Loan and Multicurrency Swingline Loan denominated in Dollars shall be an ABR Loan and (B) Multicurrency Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Borrowings and Canadian Prime Rate Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings and three (3) CDOR Borrowings in the aggregate outstanding.

(d) Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or other electronic communication) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) with respect to Loans denominated in Dollars, (i) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing and (b) with respect to Loans denominated in Canadian Dollars, (i) in the case of a CDOR Borrowing, not later than 3:00 p.m., Toronto time, three Business Days before the date of the proposed Borrowing and (ii) in the case of a Canadian Prime Rate Borrowing, not later than 10:00 a.m., Toronto time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement (in the case of any U.S. Letter of Credit) as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic

Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the currency of the requested Borrowing;

(v) the Facility under which such Borrowing will be made;

(vi) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and

(vii) in the case of a Eurodollar Borrowing or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of U.S. Revolving Loans or Multicurrency Revolving Loans requested in Dollars shall be an ABR Borrowing and (B) a Borrowing of Multicurrency Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing of Revolving Loans or CDOR Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Protective Advances. (a) Subject to the limitations set forth below and in clause (vii) of Section 2.01, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make (i) Loans to the U.S. Borrower on behalf of the Revolving Lenders (each such Loan, a “U.S. Protective Advance”) and (ii) Loans to the U.S. Borrower or the Canadian Borrower in Canadian Dollars or Dollars on behalf of the Multicurrency Revolving Lenders (each such Loan, a “Multicurrency Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided, that the aggregate amount of outstanding Protective Advances shall not, at any time, exceed 5.0% of the sum of the total Revolving Commitments at such time; provided further that, (y) the aggregate amount of outstanding U.S. Protective Advances plus the U.S. Revolving Exposure shall not exceed the aggregate U.S. Commitments and (z) the aggregate amount of outstanding Multicurrency Protective Advances plus the Multicurrency Revolving Exposure shall not exceed the aggregate Multicurrency Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The (1) U.S. Protective Advances and Multicurrency Protective Advances made to the U.S. Borrower shall be secured by the Liens granted in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) and (2) Multicurrency Protective Advances made to the Canadian Borrower shall be secured by Liens granted in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations). All (x) U.S. Protective Advances and Multicurrency Protective Advances denominated in Dollars shall be ABR Borrowings and (y) all Multicurrency Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient U.S. Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the U.S. Revolving Lenders to make a U.S. Revolving Loan, in Dollars, to repay a U.S. Protective Advance. At any time that there is sufficient Multicurrency Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Multicurrency Revolving Lenders to make a Multicurrency Revolving Loan, in the currency in which the applicable Multicurrency Protective Advance was denominated, to repay a Multicurrency Protective Advance. At any other time the Administrative Agent may require (I) the U.S. Revolving Lenders to fund with respect to U.S. Protective Advances, in Dollars, and (II) the Multicurrency Revolving Lenders to fund with respect to Multicurrency Protective Advances, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b).

(b) Upon the making of a U.S. Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Applicable Percentage. Upon the making of a Multicurrency Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Multicurrency Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Multicurrency Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05. Swingline Loans and Overadvances. (a) The Administrative Agent, the U.S. Swingline Lender and the U.S. Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the U.S. Commitment, promptly after the Borrower Representative requests an ABR Borrowing under the U.S. Facility, the U.S. Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Revolving Lenders and in the amount requested, same day funds to the U.S. Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Revolving Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. In addition, in the event that there is a Controlled Disbursement Account of the U.S. Borrower at such time, the U.S. Borrower hereby authorizes the U.S. Swingline Lender to, and the U.S. Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the U.S. Borrower by means of a credit to the Funding Account(s), the proceeds of a U.S. Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the U.S. Swingline Lender to make available to the U.S. Borrower a U.S. Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account of the U.S. Borrower on such Business Day, then the U.S. Borrower shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of U.S. Swingline Loans outstanding at any time shall not exceed $20,000,000. The U.S. Swingline Lender shall not make any U.S. Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All U.S. Swingline Loans shall be ABR Borrowings.

(b) The Administrative Agent, the Multicurrency Swingline Lender and the Multicurrency Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents with respect to the Multicurrency Commitment, promptly after the Borrower Representative requests a Canadian Prime Rate Borrowing under the Canadian Facility, the Multicurrency Swingline Lender may elect to have the terms of this Section 2.05(b) apply to such Borrowing Request by advancing, on behalf of the Multicurrency Revolving Lenders and in the amount requested, same day funds to the Canadian Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Multicurrency Swingline Lender pursuant to this Section 2.05(b) is referred to in this Agreement as a “Multicurrency Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(f). Each Multicurrency Swingline Loan shall be subject to all the terms and conditions applicable to other Canadian Prime Rate Loans funded by the applicable Multicurrency Revolving Lenders, except that all payments thereon shall be payable to the Multicurrency Swingline Lender solely for its own account. In addition, in the event that there is a Controlled Disbursement Account of the Canadian Borrower at such time, the Canadian Borrower hereby authorizes the Multicurrency Swingline Lender to, and the Multicurrency Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Canadian Borrower by means of a credit to the Funding Account(s), the proceeds of a Multicurrency Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account of the Canadian Borrower that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Multicurrency Swingline Lender to make available to the Canadian Borrower a Multicurrency Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account of the Canadian Borrower on such Business Day, then the Canadian Borrower shall be deemed to have requested a Canadian Prime Rate Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Multicurrency Swingline Loans outstanding at any time shall not exceed $5,000,000. The Multicurrency Swingline Lender shall not make any Multicurrency Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Multicurrency Swingline Loans shall be Canadian Prime Rate Borrowings.

(c) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make U.S. Revolving Loans to the U.S. Borrower, on behalf of the U.S. Revolving Lenders, in amounts that exceed the U.S. Availability (any such excess U.S. Revolving Loans are herein referred to collectively as “U.S. Overadvances”); provided that, no U.S. Overadvance shall result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such U.S. Overadvance remains outstanding in accordance with the terms of this clause, but solely with respect to the amount of such U.S. Overadvance. In addition, U.S. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied (except to the extent such U.S. Overadvance would cause any U.S. Revolving Lender’s Revolving Exposure to exceed its U.S. Commitment, or cause the Applicable Limit to be exceeded). All U.S. Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make U.S. Overadvances is limited to (x) together with all Multicurrency Overadvances constituting Protective Advances, an aggregate amount of U.S. Overadvances constituting Protective Advances not to exceed at any time 5.0% of the sum of the total Revolving Commitments at such time and (y) together with all Multicurrency Overadvances not constituting Protective Advances, an aggregate amount of U.S. Overadvances not constituting Protective Advances not to exceed $10,000,000 at any time. No U.S. Overadvance may remain outstanding for more than thirty days, and no U.S. Overadvance shall cause any U.S. Revolving Lender’s U.S. Revolving Exposure to exceed its U.S. Commitment. Notwithstanding anything herein to the contrary, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make U.S. Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Multicurrency Revolving Loans to the U.S. Borrower or the Canadian Borrower, on behalf of the Multicurrency Revolving Lenders, in amounts that exceed the Multicurrency Availability for such Borrower (any such excess Multicurrency Revolving Loans for either Borrower are herein referred to collectively as “Multicurrency Overadvances”); provided that, no Multicurrency Overadvance shall result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such Multicurrency Overadvance remains outstanding in accordance with the terms of this clause, but solely with respect to the amount of such Multicurrency Overadvance. In addition, Multicurrency Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied (except to the extent such Multicurrency Overadvance would cause any Multicurrency Revolving Lender’s Multicurrency Revolving Exposure to exceed its Multicurrency Commitment, or cause the Applicable Limit to be exceeded). All Multicurrency Overadvances shall constitute Canadian Prime Rate Borrowings. The authority of the Administrative Agent to make Multicurrency Overadvances is limited to (x) together with all U.S. Overadvances constituting Protective Advances, an aggregate amount of Multicurrency Overadvances constituting Protective Advances not to exceed at any time 5.0% of the sum of the total Revolving Commitments at such time and (y) together with all U.S. Overadvances not constituting Protective Advances, an aggregate amount of Multicurrency Overadvances not constituting Protective Advances not to exceed $10,000,000 at any time. No Multicurrency Overadvance may remain outstanding for more than thirty days and no Multicurrency Overadvance shall cause any Multicurrency Revolving Lender’s Multicurrency Revolving Exposure to exceed its Multicurrency Commitment. Notwithstanding anything herein to the contrary, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Multicurrency Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(e) Upon the making of a U.S. Swingline Loan, a Multicurrency Swingline Loan, a U.S. Overadvance or a Multicurrency Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each U.S. Revolving Lender (with respect to U.S. Swingline Loans and U.S. Overadvances) or Multicurrency Revolving Lender (with respect to Multicurrency Swingline Loans and Multicurrency Overadvances) shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the U.S. Commitment or Multicurrency Commitment, as applicable. The applicable Swingline Lender or the Administrative Agent may, at any time, require with respect to U.S. Swingline Loans, the U.S. Revolving Lenders, and with respect to Multicurrency Swingline Loans, the Multicurrency Revolving Lenders, to fund, in the currency in which the applicable Swingline Loan was denominated, their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(f) The Administrative Agent, on behalf of the U.S. Swingline Lender and the Multicurrency Swingline Lender, shall request settlement (a “Settlement”) with the U.S. Revolving Lenders or the Multicurrency Revolving Lenders, as the case may be, on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time (i) on the date of such requested Settlement (the “Settlement Date”), with regard to U.S. Swingline Loans and (ii) two Business Days prior to the Settlement Date, with regard to Multicurrency Swingline Loans (or on the date of such requested Settlement, if a Default or Event of Default has occurred and is continuing). Each U.S. Revolving Lender or applicable Multicurrency Revolving Lender, as the case may be (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent in respect of U.S. Swingline Loans shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with the U.S. Swingline Lender’s Applicable Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such U.S. Revolving Lenders, which shall be ABR Loans, and shall no longer constitute U.S. Swingline Loans. Such amounts transferred to the Administrative Agent in respect of Multicurrency Swingline Loans shall be applied against the amounts of the Multicurrency Swingline Lender’s Multicurrency Swingline Loans and, together with the Multicurrency Swingline Lender’s Applicable Percentage of such Multicurrency Swingline Loan, shall constitute Multicurrency Revolving Loans of such Multicurrency Revolving Lenders, which shall be Canadian Prime Rate Loans, and shall no longer constitute Multicurrency Swingline Loans. If any such amount referred to in this clause (f) is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars or Canadian Dollars for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Canadian Issuing Bank (in the case of Canadian Letters of Credit), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by one or more Borrowers to, or entered into by one or more Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Canadian Issuing Bank (in the case of Canadian Letters of Credit) and the Administrative Agent (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit shall be denominated (which shall be Dollars or Canadian Dollars in the case of U.S. Letters of Credit and Canadian Letters of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $100,000,000, (ii) the aggregate U.S. LC Exposure shall not exceed $90,000,000, (iii) the aggregate Canadian LC Exposure shall not exceed $10,000,000, and (iv) the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (it being understood that any Letter of Credit that provides for time drafts to be submitted thereunder shall have an expiry date which is in advance of such five Business Days prior to the Maturity Date by the number of days contemplated for such time drafts); provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable U.S. Issuing Bank hereby grants to each U.S. Revolving Lender (with respect to each U.S. Letter of Credit) and the applicable Canadian Issuing Bank hereby grants to each Multicurrency Revolving Lender (with respect to each Canadian Letter of Credit), and each U.S. Revolving Lender hereby acquires from the applicable U.S. Issuing Bank and each Multicurrency Revolving Lender hereby acquires from the applicable Canadian Issuing Bank, as the case may be, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under each such Letter of Credit. In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent and (ii) with respect to each Canadian Letter of Credit, each applicable Multicurrency Revolving Lender hereby absolutely and unconditionally agrees to pay, in the same currency in which such Canadian Letter of Credit is issued or in Dollars in an amount equal to the Dollar Amount thereof, to the Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower (with respect to any Letter of Credit issued for its account) or the Canadian Borrower (with respect to any Letter of Credit issued for its account), as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent, in the same currency as the applicable LC Disbursement or in Dollars in an amount equal to the Dollar Amount thereof, an amount equal to such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or U.S. Swingline Loan (in the case of U.S. Letters of Credit) or a Canadian Prime Rate Borrowing or Multicurrency Swingline Loan (in the case of Canadian Letters of Credit) in an equivalent amount and, to the extent so financed (in the event that such LC Disbursement with respect to a U.S. Letter of Credit was made in Canadian Dollars, such Borrowing Request shall be for an amount equal to the Dollar Amount of such LC Disbursement), the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Borrowing or Swingline Loan (or the applicable portion thereof). If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent in the same currency as the applicable LC Disbursement or in the Dollar Amount thereof (in the case of U.S. Letter of Credit made in Canadian Dollars), its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the U.S. Revolving Lenders or the Multicurrency Revolving Lenders, as applicable. Promptly following receipt by the Administrative Agent of any payment from either Borrower pursuant to this clause, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that U.S. Revolving Lenders (in the case of U.S. Letters of Credit) or Multicurrency Revolving Lenders (in the case of Canadian Letters of Credit) have made payments pursuant to this clause to reimburse the applicable Issuing Bank, then to such U.S. Revolving Lenders or Multicurrency Revolving Lenders, as applicable, and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this clause to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans (in the case of U.S. Letters of Credit) or Canadian Prime Rate Loans (in the case of Canadian Letters of Credit) as contemplated above) shall not constitute a Loan (but shall be U.S. Secured Obligations (in the case of U.S. Letters of Credit) and Canadian Secured Obligations (in the case of Canadian Letters of Credit)) and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Exchange Indemnification and Increased Costs. The U.S. Borrower or the Canadian Borrower, as applicable, shall, upon demand from any Issuing Bank or any Revolving Lender, pay to such Issuing Bank or such Revolving Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or such Revolving Lender; (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or such Revolving Lender; or (iii) any currency exchange loss, in each case with respect to clauses (i), (ii) and (iii), that such Issuing Bank or such Revolving Lender sustains as a result of the applicable Borrowers’ repayment in Dollars of any Letter of Credit that was denominated in Canadian Dollars. A certificate of the applicable Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error.

(g) Obligations Absolute. The Borrowers’ respective obligations to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein; (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless U.S. Borrower or the Canadian Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC

Disbursement, (i) in the case of LC Disbursements in respect of U.S. Letters of Credit or Canadian Letters of Credit made in Dollars, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement in respect of Canadian Letters of Credit made in Canadian Dollars or U.S. Letters of Credit made in Canadian Dollars, at the rate per annum then applicable to Canadian Prime Rate Loans; provided that, if U.S. Borrower or the Canadian Borrower, as applicable, fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.06, then Section 2.13(f) shall apply. Interest accrued pursuant to this clause shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank”, “U.S. Issuing Bank” and “Canadian Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, U.S. Issuing Bank or Canadian Issuing Bank, as applicable, or to such successor and all previous Issuing Banks, U.S. Issuing Banks or Canadian Issuing Banks, as applicable, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. Subject to Section 2.18(b), if any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing at least a majority of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this clause or if any of the other provisions hereof require cash collateralization, (i) the U.S. Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties for the purpose of securing the Secured Obligations (the “LC Collateral Account”), cash in the applicable currency and in an amount equal to 105% of the U.S. LC Exposure as of such date and (ii) the Canadian Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Multicurrency Secured Parties for the purpose of securing the Canadian Secured Obligations (the “Canadian LC Collateral Account”), cash in the applicable currency in an amount equal to 105% of the Canadian LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposits, (A) if made into the LC Collateral Account, shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations and (B) if made into the Canadian LC Collateral Account, shall be held by the Administrative Agent as collateral for the payment and performance of the Canadian Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts, and (x) the U.S. Borrower hereby grants the Administrative Agent (for the benefit of the Secured Parties securing the Secured Obligations) a security interest in the LC Collateral Account and (y) the Canadian Borrower hereby grants the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Obligations) a security interest in the Canadian LC Collateral Account; provided that nothing in this sentence of this Section 2.06(k) shall be deemed to limit the rights of the Administrative Agent pursuant to Section 5.14. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account or the Canadian LC Collateral Account, as applicable. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the U.S. Issuing Bank for LC Disbursements in respect of U.S. Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the U.S. LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with U.S. LC Exposure representing at least a majority of the aggregate U.S. LC Exposure), be applied to satisfy other Secured Obligations. Moneys in the Canadian LC Collateral Account shall be applied by the Administrative Agent to reimburse the Canadian Issuing Bank for LC Disbursements in respect of Canadian Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Canadian Borrower for the Canadian LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with Canadian LC Exposure representing at least a majority of the aggregate Canadian LC Exposure), to be applied to satisfy other Canadian Secured Obligations. If either Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(l) LC Exposure Reporting. Each Issuing Bank shall, not later than 10:00 a.m., New York time, on each Business Day, notify the Administrative Agent in reasonable detail as to the amount of the LC Exposure with respect to the Letters of Credit issued by such Issuing Bank.

(m) Existing Letters of Credit. On the Effective Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to Section 2.06 at the request of the U.S. Borrower and subject to the provisions hereof as if such Existing Letters of Credit had been issued on the Effective Date, (ii) such Letters of Credit shall be included in the calculation of “U.S. LC Exposure” and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations. No Existing Letter of Credit converted in accordance with this Section 2.06(m) shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding the foregoing, the Borrowers shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letter of credit being converted into a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.12(b) shall otherwise apply to such Existing Letters of Credit.

Section 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that Loans made to finance the reimbursement of (i) an LC Disbursement in respect of a U.S. Letter of Credit as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable U.S. Issuing Bank; (ii) an LC Disbursement in respect of a Canadian Letter of Credit as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Canadian Issuing Bank; and (iii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent. U.S. Loans and participations in U.S. Swingline Loans and U.S. Letters of Credit will be funded by each U.S. Revolving Lender pro rata in accordance with its Applicable Percentage of the U.S. Commitment. Multicurrency Loans and participations in Multicurrency Swingline Loans and Canadian Letters of Credit will be funded by each Multicurrency Revolving Lender pro rata in accordance with its Applicable Percentage of the Multicurrency Commitment.

(b) Unless the Administrative Agent shall have received notice from an applicable Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing or Canadian Prime Rate Borrowing, prior to the time of such proposed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if an applicable Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of Dollar denominated amounts) or Canadian Prime Rate Loans (in the case of Canadian Dollar denominated amounts). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or a CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type, to convert CDOR Borrowing to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans (other than Swingline Loans) into CDOR Borrowings) or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or a CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (in accordance with the principal amount of the applicable Loans) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower, the Facility and the Borrowing to which such Interest Election Request applies, the relevant currency and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing. a Canadian Prime Rate Borrowing or a CDOR Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing or a CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted or continued to (i) an ABR Borrowing, in the case of a Eurodollar Borrowing and (ii) a Canadian Prime Rate Borrowing, in the case of a CDOR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (x) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or a CDOR Borrowing and (y) unless repaid, (A) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (b) each CDOR Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit; (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively and without duplication, (A) (x) with respect to each U.S. Letter of Credit, the deposit in the LC Collateral Account of cash in the relevant currency equal to 105% of the U.S. LC Exposure or (y) with respect to each Canadian Letter of Credit, the deposit in the Canadian LC Collateral Account of cash in the relevant currency equal to 105% of the Canadian LC Exposure; (B) with the consent of the Administrative Agent and each applicable U.S. Issuing Bank (if in respect of U.S. Letters of Credit) or each applicable Canadian Issuing Bank (if in respect of Canadian Letters of Credit), back-up standby letters of credit in the relevant currency equal to 105% of each of the U.S. LC Exposure and Canadian LC Exposure as of such date; or (C) the inclusion of such Letters of Credit in a credit facility that refinances the Obligations outstanding under this Agreement); (iii) the payment in full in cash of the accrued and unpaid fees; and (iv) the payment in full in cash of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000; (ii) each reduction to the Revolving Commitments shall be applied to the U.S. Commitment and the Multicurrency Commitment ratably in accordance with the aggregate amount of such commitments at such time; and (ii) the Borrowers shall not reduce the Revolving Commitments or the Multicurrency Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under clause (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e) The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments (but in no event in excess of $100,000,000 in the aggregate for all such increases), either from one or more of the Lenders or from other lending institutions provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (iv) any such additional Revolving Commitment shall be on the same terms as the other Revolving Commitment, (v) the procedures described in Section 2.09(f) have been satisfied and (vi) each such increase shall increase the U.S. Commitment and the Multicurrency Commitment ratably in accordance with the aggregate amount of such Revolving Commitments at such time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitments to exceed $500,000,000. As a condition precedent to such an increase, (i) the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing or would result from the consummation of such increase and (C) neither the funding of such increase nor the existence of the Liens securing such increase will violate the terms of the Convertible Senior Note Documents, the Senior Unsecured Note Documents, the Subordinated Convertible Note Documents or the 2007 Senior Unsecured Convertible Note Documents, or the documentation of any other Indebtedness of any Loan Party, in each case as in effect on the date of such increase, (ii) all fees and expenses owing in respect of such increase to the Administrative Agent or any Lender shall have been paid and (iii) the Borrowers shall have delivered all customary agreements, certificates, opinions and other customary documents reasonably requested by the Administrative Agent.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the old Revolving Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans and Canadian Prime Rate Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurodollar Loans and CDOR Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Loans or CDOR Loans being continued shall be reallocated, and any such Eurodollar Loans or CDOR Loans being converted to ABR Loans or Canadian Prime Rate Loans, as applicable, shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time; provided that if an Event of Default occurs after the date of any such increase but prior to the reallocation of the Loans such Loans shall, subject to Section 2.16, be reallocated among the Lenders pro rata in accordance with their Revolving Commitment.

Section 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date; (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent; and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) On each Business Day during a Cash Management Period, subject to Section 2.18(b), (i) the Administrative Agent shall apply all funds credited to the Collection Deposit Accounts of the U.S. Loan Parties on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any Protective Advances and Overadvances that may be outstanding, and second, to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure in accordance with Section 2.06(k); provided that any such application of funds shall, as to each of priority first and second above, be made from the Collection Deposit Accounts of the U.S. Loan Parties, first, in respect of the U.S. Obligations, and, second, in respect of the Canadian Obligations; and (ii) the Administrative Agent shall apply all funds credited to the Canadian Collection Deposit Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Multicurrency Protective Advances and Multicurrency Overadvances that may be outstanding, pro rata, and second to prepay the Multicurrency Revolving Loans (including Multicurrency Swingline Loans) and to cash collateralize outstanding Canadian LC Exposure in accordance with Section 2.06(k); provided that any such application of funds in this clause (ii) shall be made from the Canadian Collection Deposit Account solely in respect of the Canadian Obligations.

(c) All amounts applied pursuant to clause (b) of this Section (i) to U.S. Obligations shall be applied pro rata as among the U.S. Revolving Lenders in accordance with their respective aggregate outstanding amounts of U.S. Revolving Loans and (ii) to Canadian Obligations shall be applied pro rata as among the Multicurrency Revolving Lenders in accordance with their respective aggregate outstanding amounts of Multicurrency Revolving Loans.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to clause (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (f) of this Section 2.11.

(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Borrowers shall promptly prepay (or, in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount that, after giving effect to such prepayments or cash collateralizations the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) If the Administrative Agent determines that the outstanding principal Dollar Amount of all outstanding Letters of Credit issued exceeds any limitation set forth in the last sentence of Section 2.06(b), then not later than one Business Day after notice of the amount of such excess from the Administrative Agent to the Borrower Representative, the U.S. Borrower shall deposit in the LC Collateral Account cash in an amount equal to such excess (to be held as cash collateral in accordance with Section 2.06(k)).

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any other Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by Holdings or any other Loan Party, prepay the Obligations as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds to the extent such Obligations are then outstanding, provided that, in the case of any event described in clause (a), (b) or (c) of the definition of the term “Prepayment Event”, such prepayments shall apply only during any Cash Management Period. If the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from an event (or a portion thereof specified in such certificate) described in clause (a) or (b) of the definition of the term “Prepayment Event” within 270 days after receipt of such Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then the Net Proceeds specified in such certificate shall not (subject to

Section 7.1 of the Security Agreement) be required to be immediately applied to the Obligations upon receipt thereof, provided that if all or any portion of such Net Proceeds is not so reinvested within such 270-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as set forth in Section 2.11(e) below; provided, further, that if the property subject to such Prepayment Event constituted Collateral, then all property purchased with the Net Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Collateral Documents in favor of the Administrative Agent, on behalf of itself and the Secured Parties; provided, further, however, that to the extent that, as a result of such Prepayment Event, the Borrowers would not be in compliance with the Revolving Exposure Limitations (except with respect to Overadvances permitted under Section 2.05) immediately after giving effect to such Prepayment Event, the Borrower shall prepay the Loans to the extent required by Section 2.11(b).

(e) All such amounts pursuant to Section 2.11(d) shall be applied, first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second, to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure. Notwithstanding the foregoing, any such application of proceeds from Collateral securing solely the Canadian Secured Obligations shall be made solely in respect of the Canadian Secured Obligations.

(f) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, each applicable Swingline Lender) by telephone (confirmed by facsimile or electronic communication) of any prepayment hereunder not later than 10:00 a.m., Chicago time, (i) in the case of prepayment of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Prime Rate Revolving Borrowing not later than 12:00 noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to (i), if the average daily unused portion of the Revolving Commitment is greater than 50% of the total Revolving Commitments during the period in respect of which the payment is being made,

0.50% per annum, and (ii), if the average daily unused portion of the total Revolving Commitments is less than or equal to 50% of the total Revolving Commitment during the period in respect of which the payment is being made, 0.375% per annum, in each case on the average daily amount such Lender’s Applicable Percentage of the Available Revolving Commitment during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The (i) U.S. Borrower agrees to pay to the Administrative Agent for the account of each U.S. Revolving Lender a participation fee with respect to its participations in U.S. Letters of Credit and (ii) Canadian Borrower agrees to pay to the Administrative Agent for the account of each Multicurrency Revolving Lender a participation fee with respect to its participations in Canadian Letters of Credit, which in each case, shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans in the case of Dollar denominated Letters of Credit and CDOR Rate Loans in the case of Canadian Dollar denominated Letters of Credit on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. In addition, each Borrower agrees to pay to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this clause shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay the fees set forth in the Fee Letter and the U.S. Borrower agrees to pay to the Administrative Agent, for its own account, all other fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each applicable Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each (i) U.S. Protective Advance, each U.S. Overadvance and each Multicurrency Protective Advance denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2% and (ii) each Multicurrency Overadvance and each Multicurrency Protective Advance denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate plus 2%.

(d) The Loans comprising each Canadian Prime Rate Borrowing (including each applicable Swingline Loan) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e) The Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(f) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding clauses of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(g) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (f) of this Section 2.13 shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate or CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate, Canadian Prime Rate, CDOR Rate or LIBO Rate shall be determined by the Administrative Agent, and each such determination shall be conclusive absent manifest error.

(i) For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or under any other Loan Document is to be calculated on the basis of a 360-day year or any other period of time less than a calendar year, the yearly rate of interest or fees to which the rate used in such calculation is equivalent, is the rate so used multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time.

Section 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing unless such Borrowing Request is then rescinded by written notice from the Borrower Representative to the Administrative Agent (any such notice to provide the Administrative Agent and the Lenders sufficient time to act thereon prior to funding of the requested Borrowing).

(b) If prior to the commencement of any Interest Period for a CDOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a CDOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing unless such Borrowing Request is then rescinded by written notice from the Borrower Representative to the Administrative Agent (any such notice to provide the Administrative Agent and the Lenders sufficient time to act thereon prior to funding of the requested Borrowing).

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurodollar Loans or CDOR Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));

and the result of any of the foregoing shall be to (A) increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or CDOR Loan (or of maintaining its obligation to make any such Loan), (B) increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or (C) reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith, but not if such notice is rescinded pursuant to Section 2.14), or (d) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or a CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for the period from the date of such event to the last day of the then current Interest Period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period to such Eurodollar Loan from other banks in the eurodollar market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Loan from other banks in the Canadian bankers’ acceptance market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2,16 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party or the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Canadian Loan Parties shall, jointly and severally with respect to the Canadian Facility, and the U.S. Loan Parties shall, jointly and several with respect to the Facility, indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Recipient will use reasonable efforts to cooperate (including where applicable, by promptly applying for a refund) with the Loan

Party to obtain a refund of such Taxes (which Taxes shall be repaid to the Loan Party in accordance with Section 2.17(g)) so long as such efforts would not cause the Recipient to suffer any economic, legal, regulatory or other disadvantage that it, in its sole discretion exercised in good faith, determines to be material (and the Loan Party shall reimburse the Recipient for all reasonable out-of-pocket expenses of the Recipient incurred in pursuing such refund). The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly

(and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement

(including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this clause (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this

Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. All payments (i) in respect of Loans (and interest thereon) and LC Exposure shall, except as expressly set forth herein, be made in the same currency in which such Loan was made or Letter of Credit issued, and (ii) in respect of all other amounts payable hereunder or under other Loan Documents shall be paid in Dollars. All such payments shall be made and allocated, (x) in the case of the U.S. Loans, for the account of the U.S. Revolving Lenders, pro rata in accordance with the respective unpaid principal amounts of such U.S. Loans and the U.S. LC Exposure, and (y) in the case of the applicable Multicurrency Loans, for the account of the Multicurrency Revolving Lenders, pro rata in accordance with the respective unpaid principal amounts of such Multicurrency Loans and Canadian LC Exposure, in each case made to the applicable Borrower held by them. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except that (i) payments of Multicurrency Loans and LC Disbursements or fronting fees that are payable to any Canadian Issuing Bank, shall be made to the Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto M5J 2J2 Canada and (ii) payments to be made directly to an Issuing Bank or Swingline Lender shall be paid as expressly provided herein; provided that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the U.S. Collection Deposit Account or the Canadian Collection Deposit Account, during any Cash Management Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct and at all times after the exercise of remedies against the Collateral by the Administrative Agent on behalf of the Lenders, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances), unreimbursed LC Disbursements, and Qualified Secured Swap Obligations in an amount equal to the lesser of such Qualified Secured Swap Obligations and the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably, seventh, to deposit in the U.S. LC Collateral Account and the Canadian LC Collateral Account cash (as provided in Section 2.06(k)) collateral equal to 105% of the sum of the U.S. LC Exposure and Canadian LC Exposure, as the case may be, to be held as cash collateral for the Secured Obligations (in the case of amounts on deposit in the U.S. LC Collateral Account) and the Canadian Secured Obligations (in the case of amounts on deposit in the Canadian LC Collateral Account), as the case may be, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations constituting Secured Obligations (other than Qualified Secured Swap Obligations) up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans (with respect to payments on the U.S. Revolving Loans) or Canadian Prime Rate Loans (with respect to payments on the Multicurrency Revolving Loans) and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, any such application of proceeds from Collateral securing solely the Canadian Secured Obligations shall be made solely in respect of Canadian Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of amounts due in Dollars, the Federal Funds Effective Rate, if greater.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender or Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (1) any Lender or Issuing Bank requests compensation under Section 2.15, (2) the Borrowers are required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, or (3) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender or Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments in the future. No Lender or Issuing Bank shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure (to the extent not reallocated or cash collateralized) shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank to defease any risk in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than Chase) (i) providing Banking Services for any Loan Party shall deliver to the Administrative Agent prompt written notice (executed by such Lender or Affiliate and the Borrower Representative) setting forth the aggregate amount of all Banking Services Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent) and (ii) having Swap Agreements with any Loan Party shall deliver to the Administrative Agent written notice (executed by such Lender or Affiliate and the Borrower Representative) setting forth the aggregate amount of all Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent), which notices shall otherwise be consistent with, and delivered within the time period required by, the definition of Canadian Secured Obligation or U.S. Secured Obligations, as applicable. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed. The Administrative Agent accepts no responsibility and shall have no liability for (i) at any time determining which Lenders or Affiliates hold, or which Swap Obligations constitute, Secured Obligations or Qualified Secured Swap Obligations or (ii) the calculation of the exposure owing by the Loan Parties under any such Qualified Secured Swap Agreements or other Swap Obligations, and shall be entitled in all cases to rely on the applicable counterparty and the applicable Loan Party party to such agreement for the calculation thereof.

Section 2.23. Excess Resulting From Exchange Rate Change. (a) With respect to the Multicurrency Commitment, if at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the Borrowers would not be in compliance with the Revolving Exposure Limitations, or any other limitations hereunder based in Dollars, (i) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two Business Days of notice thereof from the Administrative Agent, (ii) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice thereof from the Administrative Agent, or (iii) if any Event of Default has occurred and is continuing, the Borrowers shall immediately (A) make the necessary payments or repayments to reduce the applicable Canadian Obligations to an amount necessary to eliminate such excess or (B) in the case of the Canadian Borrower, maintain or cause to be maintained with the Administrative Agent (for the benefit of the Multicurrency Secured Parties) deposits as continuing collateral security for the Canadian Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent, as the case may be. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(b) If the U.S. Borrower provides cash collateral to secure obligations related to U.S. Letters of Credit that are denominated in Canadian Dollars and, as a result of fluctuations in the applicable exchange rate between Dollars and the Canadian Dollar, the Dollar Amount of cash collateral held by the Administrative Agent is less than the specified amount of cash collateral so required to be maintained by the U.S. Borrower the U.S. Borrower shall, promptly following a request therefor by the Administrative Agent, deposit in the LC Collateral Account an additional Dollar Amount of cash collateral equal to such shortfall to be held as cash collateral in accordance with Section 2.06(k).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required (to the extent that such concepts are applicable in the relevant jurisdiction).

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, examinership, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and Permitted Liens.

Section 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations, equity and cash flows (i) as of and for each of the fiscal years ended December 31, 2008, 2009 and 2010, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ended after December 31, 2010 through the date of this Agreement, certified by a Financial Officer of Holdings. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP or IFRS, as applicable, subject to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2010.

Section 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address or description of each parcel of real property that is owned or leased by each Loan Party which, in the case of real property owned by a Loan Party, has a fair market value (as reasonably determined by the Borrower) in excess of $1,000,000, and in the case of real property leased by a Loan Party contains tangible Collateral with an aggregate fair market value (as reasonably determined by the Borrower) in excess of $1,000,000. Each of such leases and subleases is valid and enforceable against the Loan Parties party thereto and, to the knowledge of the Loan Parties, each other party thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, examinership, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law (to the extent that such concepts are applicable in the relevant jurisdiction), and is in full force and effect, and no default by any Loan Party party thereto or, to the knowledge of the Loan Parties, other party thereto, to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than Permitted Liens.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and, except as set forth on Schedule 3.05, each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement. A correct and complete list of all material trademarks, tradenames, copyrights, patents and other intellectual property, as of the date of this Agreement, is set forth on Schedule 3.05.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party or any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that in either case could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such Taxes. Each Loan Party and its Subsidiaries has withheld all employee withholdings and has made all employer contributions required to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

Section 3.10. Pension Plans.

(a) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of all such underfunded Pension Plans. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of each Loan Party and its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA could not reasonably be expected to have a Material Adverse Effect. Each Loan Party, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(b) Canadian Pension Plans and Canadian Benefit Plans. Schedule 3.10 lists all Canadian Benefit Plans and Canadian Pension Plans. The Canadian Pension Plans are duly registered under the ITA and all other Applicable Pension Laws which require registration. Each Canadian Loan Party and each of its Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. To the knowledge of the Loan Parties, there have been no improper withdrawals or applications of assets of the Canadian Pension Plans or the Canadian Benefit Plans. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed, except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect. No facts or circumstances have occurred or exist that could result, or be reasonably anticipated to result, in the termination in full of any Canadian Pension Plan by any Governmental Authority under Applicable Pension Laws. Except as set forth on Schedule 3.10, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans, except claims for benefits in the normal course. Except as set forth on Schedule 3.10, the most recent actuarial valuations filed under Applicable Pension Laws indicated that each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis. Except as set forth on Schedule 3.10, no material changes have occurred since the date of such actuarial valuation reports which could reasonably be expected to materially adversely affect the conclusions of the actuary concerning the funding of any Canadian Pension Plan.

Section 3.11. Disclosure. Each Borrower and Holdings have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, to the extent that any such report, financial statement, certificate or other information was based upon or constitutes forecasted or projected financial information, the Borrowers and Holdings each represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections may differ from the projected results.

Section 3.12. Material Agreements. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except for such defaults that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(c) With respect to any Canadian Loan Party, immediately after the consummation of the Transactions to occur on the Effective Date, (i) the property of each

Canadian Loan Party, at a fair valuation, is greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; (ii) each Canadian Loan Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (iii) each Canadian Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; and (iv) each Canadian Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due.

Section 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries (other than Immaterial Subsidiaries) as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers and Holdings believe that the insurance maintained by or on behalf of the Loan Parties is adequate.

Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a list of the name and relationship to Holdings of each of the Loan Parties and First-Tier Foreign Subsidiaries (other than Immaterial Subsidiaries), (b) a listing of each class of each Loan Party’s and First-Tier Foreign Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests), and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of each Loan Party and each First-Tier Foreign Subsidiary (other than Immaterial Subsidiaries), and (d) a chart of the organizational structure of Holdings and its Subsidiaries as of the Effective Date. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral granted by (a) the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties, securing the Secured Obligations) and (b) the Canadian Loan Parties (and, in the case of Equity Interests of the Canadian Borrower, Holdings) in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties securing the Canadian Secured Obligations), as the case may be, and such Liens constitute perfected and continuing Liens on the Collateral, securing the relevant Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Administrative Agent’s Liens pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

Section 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not in any manner which could reasonably be expected to result in a Material Adverse Effect been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including with respect to the Canadian Benefit Plans, the Canada Pension Plan and the Quebec Pension Plan, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.18. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.19. Margin Stock. No Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board). None of the proceeds of any Loan or Letter of Credit will be used by the Borrowers or any Subsidiaries for the purpose of purchasing or carrying “margin stock” as defined in Regulation U of the Board or otherwise in violation of Regulations T, U or X of the Board.

Section 3.20. OFAC and Patriot Act. Each Loan Party and each Subsidiary of any Loan Party and, to the knowledge of each Loan Party, each Affiliate of such Loan Party is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the Patriot Act; (iii) operated under policies, procedures and practices, if any, that are in compliance in all material respects with the Patriot Act; (iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”) pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not in receipt of any notice stating that any Loan Party or any Subsidiary or Affiliate of any Loan Party is a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act.

ARTICLE IV

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ U.S. and Canadian counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders and reasonably acceptable to the Administrative Agent (together with any other real estate related opinions as may be mutually agreed by the Administrative Agent and the Loan Parties).

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the December 31, 2008, 2009 and 2010 fiscal years, (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this clause as to which such financial statements are available, (iii) satisfactory projections for each fiscal quarter of the 2011 and 2012 fiscal years and on an annual basis for each fiscal year thereafter through the 2016 fiscal year and (iv) monthly Borrowing Base projections for the twelve months commencing with the month in which the Effective Date occurs.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate or certificate of compliance/status/good standing (as applicable) for each Loan Party from its jurisdiction of organization.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower Representative, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, (iii) certifying as to the Applicable Limit as of such date, (iv) certifying as to the Immaterial Subsidiaries as of such date and (v) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders, the Administrative Agent and the Sole Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Accounts. The Administrative Agent shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) [Reserved].

(j) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to the Security Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to the Security Agreement.

(k) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower.

(l) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date reasonably near (but prior to) the Effective Date that is satisfactory to the Administrative Agent.

(m) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Availability shall not be less than $100,000,000.

(n) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o) Filings, Registrations and Recordings. Each document (including any UCC and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) and in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations) a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(p) Environmental Reports. The Administrative Agent shall have received environmental review reports with respect to the real properties of the Loan Parties specified by the Administrative Agent from firm(s) reasonably satisfactory to the Administrative Agent, which review reports shall be acceptable to the Administrative Agent. Any material environmental conditions requiring a response action identified in any such environmental review report shall indicate the Loan Parties’ plans with respect thereto.

(q) Mortgages, etc. The Administrative Agent shall have received, with respect to each parcel of real property which is required to be subject to a Lien granted by the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations), each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) Mortgage on such property;

(ii) evidence that a counterpart of the Mortgage has been recorded in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien granted by the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations);

(iii) ALTA or other mortgagee’s title policy;

(iv) an ALTA survey prepared and certified to the Administrative Agent by a surveyor acceptable to the Administrative Agent;

(v) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(vi) if any such parcel of real property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Borrower Representative and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to the Administrative Agent; and

(vii) such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

(r) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and the Security Agreement.

(s) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date. The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(t) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(u) [Reserved].

(v) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters and of the Loan Parties’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(w) [Reserved].

(x) Appraisal(s). The Administrative Agent shall have received an appraisal of the Loan Parties’ Inventory, Equipment and real property from a firm(s) reasonably satisfactory to the Administrative Agent, which appraisal(s) shall be satisfactory to the Administrative Agent in its reasonable discretion.

(y) Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect.

(z) Patriot Act. The Lender Parties shall have received such information, supporting documentation and other evidence that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

(aa) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Credit Event. The obligation of (x) each Lender to make a Loan on the occasion of any Borrowing and (y) each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a), (b) and (c) of this Section 4.02.

Notwithstanding the failure to satisfy the conditions precedent set forth in clauses (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower Representative (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters (whether or not during a Covenant Trigger Period) and, if applicable, demonstrating compliance with Section 6.12, (iv) certifying as to the Immaterial Subsidiaries as of the date of such financial statements (provided that, if no Cash Management Period is outstanding, such certification shall only be required concurrently with any delivery of financial statements under clause (a)) and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) [Reserved];

(e) no more than 30 days before, and no more than 90 days after, the end of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of Holdings for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f) as soon as available but in any event within fifteen (15) Business Days of the end of each fiscal quarter (or (x) within fifteen (15) Business Days of the end of each calendar month during any Monthly Reporting Period or (y) within two (2) Business Days of the end of each calendar week during any Weekly Reporting Period), each Borrowing Base Certificate which calculates the applicable Borrowing Base as of the last day of the fiscal period then ended, together with supporting information in connection therewith and any additional reports with respect to any Borrowing Base as the Administrative Agent may reasonably request, provided that weekly updates of the Borrowing Base shall be limited to updated sales and collection information and calculation of the Borrowing Base updated in respect thereof; and the U.S. PP&E Component and the Canadian PP&E Component of the Borrowing Base shall each be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the U.S. PP&E Component or the Canadian PP&E Component, (iii) in the event such assets are idled for any reason other than routine maintenance, repairs or scheduled shut-downs for a period in excess of ten (10) consecutive days, and (iv) in the event that the value of such assets is otherwise impaired, as determined in the Administrative Agent’s Permitted Discretion;

(g) as soon as available but in any event within fifteen (15) Business Days of the end of each fiscal quarter (or within fifteen (15) Business Days of the end of each calendar month during any Monthly Reporting Period or Weekly Reporting Period) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) a detailed aging of the Loan Parties’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of average cost or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties and complaints and claims made against the Loan Parties);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Loan Parties’ Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificates delivered pursuant to clause (f) above as of such date;

(v) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(vi) as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(vii) a calculation of the Applicable Limit as of the end of the applicable period;

(h) concurrently with any delivery of financial statements under clause (a) or (b) above, a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(i) promptly upon the Administrative Agent’s request during any Weekly Reporting Period:

(i) copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii) an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(j) during any Weekly Reporting Period, as soon as available but in any event within two (2) Business Days of the end of each calendar week, as of the period then ended, the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(k) (i) promptly after the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and upon request of the Administrative Agent, Annual Information Return or Form 5500, (as applicable) in respect of any Canadian Pension Plan or U.S. Pension Plan, and (ii) in addition to the foregoing, upon the reasonable request of the Administrative Agent from time to time (which requests shall be limited to once per calendar year unless a Cash Management Period is continuing), the Loan Party shall furnish to the Administrative Agent and each Lender an actuarial valuation report (or summary of results) prepared in respect of the Canadian Pension Plans, in form and substance acceptable to the Administrative Agent, acting reasonably;

(l) promptly following any request therefor, such additional environmental review reports with respect to the real properties of the Loan Parties and their Domestic Subsidiaries and Canadian Subsidiaries as may be reasonably requested by the Administrative Agent, from firm(s) reasonably satisfactory to the Administrative Agent; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02. Notices of Material Events. The Borrowers and Holdings will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) relates to the validity or enforceability of any Loan Document or any Lien or obligation pursuant thereto;

(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $25,000,000;

(g) the occurrence of any Pension Event; and

(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) except (other than in the case of the preservation of the legal existence of any Borrower) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Section 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06. Books and Records; Inspection Rights. Without limiting Sections 5.11 and 5.12, (a) each Loan Party will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) each Loan Party will permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (except in the case of employee information to the extent required to be kept confidential by applicable Requirements of Law), environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, unless an Event of Default has occurred during a calendar year, such visits to any Loan Party location shall be limited to two per calendar year. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.07. Compliance with Laws. (a) Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) In addition to and without limiting the generality of clause (a), each Loan Party will, and will cause each Subsidiary and ERISA Affiliate to, (i) comply with all applicable provisions of ERISA, the Code, Applicable Pension Laws and the regulations and published interpretations thereunder with respect to all U.S. Pension Plans and Canadian Pension Plans, except where the failure to so comply could not reasonably be expected to result, individually or in the aggregate, in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $5,000,000; (ii) not take any action or fail to take action the result of which would result in a liability of the Borrowers and their Subsidiaries to the PBGC or to a Multiemployer Plan or Canadian Multiemployer Plan in an aggregate amount exceeding $5,000,000; (iii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any U.S. Pension Plan and Canadian Pension Plans concerning compliance with this covenant as may be reasonably requested by the Administrative Agent; and (iv) not: (A) contribute to or assume an obligation to contribute to any new defined benefit Canadian Pension Plan to which the Loan Party is not already contributing on the Effective Date, without the prior written consent of the Administrative Agent, which consent shall be granted unless otherwise determined by the Administrative Agent in its Permitted Discretion, (B) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a defined benefit Canadian Pension Plan, without the prior written consent of the Administrative Agent, which consent shall be granted unless otherwise determined by the Administrative Agent in its Permitted Discretion, or (C) wind-up any defined benefit Canadian Pension Plan, in whole or in part, unless the Loan Party has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial wind up) is fully funded or has an unfunded liability of no more than $5,000,000 at the effective date of the wind up, without the prior written consent of the Administrative Agent, which consent shall be granted unless otherwise determined by the Administrative Agent in its Permitted Discretion. All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws. The Loan Parties shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of (w) any increases in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, which increases have a cost to one or more of the Loan Parties and their Subsidiaries in excess of $250,000 per annum in the aggregate, or (x) the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or (y) the commencement of contributions to any such plan to which any Loan Party was not previously contributing, or (z) any voluntary or involuntary termination of, or termination of participation in, a Canadian Pension Plan or a Canadian Benefit Plan.

(c) The Loan Parties and each Subsidiary (1) shall be at all times in material compliance with all Environmental Laws, and (2) shall similarly ensure that the assets and operations are in material compliance with all Environmental Laws.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs and general corporate purposes of the Borrowers and their subsidiaries in the ordinary course of business, and to refinance certain existing indebtedness. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (having, in the case of any Loan Party, a financial strength rating of at least A- by A.M. Best Company) (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.10. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11. Appraisals. At any time that the Administrative Agent requests, the Borrowers and the U.S. Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and real property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that only one such appraisal per calendar year shall be at the sole expense of the Loan Parties; provided further, that (a) two such appraisals per calendar year shall be at the sole expense of the Loan Parties if Availability at any time during such calendar year is less than the greater of (x) $50,000,000 or (y) 12.5% of the sum of the total Revolving Commitments at such time and (b) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such appraisals during such calendar year that shall be at the sole expense of the Loan Parties.

Section 5.12. Field Examinations. At any time that the Administrative Agent requests, the Borrowers and the U.S. Loan Parties will allow the Administrative Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however, only one such field examination per calendar year shall be at the sole expense of the Loan Parties; provided further, that (a) two such field examinations per calendar year shall be at the sole expense of the Loan Parties if Availability at any time during such calendar year is less than the greater of (x) $50,000,000 or (y) 12.5% of the sum of the total Revolving Commitments at such time, (b) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such field examinations during such calendar year that shall be at the sole expense of the Loan Parties and (c) unless an Event of Default has occurred during such calendar year, Administrative Agent shall conduct no more than two field examinations in any calendar year.

Section 5.13. Depository Banks. The Loan Parties will, from and after a date that is not later than three months after the Effective Date (as such deadline may be extended by the Administrative Agent in its reasonable discretion), maintain the Administrative Agent or one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.14. Additional Collateral; Further Assurances. (a) Subject to applicable law, each Loan Party shall cause (i) each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) that is formed or acquired after the date of this Agreement and (ii) cause each of its Domestic Subsidiaries that was previously an Immaterial Subsidiary and that has ceased to be an Immaterial Subsidiary (and each Domestic Subsidary thereof, other than Immaterial Subsidiaries), in each case within 30 days of such formation, acquisition or delivery of the certificate upon which such Subsidiary ceases to be listed as an Immaterial Subsidiary (as such deadline may be extended by the Administrative Agent in its reasonable discretion), to become a U.S. Loan Party by executing the U.S. Guarantor Joinder Agreement set forth as Exhibit E-1 hereto (the “U.S. Guarantor Joinder Agreement”) whereupon it shall guarantee repayment of all the Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent (for the benefit of the Secured Parties) in order to secure repayment of all the Secured Obligations, in any property of such U.S. Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party. Subject to applicable law, each Loan Party shall cause (i) each of its Canadian Subsidiaries (other than Immaterial Subsidiaries) that is formed or acquired after the date of this Agreement and (ii) cause each of its Canadian Subsidiaries that was previously an Immaterial Subsidiary and that has ceased to be an Immaterial Subsidiary (and each Canadian Subsidiary thereof, other than Immaterial Subsidiaries), in each case within 30 days of such formation, acquisition or delivery of the certificate upon which such Subsidiary ceases to be listed as an Immaterial Subsidiary (as such deadline may be extended by the Administrative Agent in its reasonable discretion), to become a Canadian Loan Party by executing the Canadian Guarantor Joinder Agreement set forth as Exhibit E-2 hereto (the “Canadian Guarantor Joinder Agreement”) whereupon it shall guarantee repayment of all the Canadian Secured Obligations. Upon execution and delivery thereof, each such Person (i) shall automatically become a Canadian Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent (for the benefit of the Secured Parties) in order to secure repayment of all the Canadian Secured Obligations, in any property of such Canadian Loan Party which constitutes Collateral.

(b) To secure the prompt payment and performance of all the Secured Obligations, each U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First-Tier Foreign Subsidiary (other than Immaterial Subsidiaries) directly owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c) To secure the prompt payment and performance of all of the Canadian Secured Obligations, subject to applicable law, each Loan Party shall cause each of its Canadian Subsidiaries, and each Canadian Loan Party shall cause each of its Subsidiaries that is organized under the laws of the U.S. or any State of the U.S., to:

(i) cause 100% of the issued and outstanding Equity Interests in each Subsidiary (other than Immaterial Subsidiaries) directly owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request;

(ii) pledge and grant a security interest in all of its personal property and assets, the foregoing to be effected by a pledge agreement or other security agreement that is in a form and substance satisfactory to the Administrative Agent and, if any of such assets is located in the Province of Quebec, a deed of hypothec, in each case as the foregoing are referred to in the definition of “Canadian Security Agreement”; and

(iii) deliver such other documentation, make any filings and take any other actions that the Administrative Agent may reasonably require in order to perfect its first priority security interest in the assets referred to in the preceding clause (c)(ii).

(d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, hypothecs, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. At the request of the Administrative Agent, during any Cash Management Period, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent (i) such documents, agreements and instruments (including applicable organizational or governing documents and applicable filings and delivery of legal opinions), and will take or cause to be taken such further actions, which the Administrative Agent may, from time to time, reasonably request to ensure perfection and priority under applicable foreign laws (other than the laws of Canada) of the Liens created or intended to be created by the Collateral Documents in the Equity Interests of any Subsidiary of Holdings (other than any Domestic Subsidiary or any Canadian Subsidiary, for which all applicable documentation shall be required regardless of the occurrence of a Cash Management Period) and (ii) such further U.S. or Canadian intellectual property security agreements (including applicable U.S. or Canadian filings thereof), and will take or cause to be taken such further actions, which the Administrative Agent may, from time to time, reasonably request to ensure perfection and priority of the security interest of the Administrative Agent in intellectual property of the Loan Parties that was not scheduled in intellectual property security agreements delivered (or required to be delivered) as of the Effective Date, in each case all at the expense of the Loan Parties.

(e) If any assets (including any real property or improvements thereto or any interest therein) with a fair market value in excess of $10,000,000 are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the applicable Collateral Documents that become subject to the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) or in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations), in each case, upon acquisition thereof), the Borrower Representative or Holdings will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) or in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations) and (ii) take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in clause (c) of this Section, all at the expense of the Loan Parties. Notwithstanding anything to the contrary herein, with respect to any Permitted Acquisitions consummated after the Effective Date having consideration in excess of $10,000,000, Deposit Account Control Agreements shall only be required in connection therewith (x) with respect to deposit accounts which receive proceeds of assets included in the Borrowing Base or (y) if Availability is less than $75,000,000 at any time after the consummation of such acquisition.

(f) Upon the request of the Administrative Agent with respect to any Eligible Real Property, each Borrower or U.S. Loan Party shall use commercially reasonable efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property, and such other consents, agreements and confirmations of lessors or other third parties with respect to any such Eligible Real Property as the Administrative Agent may reasonably deem necessary or desirable.

(g) In the event that any Loan Party forms or acquires a Subsidiary after the date hereof that the Loan Parties intend to treat as an Immaterial Subsidiary, the Borrower Representative or Holdings shall, within 30 days of such formation or acquisition, deliver a certificate of a Financial Officer of the Borrower Representative certifying as to the Immaterial Subsidiaries (including such new Subsidiary) as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or (b), giving effect on a pro forma basis to the formation or acquisition of such Subsidiary and any other material acquisitions or dispositions since the date of such financial statements.

Section 5.15. Post-Closing Matters. The Loan Parties will take all actions described and set forth on Schedule 5.15 within the time periods set forth therein.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of any Loan Party to any Subsidiary and of any Subsidiary to any Loan Party or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary and Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Loan Party of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Loan Party or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that, (i) such Refinancing Indebtedness does not increase the principal amount of the Refinanced Indebtedness, except in the amount of reasonable and customary fees, cost and expenses incurred in connection with the extension, renewal or replacement, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, and (v) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) the combined principal amount of Indebtedness of all Domestic Subsidiaries and Canadian Subsidiaries permitted pursuant to this clause (i), for which the Specified Conditions are not satisfied at the time such Persons become Subsidiaries, shall not exceed $25,000,000 in the aggregate at any time outstanding, (iii) any such Indebtedness shall mature after the latest Maturity Date possible hereunder, and (iv) any such Indebtedness of any Domestic Subsidiary or Canadian Subsidiary shall be unsecured;

(j) Indebtedness arising under (i) the Convertible Senior Notes, (ii) the Fixed Rate Senior Unsecured Notes, (iii) the Floating Rate Senior Unsecured Notes; (iv) the 2007 Senior Unsecured Convertible Notes; and (v) the Subordinated Convertible Notes; provided, that (A) the aggregate principal amount of the Convertible Senior Notes shall not exceed $355,000,000, (B) the aggregate principal amount of the Senior Unsecured Notes shall not exceed $325,000,000, (C) the aggregate principal amount of the 2007 Senior Unsecured Convertible Notes shall not exceed $10,600,000, and (D) the aggregate principal amount of the Subordinated Convertible Notes shall not exceed $429,463,000;

(k) Indebtedness of any Loan Party (other than Holdings) incurred pursuant to (A) unsecured guarantees in respect of Indebtedness referred to in clause (j)(i) hereof as contemplated by the Convertible Senior Note Indenture, (B) unsecured guarantees in respect of Indebtedness referred to in clauses (j)(ii) and (j)(iii) hereof as contemplated by the Senior Unsecured Note Indenture, (C) unsecured guarantees in respect of Indebtedness referred to in clause (j)(iv) hereof as contemplated by the 2007 Senior Unsecured Convertible Note Indenture and (D) unsecured guarantees of permitted Refinancing Indebtedness in respect of the foregoing;

(l) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.04;

(m) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;

(n) Indebtedness incurred by Foreign Subsidiaries (other than any Loan Party) from time to time after the Effective Date; provided that such Indebtedness incurred by such Foreign Subsidiaries which is owing to a Loan Party shall be permitted only to the extent permitted under Section 6.04;

(o) unsecured Guarantees:

(i) of any Loan Party or Subsidiary in respect of (A) obligations arising under Swap Agreements or (B) obligations (other than Indebtedness) related to Permitted Acquisitions, in each case of any other Loan Party or Subsidiary to the extent not otherwise prohibited hereunder, as long as, with respect to Guarantees by any Loan Party, the Specified Conditions are satisfied at the time such Guarantees are issued;

(ii) of any Loan Party or Subsidiary in respect of Indebtedness (including Indebtedness for borrowed money) of a Joint Venture or a Subsidiary to the extent not otherwise prohibited hereunder, as long as, with respect to Guarantees by any Loan Party, either (A) the Specified Conditions are satisfied at the time such Guarantees are issued or (B) in respect of Guarantees issued when the Specified Conditions are not satisfied (i) the guaranteed Indebtedness (in respect only of Guarantees incurred when the Specified Conditions are not satisfied) does not at any time exceed (I) $200,000,000 in the aggregate principal amount outstanding, or (II) $50,000,000 in the aggregate principal amount outstanding in respect of obligations of any one Joint Venture or Subsidiary, (ii) no Default or Event of Default has occurred and is continuing or would immediately result from such Guarantee, (iii) the Fixed Charge Coverage Ratio for the most recent four fiscal quarters ended immediately prior to the Guarantee shall, after giving effect to such Guarantee (but without duplication of the guaranteed obligations) and assuming such Guarantee occurred on the first day of the period, be at least 1.15 to 1.00 and (iv) the Borrower Representative shall provide to the Administrative Agent a certificate of a Financial Officer of the Borrower Representative certifying (and showing the calculations therefor in reasonable detail) that the Loan Parties would be in compliance with the requirements of clauses (i), (ii) and (iii) preceding; provided that in each case the Guarantees permitted under this clause (o)(ii) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations; or

(iii) of any Loan Party or any Subsidiary in respect of operating lease obligations and other ordinary course obligations (other than obligations of the types referred to in clause (o)(i) or (o)(ii) above) of any other Loan Party or Subsidiary to the extent not otherwise prohibited hereunder, as long as such Guarantees are issued by such Loan Party or Subsidiary in the ordinary course of business;

(p) other unsecured Indebtedness created or incurred after the Effective Date, provided that (i) the Fixed Charge Coverage Ratio for the most recent four fiscal quarters ended immediately prior to the Permitted Transaction shall, after giving effect to the incurrence of such Indebtedness on a pro forma basis and assuming that the incurrence of such Indebtedness occurred on the first day of the period, shall be at least 1.15 to 1.00 and (ii) the Borrower Representative shall provide to the Administrative Agent a certificate of a Financial Officer of the Borrower Representative certifying (and showing the calculations therefor in reasonable detail) that the Loan Parties would be in compliance with such requirement;

(q) Indebtedness in respect of letters of credit outstanding under the Existing Credit Agreement (other than the Existing Letters of Credit) as of the Effective Date in an aggregate undrawn amount not to exceed $2,000,000; and

(r) other unsecured Indebtedness incurred, created, assumed or permitted to exist after the Effective Date not to exceed the $25,000,000 in the aggregate principal amount at any time outstanding.

Section 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except in the amount of reasonable and customary fees, cost and expenses incurred in connection with the extension, renewal or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Loan Party or Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Loan Party or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i) leases or subleases with respect to the assets or properties of any Loan Party or Subsidiary, in each case entered into in the ordinary course of such Person’s business; provided, that, in respect of the Loan Parties, such Leases are subordinate in all respects to the Liens granted and evidenced pursuant to the Loan Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any such Loan Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or Subsidiary in the ordinary course of business in accordance with the past practices of such Loan Party or Subsidiary;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l) Liens on property of Foreign Subsidiaries (other than Loan Parties); provided, that such Liens do not extend to, or encumber, property which constitutes Collateral;

(m) licenses or sublicenses of intellectual property granted by any Loan Party or Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Loan Party or Subsidiary;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(p) Liens deemed to exist in connection with set-off rights in the ordinary course of the Loan Parties’ and their Subsidiaries’ business;

(q) replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto provided the underlying Indebtedness is Refinancing Indebtedness permitted to be replaced, extended and renewed under Section 6.01(f);

(r) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(s) deposits by any Loan Party to a financial institution to secure, support, or underwrite a loan by such institution to a Foreign Subsidiary (other than any Loan Party) (commonly referred to as back-to-back overseas loans), as long as either (i) the Specified Conditions are satisfied at the time such deposits are made or (ii) the aggregate outstanding amount of all such deposits made when the Specified Conditions are not satisfied are permitted shall be permitted to be made as investments pursuant to Section 6.04(s);

(t) Liens of Foreign Subsidiaries (other than Loan Parties) securing Swap Obligations;

(u) cash collateral in respect of Indebtedness permitted under Section 6.01(q) in an aggregate amount not to exceed $2,000,000; and

(v) other Liens (not of a type set forth in clauses (a) through (t) above) incurred in the ordinary course of business of any Loan Party or Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $25,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above, (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above or (3) real property, other than those permitted under clauses (a) and (f) of the definition of Permitted Encumbrances and clauses (a) or (i) above.

Section 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into or consolidated or amalgamate with any Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into or consolidated or amalgamate with any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary may transfer its assets to a Loan Party and any Subsidiary which is not a Loan Party may transfer its assets to another Subsidiary that is not a Loan Party, (iv) any Borrower may merge, consolidate or amalgamate with any other Borrower (so long as the U.S. Borrower survives such merger, consolidation or amalgamation), (v) any Loan Party (other than a Borrower) may merge into or consolidate or amalgamate with any other person if required to complete a Permitted Acquisition in which the surviving entity is, or becomes, a Loan Party concurrently with such merger, consolidation or amalgamation; (vi) any Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with any other Subsidiary that is not a Loan Party or with a Loan Party (so long as such Loan Party survives) and (vii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided that any such merger, consolidation or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than the ownership of Equity Interests of its Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than the assets and property owned by it as of the Effective Date, the Equity Interests of it Subsidiaries, and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities under the Loan Documents, Indebtedness permitted to be outstanding with respect to and/or incurred by Holdings under Section 6.01 and liabilities reasonably incurred in connection with its maintenance of its existence).

(d) Green Belle Arbor LLC will not engage in any business or activity other than retaining and compensating consultants and other professionals for the purpose of evaluating properties of Holdings and its Domestic Subsidiaries for potential remediation

(and activities related thereto); own or acquire any assets; incur any liabilities (other than liabilities outstanding on the Effective Date, liabilities related to such evaluations and other liabilities reasonably incurred in connection with its maintenance of its existence and its business); or, unless it also becomes a Loan Party, become a guarantor of any of the Existing Debt Securities.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of indebtedness, Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject (as provided in each applicable Security Agreement and subject to the last sentence of Section 5.14(e)) to control agreements in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) or in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations), or otherwise subject to a perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties, securing the Secured Obligations) or in favor of the Administrative Agent (for the benefit of the Multicurrency Secured Parties, securing the Canadian Secured Obligations);

(b) investments in existence on the date hereof and described in Schedule 6.04;

(c) the formation by the Loan Parties and their Subsidiaries of Subsidiaries, and investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged in accordance with, and to the extent required by, Section 5.14 and (B) in the case of investments by Loan Parties in Subsidiaries that are not Loan Parties, the Specified Conditions are satisfied at the time such investments are made;

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to any other Loan Party or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the U.S. Security Agreement or the applicable Canadian Security Agreement, as applicable, (B) such Indebtedness shall comply with the applicable requirements of Section 6.01(c), and (C) in the case of loans and advances by Loan Parties to Subsidiaries that are not Loan Parties, the Specified Conditions are satisfied at the time such loans or advances are made;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) loans or advances made by a Loan Party or any Subsidiary to its employees on an arms-length basis in the ordinary course of business (A) consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding or (B) short-term advancements up to a maximum of $15,000,000 in the aggregate at any one time outstanding by a Loan Party or any Subsidiary made to the applicable taxing authority in the amount of withholding payments owed by employees in connection with the vesting of equity awards, which are subsequently repaid to the respective Loan Party or Subsidiary by the employee within six (6) months of the date of the advance;

(g) subject to Sections 4.2(a) and 4.4 of the U.S. Security Agreement and any comparable section of any other Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of a Loan Party or consolidates or merges with a Subsidiary of a Loan Party (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with the dispositions of assets permitted by Section 6.05;

(k) any Permitted Acquisition so long as the Specified Conditions are satisfied at the time such Permitted Acquisition is made;

(l) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(m) investments in Joint Ventures so long as the Specified Conditions are satisfied at the time such investments are made;

(n) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Loan Party or Subsidiary’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(o) Swap Agreements entered into by any Loan Party on behalf of any Foreign Subsidiary (other than a Loan Party) for purposes permitted by Section 6.07 in an aggregate net mark to market amount not to exceed $25,000,000 at any time outstanding, provided than in the event that such aggregate net mark to market amount at any time exceeds $25,000,000, (i) a Reserve shall automatically be deemed instituted with respect to such overage, and shall remain in effect in the amount of such overage from time to time so long as any such overage remains outstanding, (ii) the permitted aggregate net mark to market amount of such Swap Agreements shall be automatically increased by the amount of such Reserve, (iii) the Borrower Representative shall promptly (and in any event within one (1) Business Day) notify the Administrative Agent of such overage and (iv) to the extent that any such Reserve causes the Borrowers to not be in compliance with the Revolving Exposure Limitations, the Borrowers shall promptly prepay the Loans in accordance with Section 2.11(b);

(p) any Loan Party or Subsidiary may capitalize, transfer (to another Loan Party or Subsidiary), convert to equity, forgive or otherwise modify Indebtedness owed to it by any other Loan Party or Subsidiary; provided that (i) no Default or Event of Default shall be continuing or shall result therefrom, (ii) no Borrower shall capitalize, transfer, convert to equity, forgive or otherwise modify (in a manner that has the effect of any of the foregoing or of otherwise reducing the principal obligations owed to the Borrower thereunder) intercompany loans owed to it by any other Loan Party unless the Specified Conditions are satisfied at such time, (iii) no Loan Party shall capitalize, transfer, convert to equity, forgive or otherwise modify (in a manner that has the effect of any of the foregoing or of otherwise reducing the principal obligations owed to the Borrower thereunder) intercompany loans owed to it by any Subsidiary that is not a Loan Party unless the Specified Conditions are satisfied at such time and (iv) any resulting Indebtedness is permitted by Section 6.01(c) and shall comply, to the extent applicable, with the requirements of Section 6.01(c)(ii);

(q) investments pursuant to the Permitted Reorganization;

(r) Investments by Foreign Subsidiaries (other than Loan Parties), provided that no such Investment shall be directly or indirectly funded by any Loan Party unless the Specified Conditions are satisfied at the time thereof and such funding is otherwise permitted hereunder; and

(s) if no Default or Event of Default would result therefrom, other investments made after the Effective Date in Foreign Subsidiaries of Holdings (other than Loan Parties) in an aggregate principal amount not to exceed (i) $10,000,000 in any fiscal year or (ii) $50,000,000 in the aggregate.

Section 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (l) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) sales, transfers and dispositions by any Foreign Subsidiary (other than any Loan Party) as long as, individually and in the aggregate, such sales, transfers and dispositions do not comprise all or substantially all of the property of any such Foreign Subsidiary which has any of its Equity Interests pledged as Collateral unless such sale, transfer or disposition (i) is to a Loan Party or a Foreign Subsidiary that has its Equity Interests pledged as Collateral or (ii) is made in accordance with Section 6.09;

(h) discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the account debtor is not an Affiliate;

(i) the Permitted Reorganization; and

(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $50,000,000 during any fiscal year of Holdings;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (f) and (i) above) shall be made for fair value and for at least 75% cash consideration.

Section 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary (other than a Foreign Subsidiary) to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any Subsidiary), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Subsidiary, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange currency rates with respect to any contract, obligation, Indebtedness, liability or investment of any Loan Party or any Subsidiary.

Section 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) (x) each Loan Party and its Subsidiaries may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock and (y) Holdings may issue Equity Interests consisting of additional shares of its common stock to holders of warrants, options or other rights entitling such holders to purchase or acquire such Equity Interests,

(ii) Subsidiaries of Holdings may declare and pay dividends ratably with respect to their Equity Interests,

(iii) if the Specified Conditions have been satisfied, Holdings may make Restricted Payments in respect of its Equity Interests, and

(iv) if the Specified Conditions have not been satisfied, so long as no Default or Event of Default or Cash Management Period is outstanding or would result therefrom, Holdings may make other Restricted Payments in respect of its Equity Interests in an amount not to exceed, in the aggregate with amounts paid pursuant to Section 6.08(b)(vii), (A) $10,000,000 in any fiscal year or (B) $50,000,000 in the aggregate.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest (including contingent interest) and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) any Foreign Subsidiary (other than a Loan Party) may prepay its permitted Indebtedness, provided that no such prepayment shall be directly or indirectly funded by any Loan Party unless the Specified Conditions are satisfied at the time thereof and such funding is otherwise permitted hereunder;

(vi) if the Specified Conditions have been satisfied, Holdings may convert, prepay, redeem, repurchase, retire, defease or otherwise acquire for value any Existing Debt Securities; and

(vii) if the Specified Conditions have not been satisfied, so long as no Default or Event of Default or Cash Management Period is outstanding or would result therefrom, Holdings may convert, prepay, redeem, repurchase, retire, defease or otherwise acquire for value any Existing Debt Securities in an amount not to exceed, in the aggregate with amounts paid pursuant to Section 6.08(a)(iv), (A) $10,000,000 in any fiscal year or (B) $50,000,000 in the aggregate.

Section 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among any Loan Parties not involving any other Affiliate; (c) any investment, loan, advance or Guarantee permitted by Sections 6.04(c), 6.04(d), 6.04(e), 6.04(m), 6.04(o) or 6.04(p); (d) any Indebtedness permitted under Section 6.01(c), 6.01(j), 6.01(k) or 6.01(o), (e) any Restricted Payment permitted by Section 6.08; (f) loans or advances to, or with respect to obligations of, employees permitted under Section 6.04; (g) the payment of reasonable fees to directors of any Loan Party or any Subsidiary who are not employees of such Loan Party or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Loan Party or any Subsidiary thereof in the ordinary course of business; (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s or Subsidiary’s board of directors; (i) the transfer of intercompany Indebtedness to the extent permitted by Section 6.04(p); (j) transactions solely between or among Foreign Subsidiaries (other than Loan Parties) not involving any Loan Party; and (k) the Permitted Reorganization.

Section 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or under (A) any Loan Document, (B) the Convertible Senior Note Documents, (C) the Senior Unsecured Note Documents, (D) the 2007 Senior Unsecured Convertible Note Documents and (E) the Subordinated Convertible Note Documents; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; (vi) the foregoing shall not apply to restrictions and conditions imposed under permitted Indebtedness and other permitted contracts of any Foreign Subsidiary (other than any Loan Party).

Section 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate or articles of incorporation, by-laws, operating, management or partnership agreement or other organizational documents (except for amendments, modifications or waivers reasonably acceptable to the Administrative Agent in connection with a Permitted Reorganization) or (c) the Convertible Senior Note Documents, the Senior Unsecured Note Documents or the 2007 Senior Unsecured Convertible Note Documents, in each case to the extent any such amendment, modification or waiver would be adverse to the Lenders.

Section 6.12. Fixed Charge Coverage Ratio. The Loan Parties will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter to be less than 1.0 to 1.0, to be measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending immediately preceding the commencement of a Covenant Trigger Period.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.15 or in Article VI, or in Article VII of the U.S. Security Agreement or the Canadian Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied (i) during a Weekly Reporting Period, a period of one day after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(f) or (g); (ii) for a period of 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(f) or (g) during a Weekly Reporting Period), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 through 5.13 of this Agreement; or (iii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary case or proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization or other relief in respect of a Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, or (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, monitor, administrator, liquidator, conservator or similar official for any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party or for a substantial part of its assets, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets, of any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party, or (iv) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party, and, in any such case, such proceeding, case or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) of any Loan Party shall (i) voluntarily commence any proceeding or file any petition, pass any resolution or make any application seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, monitor, administrator, liquidator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i)(A) an ERISA Event shall have occurred, (B) a trustee shall be appointed by a United States district court to administer any U.S. Pension Plan, (C) the PBGC shall institute proceedings to terminate any U.S. Pension Plan, (D) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (E) any other event or condition shall occur or exist with respect to a U.S. Pension Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in liability of the Borrowers and their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; or (ii) a Pension Event shall occur, or a Canadian Loan Party is in default with respect to payments to a Canadian Pension Plan or a Loan Party is in default with respect to payments to a Canadian Multiemployer Plan resulting from their complete or partial withdrawal from such Canadian Multiemployer Plan and such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in liability of the Borrowers and their Subsidiaries in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(m) (i) any Canadian Loan Party or any of its Subsidiaries shall terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in any liability which could reasonably be expected to have a Material Adverse Effect; (ii) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of any Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (iii) any Canadian Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in Applicable Pension Laws or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan, except where such failure to contribute has been addressed within 30 days; or (iv) any Borrower or any of its Subsidiaries makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan, except where such event could not reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(p) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(q) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien (subject to Permitted Liens); or

(r) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(s) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, whereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA, the Civil Code of Quebec or any other legislation.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

For the purposes of holding any security granted by the Borrowers or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Borrower or any Loan Party, each Secured Party hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Secured Party hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Secured Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Substitution of the Administrative Agent pursuant to the provisions of this Article 8 shall also constitute the substitution of the Attorney and the Custodian.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the

Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Sole Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Attention: Chief Financial Officer

Facsimile No.: (859) 572-8440

with a copy to:

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Attention: General Counsel

Facsimile No.: (859) 572-8440

with a copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Scott R. Smith

Facsimile No.: (917) 332-3711

(ii)	if to the Administrative Agent or the U.S. Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

1300 East 9th Street, 13th Floor

Cleveland, OH 44114

Attention: Matthew A Brewer

Email: matthew.a.brewer@chase.com

Facsimile No: (216) 781-2071

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Suite 2800

Chicago, IL 60606

Attention: Seth E. Jacobson

Facsimile No.: (312) 407-8511

(iii)	if to the Multicurrency Swingline Lender:

JPMorgan Chase Bank, N.A.

200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800

Toronto, Ontario, M5J 2J2

Attention: Indrani Lazarus

Email: indrani.lazarus@jpmorgan.com

Facsimile No: 416-981-9174

with a copy to:

JPMorgan Chase Bank, N.A.

1300 East 9th Street, 13th Floor

Cleveland, OH 44114

Attention: Matthew A Brewer

Email: matthew.a.brewer@chase.com

Facsimile No: (216) 781-2071

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Suite 2800

Chicago, IL 60606

Attention: Seth E. Jacobson

Facsimile No.: (312) 407-8511

(iv)	if to any other Lender or any Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Revolving Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.10(c), Section 2.18(b) or (d), or the third sentence of Section 2.18(a), in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (E) increase the advance rates set forth in the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base”, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (F) modify eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any category of the reserves), in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; (G) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (H) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (I) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (J) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, each Issuing Bank and each Swingline Lender). The Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of (including Equity Interests in any Foreign Subsidiary that ceases to be First Tier Foreign Subsidiary pursuant to a Permitted Reorganization) if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders (or each Lender, to the extent required by clause (J) of Section 9.02(b)); provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of 5.0% of the sum of the total Revolving Commitments at such time during any calendar year without the prior written authorization of the Required Lenders (or each Lender, to the extent required by clause (J) of Section 9.02(b)). Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The U.S. Borrower (and, to the extent relating to any Canadian Loan Parties, any Multicurrency Loans, Canadian Letters of Credit, or other Canadian Secured Obligations, any Canadian Security Agreement, or any other Canadian matters, the Canadian Borrower) shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of

Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (provided that no such assignment shall be permitted to a Person whose primary business is the manufacture and/or distribution of wire and cable products) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default or Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Banks.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment (I) if in respect of the U.S. Facility, of a proportionate part of all the assigning Lender’s rights and obligations with respect to the U.S. Facility and (II) if in respect of the Multicurrency Facility, of a proportionate part of all the assigning Lender’s rights and obligations with respect to the Multicurrency Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) (provided that no such participation shall be permitted to a Participant whose primary business is the manufacture and/or distribution of wire and cable products) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and

9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks, provided that appointment of the Administrative Agent as fondé de pouvoir in accordance with Article VIII shall be governed by the laws of the province of Quebec.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that claims with respect to any Loan Document executed by any Canadian Loan Party and any agreements, instruments and certificates delivered in connection therewith may, as provided therein, also be tried in the courts of the Province of Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority having or asserting jurisdiction; (c) to the extent required by Requirement of Law or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations; (g) with the consent of the Borrower Representative; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers, which source is not known to the Administrative Agent, any Issuing Bank or such Lender, as applicable, to be in breach of confidentiality with respect to such Information. For the purposes of this Section 9.12, “Information” means all information received directly or indirectly from the Borrowers relating to any Loan Party, any Subsidiary, any Affiliate thereof, or the business of any of the foregoing, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers (unless the source is known to the Administrative Agent, any Issuing Bank or such Lender, as applicable, to be in breach of confidentiality with respect to such Information); provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS OR ANY OTHER LOAN PARTY OR ANY SUBSIDIARY THEREOF, AND EACH OF THEIR AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND OTHER APPLICABLE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE

AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO EACH LOAN PARTY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND OTHER APPLICABLE SECURITIES LAWS.

Section 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

Section 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens granted (a) in favor of the Administrative Agent on behalf of the Secured Parties to secure the Secured Obligations) or (b) in favor of the Administrative Agent on behalf of the Multicurrency Secured Parties to secure the Canadian Secured Obligations), in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.18. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

Section 9.19. Anti-Money Laundering Legislation. (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Issuing Bank and each Lender, and this Agreement shall constitute a “written agreement” in such regard between such Issuing Bank or such Lender and the Administrative within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Issuing Bank and each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender and each Issuing Bank agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender or Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

Section 9.20. Lender Loss Sharing Agreement.

(a) Definitions. As used in this Section 9.20, the following terms shall have the following meanings:

(i) “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 9.20(b).

(ii) “CAM Exchange” means the exchange of the U.S. Revolving Lenders’ interests and the Multicurrency Revolving Lenders’ interests provided for in Section 9.20(b).

(iii) “CAM Exchange Date” means the first date after the Effective Date on which there shall occur (a) any event described in clauses (h) or (i) of Article VII with respect to any Borrower or (b) an acceleration of Loans and termination of the Revolving Commitments pursuant to Article VII.

(iv) “CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Credit Exposure owed to such Revolving Lender (whether or not at the time due and payable) and (b) the denominator shall be the aggregate Dollar Amount (as so determined) of the Credit Exposure owed to all the Revolving Lenders (whether or not at the time due and payable).

(v) “Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest thereon and (c) fees under Section 2.12.

(b) CAM Exchange.

(i) On the CAM Exchange Date,

(1) the U.S. Commitment and the Multicurrency Commitment shall terminate in accordance with Article VII;

(2) each U.S. Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05 of this Agreement, and each Multicurrency Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05;

(3) each U.S. Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any unreimbursed LC Disbursements made under the U.S. Letters of Credit in accordance with Section 2.06(e), and each Multicurrency Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any unreimbursed LC Disbursements made under the Canadian Letters of Credit in accordance with Section 2.06(e); and

(4) the Lenders shall purchase in Dollars at par Dollar Amount interests in the Designated Obligations under each Facility (and shall make payments in Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse Issuing Banks for unreimbursed LC Disbursements under outstanding Letters of Credit under such Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Commitment and the Multicurrency Commitment in which it shall have participated immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii) Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 9.20 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(iv) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the U.S. Borrower or the Canadian Borrower, if applicable, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment in the Dollar Amount thereof.

Notwithstanding any other provision of this Section 9.20, the Administrative Agent and each Lender agree that if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by the Administrative Agent or any Lender subject to such withholding to the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 9.20, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

ARTICLE X

LOAN GUARANTY

Section 10.01. Guaranty. (a) Each U.S. Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”).

(b) Each Canadian Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations” and, together with the U.S. Guaranteed Obligations, the “Guaranteed Obligations”).

(c) Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

(d) All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions; or (v) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state or provincial law, as applicable, and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash, provided, that the proceeds of Collateral of a Canadian Loan Party shall not be applied to Guaranteed Obligations of any U.S. Loan Party. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the applicable Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07. Information. Each applicable Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, nor any Issuing Bank or Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08. Termination. Each of the Lenders and the Issuing Banks may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for the applicable Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.

Section 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 10.09), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section 10.10 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section 10.10 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the applicable Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty with respect to the applicable Guaranteed Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty with respect to the applicable Guaranteed Obligations, each other Loan Guarantor obligated with respect thereto (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the applicable Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder with respect to such Guaranteed Obligations (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the applicable Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the applicable Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of such Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this

Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

THE BORROWER REPRESENTATIVE

Section 11.01. Appointment; Nature of Relationship. The U.S. Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative” hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower; provided that, in the case of a Revolving Loan, such amount shall not exceed the Availability of such Borrower. The Administrative Agent, the Issuing Banks and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

Section 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENERAL CABLE INDUSTRIES, INC.,
as the U.S. Borrower

By	/s/ Brian J. Robinson
Name: Brian J. Robinson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

GENERAL CABLE COMPANY, as the Canadian Borrower

By	/s/ Brian J. Robinson
Name: Brian J. Robinson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

OTHER LOAN PARTIES:

GENERAL CABLE CORPORATION

GK TECHNOLOGIES, INCORPORATED

GENERAL CABLE TECHNOLOGIES CORPORATION

DIVERSIFIED CONTRACTORS, INC.

GC GLOBAL HOLDINGS, INC.

GENCA CORPORATION

MARATHON MANUFACTURING HOLDINGS, INC.

MLTC COMPANY

MARATHON STEEL COMPANY

GENERAL CABLE INDUSTRIES, LLC

GENERAL CABLE OVERSEAS HOLDINGS, LLC

(Signature page to the Credit Agreement)

GENERAL CABLE CANADA, LTD.

By	/s/ Brian J. Robinson
Name: Brian J. Robinson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

PHELPS DODGE INTERNATIONAL CORPORATION

PHELPS DODGE ENFIELD CORPORATION

PD WIRE & CABLE SALES CORPORATION

PHELPS DODGE AFRICA CABLE CORPORATION

PHELPS DODGE NATIONAL CABLES CORPORATION

By	/s/ Brian J. Robinson
Name: Brian J. Robinson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

By	/s/ Robert J. Siverd
Name: Robert J. Siverd
Title: Executive Vice President and Secretary

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By	/s/ Matthew A. Brewer
Name: Matthew A. Brewer
Title: Vice President

(Signature page to the Credit Agreement)

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH, as Canadian Issuing Bank and Multicurrency
Swingline Lender

By	/s/ Agostino A. Marchetti
Name: Agostino A. Marchetti
Title: Senior Vice President

PNC Bank, National Association

By	/s/ C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President

PNC BANK CANADA BRANCH

By	/s/ Caroline Stade
Name: Caroline Stade
Title: Senior Vice President

By	/s/ Bill Hines
Name: Bill Hines
Title: Regional President, Canada Branch

Wells Fargo Bank, N.A.

By	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Authorized Signatory

Wells Fargo Capital Finance Corporation Canada

By	/s/ Domenic Cosentino
Name: Domenic Cosentino
Title: Vice President

(Signature page to the Credit Agreement)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Matthias Guillet
	Name:	Matthias Guillet
	Title:	Director

By	/s/ Joseph Philbin
	Name:	Joseph Philbin
	Title:	Director

KEYBANK NATIONAL ASSOCIATION, as Lender

By	/s/ Andrew Ashley
	Name:	Andrew Ashley
	Title:	AVP

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

DEUTSCHE BANK AG CANADA BRANCH

By	/s/ Rod O’Hara
	Name:	Rod O’Hara
	Title:	Director

By	/s/ Marcellus Leung
	Name:	Marcellus Leung
	Title:	Assistant Vice President

(Signature page to the Credit Agreement)

Branch Banking and Trust Company, a North Carolina Banking Corporation

By	/s/ Greg R. Branstetter
	Name:	Greg R. Branstetter
	Title:	Senior Vice President

Bank of America, N.A.

By	/s/ Steven J. Chalmers
	Name:	Steven J. Chalmers
	Title:	V.P.

Bank of America, N.A., acting through its Canada branch

By	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

RB International Finance (USA) LLC

By	/s/ Astrid Noebauer
	Name:	Astrid Noebauer
	Title:	Group Vice President

By	/s/ Randall Abrams
	Name:	Randall Abrams
	Title:	Vice President

THE HUNTINGTON NATIONAL BANK As a U.S. Revolving Lender

By	/s/ Michael W. Kempel
	Name:	Michael W. Kempel
	Title:	Senior Regional Director

Standard Chartered Bank

By	/s/ David Foster
	Name:	David Foster
	Title:	Director

(Signature page to the Credit Agreement)

By	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Credit Documentation Manager
Credit Documentation Unit,
WB Legal - Americas

Capital One Leverage Finance Corp.

By	/s/ Ari Kaplan
	Name:	Ari Kaplan
	Title:	Senior Vice President

Fifth Third Bank

By	/s/ Ronald A. Dozier
	Name:	Ronald A. Dozier
	Title:	Officer

U.S. Bank National Association, as U.S. Tranche Lender

By	/s/ Matthew Kasper
	Name:	Matthew Kasper
	Title:	Relationship Manager

U.S. Bank N.A., Canada Branch

By	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

HSBC Bank USA, National Association

By	/s/ Robert J McArdle
	Name:	Robert J McArdle
	Title:	SVP, Commercial Executive

(Signature page to the Credit Agreement)

HSBC BANK CANADA

By	/s/ David Irving
	Name:	David Irving
	Title:	Assistant Vice President

By	/s/ Franca Colacci
	Name:	Franca Colacci
	Title:	Senior Account Manager

(Signature page to the Credit Agreement)

REVOLVING COMMITMENT SCHEDULE

Lender	U.S. Commitment	Multicurrency Commitment
JPMorgan Chase Bank N.A.	$50,500,000	—
JPMorgan Chase Bank, N.A., Toronto Branch	—	$9,500,000
Credit Agricole Corporate and Investment Bank	$40,500,000	$4,500,000
Wells Fargo Bank N.A.	$40,500,000	—
Wells Fargo Capital Finance Corporation Canada	—	$4,500,000
PNC Bank, National Association	$27,000,000	—
PNC Bank Canada Branch	—	$3,000,000
Deutsche Bank AG New York Branch	$27,000,000	—
Deutsche Bank AG Canada Branch	—	$3,000,000
KeyBank National Association	$27,000,000	$3,000,000
Bank of America, N.A.	$18,000,000	—
Bank of America, N.A. (acting through its Canada Branch)	—	$2,000,000
RB International Finance (USA)	$18,000,000	$2,000,000
The Huntington National Bank	$20,000,000	—
Standard Chartered Bank	$18,000,000	$2,000,000
Branch Banking & Trust Company	$18,000,000	$2,000,000
U.S. Bank National Association	$13,500,000	—
U.S. Bank National Association, Canada Branch	—	$1,500,000
Fifth Third Bank	$13,500,000	$1,500,000
Capital One Leverage Finance Corp.	$15,000,000	—
HSBC Bank USA, N.A.	$13,500,000	—
HSBC Bank Canada	—	$1,500,000

Total	$360,000,000	$40,000,000

Schedules to the 2011 Credit Agreement:

Schedule 1.1A

Eligible Real Property

3101 Pleasant Valley Blvd. Altoona, PA 16603	1392 Remmel Dam Road Jones Mill, AR 72104	1381 US Highway By-Pass North Lawrenceburg, KY 40342

1453 South Washington DuQuoin, IL 62832	345 McGregor St. Manchester, NH 03102	Three Carol Drive Lincoln, RI 02865

19 Bobrick Drive Jackson, TN 38305	440 East 8th Street Marion, IN 46953	1600 West Main St. Willimantic, CT 06226

9975 US Highway 80 Scottsville, TX 75688

Schedule 1.1B

XXX1

Account Debtor	Payment Term (days)

XXX[1]	XXX	[1]
XXX[1]	XXX	[1]
XXX[1]	XXX	[1]
XXX[1]	XXX	[1]
XXX[1]	XXX	[1]
XXX[1]	XXX	[1]

[1]	Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

Schedule 1.1C

Existing Banking Services Obligations

Purchasing cards, provided by PNC

Controlled disbursement, automated services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), provided by PNC.

Schedule 1.1D

Existing Swap Obligations

ISDA Master Agreement between PNC Bank, National Association and General Cable Corporation, dated November 24, 2003.

ISDA Master Agreement between Wells Fargo Bank, N.A. and General Cable Industries, Inc., dated April 8, 2011

Schedule 2.06

Existing Letters of Credit

LC No.	Amount		Issued by	Beneficiary	Expiration Date

XXX[1]	XXX	[1]	PNC BANK, National Association	Taiwan Power Company, Department of Nuclear and Fossil Power Projects	2/9/2012

XXX[1]	XXX	[1]	PNC BANK, National Association	The Travelers Indemnity Company	2/11/2012

XXX[1]	XXX	[1]	PNC BANK, National Association	Shanghai Jinting Automobile Harness Co., LTD.	2/4/2012

XXX[1]	XXX	[1]	PNC BANK, National Association	BNY Trust Company of Missouri, as trustee under the Indenture referred to below	10/18/2011

[1]	Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

Schedule 3.05

Leased and Owned Properties

Location / Address

3101 Pleasant Valley Blvd. Altoona, PA 16603	440 East 8th Street Marion, IN 46953

13695 Pipeline Ave. Chino, CA 91710	9975 US Highway 80 Scottsville, TX 75688

1453 South Washington DuQuoin, IL 62832	1600 West Main St. Willimantic, CT 06226

20 Forge Parkway Franklin, MA 02038	1760-80 Birchwood Ave. Des Plaines, IL 60018

4 Tesseneer Drive Highland Heights, KY 41076	1000 N. Lake Street Burbank, CA 91502

7920 Rockville Road Indianapolis, IN 46214	713 Northpark Central Drive Suite 200 Houston, TX 77073

7950 Rockville Road Indianapolis, IN 46214	2600 Boul. De Comporte La Malbaie, QC G5A 1N4 Canada

19 Bobrick Drive Jackson, TN 38305	590 Barmac Drive Weston, Ontario M9L 2X8 Canada

1381 US Highway 127 By-Pass North Lawrenceburg, KY 40342	9850 N.W. 41 Street Suite 200 Doral, FL 33178

311 South Enterprise Blvd. Lebanon, IN 46052	1111 Boulevard International St. Jerome Quebec J7Z 5V9 Canada

Three Carol Drive Lincoln, RI 02865	1392 Remmel Dam Rd Jones Mill, AR 72104

345 McGregor St. Manchester, NH 03102	500 Barmac Drive Weston, Ontario M9L 2X8 Canada

Significant Trademarks, Tradenames, Copyrights, Patents and other Intellectual Property

Trademarks and Tradenames:

Description

1. Significant United States Trademarks

Registrations:

Owner	Registration Number	Description

General Cable Technologies Corporation	0,683,537	ANACONDA

General Cable Technologies Corporation	0,763,391	CAROL

General Cable Technologies Corporation	1,009,861	POLYRAD

General Cable Technologies Corporation	1,318,997	CAROL

General Cable Technologies Corporation	1,742,898	ANACONDA

General Cable Technologies Corporation	1,791,456	GCC

General Cable Technologies Corporation	1,793,505	GENERAL CABLE

General Cable Technologies Corporation	1,797,640	GENERAL CABLE & Design

General Cable Technologies Corporation	1,835,234	Roleaux Design

General Cable Technologies Corporation	2,142,986	CAROL

General Cable Technologies Corporation	2,477,198	Triad Design

General Cable Technologies Corporation	2,577,558	ANACONDA BRAND

General Cable Technologies Corporation	2,595,552	BICC BRAND

General Cable Technologies Corporation	2,595,567	BICC BRAND & Design

General Cable Technologies Corporation	2,623,172	ANACONDA BRAND & DESIGN

General Cable Technologies Corporation	2,639,325	GENERAL CABLE & New Roleaux Design

General Cable Technologies Corporation	2,654,145	New Roleaux Design

General Cable Technologies Corporation	2,665,091	GENERAL CABLE & TRIAD DESIGN

Registrations:

Owner	Registration Number	Description

General Cable Technologies Corporation	2,671,731	GENERAL CABLE & New Roleaux Design

General Cable Technologies Corporation	2,691,449	CAROL BRAND (Stylized)

General Cable Technologies Corporation	2,706,461	GENERAL CABLE & New Roleaux Design

General Cable Technologies Corporation	2,725,557	GENSPEED

General Cable Technologies Corporation	2,727,807	POLYRAD XT

General Cable Technologies Corporation	2,735,482	New Roleaux Design

General Cable Technologies Corporation	2,785,071	CAROL BRAND (Class 9, 11)

General Cable Technologies Corporation	2,811,285	New Roleaux Design

General Cable Technologies Corporation	2,896,075	PDIC Globe Design

General Cable Technologies Corporation	2,972,673	NEXTGEN FIBER OPTICS

General Cable Technologies Corporation	2,978,221	NEXTGEN (Stylized)

General Cable Technologies Corporation	3,122,875	HELIX/HITEMP

General Cable Technologies Corporation	3,157,845	GENSPEED (Stylized)

General Cable Technologies Corporation	3,424,152	HELIX/HITEMP (Stylized)

General Cable Technologies Corporation	3,706,081	PDIC

General Cable Technologies Corporation	3,787,876	PDIC WIRE & CABLE SALES and Design (Class 35)

General Cable Technologies Corporation	3,788,712	PDIC WIRE & CABLE SALES (Stylized and Design) Classes 9 & 17

Applications:

Owner	Application Number	Description

General Cable Technologies Corporation	77/354,562	PHELPS DODGE INTERNATIONAL CORP (STYLIZED)

General Cable Technologies Corporation	77/390,216	PHELPS DODGE INTERNATIONAL CORP ONE COMPANY & Design

General Cable Technologies Corporation	85/073,626	SILEC (Class 9)

General Cable Technologies Corporation	85/073,668	SILEC (Classes 37 & 42)

2. Significant Canadian Trademarks

Owner	Mark	Application No.	Filed	Registration No.

General Cable Technologies Corporation	ANACONDA	484435	31-Oct-25	TMDA038808

General Cable Technologies Corporation	ANACONDA BRAND	1070230	9-Aug-00	TMA563832

General Cable Technologies Corporation	ANACONDA BRAND (Stylized & Design)	1070229	9-Aug-00	TMA563831

General Cable Technologies Corporation	BICC	763791	13-Sep-94	TMA469257

General Cable Technologies Corporation	BICC BRAND	1070231	9-Aug-00	TMA567491

General Cable Technologies Corporation	BICC BRAND & Design	1070539	10-Aug-00	TMA567492

General Cable Technologies Corporation	CAROL	797592	16-Nov-95	TMA512322

General Cable Technologies Corporation	CAROL & Design	483410	8-Mar-82	TMA275453

General Cable Technologies Corporation	CAROL BRAND	1072308	24-Aug-00	TMA565255

General Cable Technologies Corporation	CAROL BRAND (Stylized)	1072307	24-Aug-00	TMA565256

General Cable Technologies Corporation	CAROL BRAND COMMAND SERIES	1247827	18-Feb-05	TMA672449

General Cable Technologies Corporation	GENERAL CABLE	797591	16-Nov-95	TMA475183

General Cable Technologies Corporation	GENERAL CABLE & Design	1131904	21-Feb-02	TMA615202

General Cable Technologies Corporation	GENERAL CABLE & Design	1127630	9-Jan-02	TMA631901

General Cable Technologies Corporation	GENERAL CABLE & Design	1127609	9-Jan-02	TMA603723

General Cable Technologies Corporation	GENERAL CABLE & Design	1127632	9-Jan-02	TMA631867

General Cable Technologies Corporation	GENERAL CABLE & Design	888577	27-Aug-98	TMA536410

General Cable Technologies Corporation	GENERAL CABLE & Design	1072427	25-Aug-00	TMA589401

General Cable Technologies Corporation	GENERAL CABLE & Design	1072962	30-Aug-00	TMA589505

General Cable Technologies Corporation	GENSPEED	1108454	3-Jul-01	TMA584709

General Cable Technologies Corporation	Triangular Shaped Figure Design	1127608	9-Jan-02	TMA600578

General Cable Technologies Corporation	Triangular Shaped Figure Design	1127631	9-Jan-02	TMA606633

General Cable Technologies Corporation	Triangular Shaped Figure Design	1127629	9-Jan-02	TMA624455

General Cable Technologies Corporation	NEXTGEN FIBER OPTICS	1138760	25-Apr-02	TMA616092

General Cable Technologies Corporation	PDIC	1393655	30-Apr-08

General Cable Technologies Corporation	Global Design	1124719	11-Dec-01	TMA644441

General Cable Technologies Corporation	PHELPS DODGE INTERNATIONAL CORP (Stylized)	1393656	30-Apr-08

General Cable Technologies Corporation	PHELPS DODGE INTERNATIONAL CORP ONE COMPANY	1393657	30-Apr-08

General Cable Technologies Corporation	Roleaux Design	797593	16-Nov-95	TMA472884

Material Copyrights and Patents:

NONE

Licenses of Significant Trademarks:

Licensee	Licensor	Registration / Application Number	Description

General Cable Technologies Corporation	General Cable Industries, Inc.	All Material Trademarks

Southwire Corporation	General Cable Technologies Corporation	1,793,505	GENERAL CABLE

Southwire Corporation	General Cable Technologies Corporation	1,797,640	GENERAL CABLE & DESIGN

Southwire Corporation	General Cable Technologies Corporation	1,835,234	Design (Roleaux)

Gehr Industries, Inc.	General Cable Technologies Corporation	2,142,986	CAROL

Gehr Industries, Inc.	General Cable Technologies Corporation	2,691,449	CAROL BRAND (Stylized)

Gehr Industries, Inc.	General Cable Technologies Corporation	76/126,549	CAROL BRAND

NextGen Fiber Optics, LLC	General Cable Technologies Corporation	78/123,318	NEXTGEN FIBER OPTICS

Schedule 3.06

Disclosed Matters

NONE

Schedule 3.10

Canadian Pension Plans

		Unfunded Liability
Plan Name	Current Disputes	Solvency	Going Concern
Employees’ Pension Plan of General Cable Company	None	2,358,300	SURPLUS

The Pension Plan for Unionized Employees of Located at La Malbaie, Quebec	None	$2,338,000	$955,000
The Pension Plan for Hourly Paid Employees of General Cable Company at its St. Jerome Factory	None	$1,950,000	$191,000

Canadian Benefit Plans

Great West Life Policies #51622, 151396, and 151397:

Medical stop loss	Medical	Prescription	Dental and vision administration

Disability administration	Life Insurance	Long Term Disability (LTD)	Global Medical Assistance (GMA)

Employee Assistance Program (EAP)	Optional Increased Life Insurance	Optional Increased LTD

Chartis Policies: GTP9020105, BSC9020106, PAI9020107:

Business Travel Accident	Basic AD&D	Optional AD&D

Other Employee Benefits:

Short Term Disability, Defined Contribution Retirement Plan, Vacation pay, sickness leave, severance pay, holiday pay, other legally required benefits

The Company also has negotiated collective bargaining agreements with its unionized employees in St. Jerome and La Malbaie that provide other employee benefits agreed to during such negotiations.

Schedule 3.14

Insurance

General Cable Corporation Schedule of

Insurance as of November 1, 2010

Coverage	Limit	Retained Limit	Carrier	Policy No.	Term

NFIP Flood Coverage 1600 Main St. Willimantic, CT	XXX[1]	XXX[1]	The Hartford	99014285642004	12/27/10-12/27/11

DIC- California Quake	XXX[1]	XXX[1]	Endurance American Specialty	CPN10001792300	11/1/10-11/1/11

Errors and Omissions - US and Canada	XXX[1]	XXX[1]	CNA (Continental Casualty)	287037437-03	6/30/11-6/30/12

Marine Cargo:			Starr Marine	MASICNY008US09	12/15/10-12/15/11
Any One Conveyance	XXX[1]	XXX[1]
Any One Conveyance (Domestic and Foreign Inland Transit), except a connecting conveyance	XXX[1]	XXX[1]
On Deck shipments WHEN subject to an on deck bill of lading	XXX[1]	XXX[1]
Any one package by mail/ parcel post including express mail, FedEx and other recognized express delivery service	XXX[1]	XXX[1]
Local Cargo standalone
New Zealand Marine	XXX[1]	XXX[1]	Vero Marine	001022	11/1/09-10

Mexico Transit	XXX[1]	XXX[1]	Allianz Mexico S. A,	388-1/2009	11/1/09-11/1/10
Costa Rica	XXX[1]	XXX[1]	Instituto Nacional de seguros	39407	June 30th 2008-09
Ecuador	XXX[1]	XXX[1]	Starr Marine	MASICNY008US09	12/15/10-12/15/11

Builders Risk - Badi, India Greenfield project incl transit	XXX[1]	XXX[1]	Iffco Tokio General Insurance Co. Ltd	32033488	12/20/09 - 1/19/11 Extended to 10/19/11

Contractors All Risk Insurance Policy - India	XXX[1]	XXX[1]	Tata AIG General Insurance Company	2640003241	7/29/10 - 1/28/11

HV Trailers - in transit	XXX[1]	XXX[1]	Federal Insurance Company	0668-61-52DEN	11/1/10 - 11/1/11

Builders Risk - San Miguel County, CO USA	XXX[1]	XXX[1]	Allianz	MXI93017996	5/1/2010 - 11/1/2012

Global Property - see next tab for sublimits
Per Occurrence Real & Personal Property, BI, B&M	XXX[1]		Allianz Global Risks Ins. CO XXX[1]		11/1/09-11/1/10
Deductibles			ACE American Ins. Co (Starr Tech) XXX[1]		Panel Premium
All Risk- Per Occurrence	XXX[1]		Zurich American Ins Co XXX[1] (foreign front for Scor)		Foreign Fronting Fees
Earth Movement -	XXX[1]		General Security Indem Co of AZ (SCOR) XXX[1]		Engineering
Flood	XXX[1]		Liberty Mutual Fire Ins. Co. XXX[1]		Australia terrorism
Named Windstorm	XXX[1]		HDI Gerling America Ins Co XXX[1]		French Nat Cat
Transportation	XXX[1]		National Union Fire Ins Co of Pittsburgh, PA (Chartis) XXX[1]		French Terrorism
Boiler & Machinery	XXX[1]				Spanish Nat Cat
Waiting Period	24 Hours - Ingress/Egress, Civil or Military Authority, Service Interruption PD & TE, Boiler & Machinery as respects Service Interruption PD and TE.				Foreign Taxes

Algeria Property (part of package)			CASH Assurances CASH Assurances Allianz France	501.2010.10.3431.00 (Marine) 205.2010.10.1322.00005 (BR) 83.665.054 (BR DIC)	2010-2011
Marine	XXX[1]				Marine
Erection (Builder’s Risk)	XXX[1]				Erection
Builders Risk (Allianz DIC)	XXX[1]				Property
Construction All Risk	XXX[1]	XXX[1]	CASH - Spa Compagnie d’Assurances des Hydrocarbures 54, avenue des Fréres Bouadou, Bir Mourad Rais , 16.300 ALGER	205 2010 10 1322 0005

1st Project Period of work 9 mo from 25/08/2010 to 24/05/2011 Maint. Per. 24 Mo form 25/05/2011 to 24/05/2013 Liability from 25/08/2010 to 24/05/2023

2nd Project Period of work 9 mo from 10/10/2010 to 09/07/2011 Maint. Per 24 Mo from 10/07/2011 to 09/07/2013 Liability from 10/10/2010 to 09/07/2013

Marine Cargo	XXX[1]	XXX[1]	CASH Spa - La Compagnie d’Assurance des Hydrocarbures	503 2010 10 3431 0001	December 1st 2010 - The date of the last shipment

Fiji Property (may be part of package)			The New India Assurance Co	TBA	11/1/2009 - 11/1/2010
Property	XXX[1]	XXX[1]
Plant & Machinery	XXX[1]
Stock	XXX[1]
Business Interruption (Indirect Loss)	XXX[1]
Marine	XXX[1]

Guatemala Property (part of package)			El Roble Insur. Co	Unk	12/31/09 - 12/31/10
Building	XXX[1]	XXX[1]
Plant & Machinery	XXX[1]
Stock	XXX[1]
Machinery Breakdown	XXX[1]
Loss of Profit (Extra Expense)	XXX[1]	XXX[1]

Ocean Transit	XXX[1]	XXX[1]
Inland Transit	XXX[1]	XXX[1]

India Property			Iffco Tokio General Insurance Co. Ltd	11453604	6/15/10 - 6/15/11
Property	XXX[1]	XXX[1]
Plant & Machinery	XXX[1]
Stock	XXX[1]
Business Interruption (Indirect Loss)	XXX[1]
Ocean Transit	XXX[1]
Inland Transit	XXX[1]	XXX[1]	Iffco Tokio General Insurance Co. Ltd	21533648	12/24/10 - 12/24/11

Philippines Property (part of package)			Standard Insurance Co - 40%	FI IAR HB 08-0000003-01	6/30/2010 - 5/30/2011
Property	XXX[1]	XXX[1]	PNB General Insurers Co - 30%
Plant & Machinery	XXX[1]	XXX[1]	Oriental Assurance - 10%
Electronic Equipment	XXX[1]	XXX[1]	The Solid Guaranty, Inc - 10%
Stock	XXX[1]	XXX[1]	UCPB General Insurance Co., -5%
Business Interruption	XXX[1]	XXX[1]	Philippine Charter Insurance Copr -5%
Comprehensive GL	XXX[1]	XXX[1]
Money, Securities, and Payroll (inside/outside)	XXX[1]	XXX[1]
Equipment Floater for Forklift	XXX[1]
Group Personal Accident	XXX[1]
D&O Liability	XXX[1]

South Africa Property (part of package)			Mutual and Federal Insur Co (Pty) Ltd - 55%	14830914	8/1/10-11
Property	XXX[1]	XXX[1]	AUXIS - 45%
Plant & Machinery	XXX[1]
Stock	XXX[1]
Business Interruption	XXX[1]
Ocean Transit	XXX[1]
Inland Transit	XXX[1]

South Africa - Phoenix (part of package)	XXX[1]		Chartis South Africa Limited	759691*001	4/1/10 - 4/1/11
Fire	XXX[1]
Plant & Machinery
Theft/Money
Personal Accident
Transit
Public Liability / Employers Liability

Zambia Property (may be part of package)			Goldman Insurance Limited	021/102/1/000007/2009	4/1/10-11
Building	XXX[1]	XXX[1]		Equip brkdwn diff pol #
Machinery Breakdown	XXX[1]
Stock	XXX[1]
Loss of Profit	XXX[1]	XXX[1]
Ocean Transit	XXX[1]	XXX[1]		MOC81/04/94/0008
Inland Transit	XXX[1]	XXX[1]		200/HC/01-002/02/02/01

Peru has a local policy that Allianz does not Place - MAPFRE is the local Insurer

General Cable Corporation Schedule of

Insurance as of November 01, 2010

	LIMITS	RETAINED LMT.	CARRIER	POLICY NO.	TERM
Workers’ Compensation (All States) Deductible		XXX[1]	St. Paul Travelers	TC2HUB-186K414-1-10	11/1/2010 - 11/1/2011

Employer’s Liability:
Bodily Injury by Accident - Each Accident	XXX[1]
Bodily Injury by Disease - Policy Limit	XXX[1]
Bodily Injury by Disease - Each Employee	XXX[1]

Foreign Reimbursement Coverage:
Bodily Injury by Accident - Each Accident	XXX[1]
Bodily Injury by Disease - Policy Limit	XXX[1]
Bodily Injury by Disease - Each Employee	XXX[1]

Workers’ Compensation (AZ, MA, NE, NH, NJ, OR,WI) Retro		XXX[1]	St. Paul Travelers	TRKUB-186K413-A-10	11/1/2010 - 11/1/2011
Employer’s Liability:
Bodily Injury by Accident - Each Accident	XXX[1]
Bodily Injury by Disease - Policy Limit	XXX[1]
Bodily Injury by Disease - Each Employee	XXX[1]

Automobile (All States)		XXX[1]	St. Paul Travelers	TC2JCAP-186K2725-TIL-10	11/1/2010 - 11/1/2011
Liability- “Any” Auto	XXX[1]
Personal Injury Protection (No Fault)	XXX[1]
Auto Medical Payments	XXX[1]
UM/UIM	As elected

Automobile (Canada)		XXX[1]	St. Paul Travelers	232D145A	11/1/2010 - 11/1/2011
Liability - “Any” Auto	XXX[1]

General Liability		XXX[1]	St. Paul Travelers	TJEXGL-186K2713-TIL-10	11/1/2010 - 11/1/2011
General Aggregate	XXX[1]
(other than Products/Completed Operations)
Products/Completed Operations	XXX[1]
Personal & Advertising Injury	XXX[1]
Each Occurrence	XXX[1]
Fire Damage	XXX[1]

General Liability (Canada)		XXX[1]	St. Paul Travelers	232D1461	11/1/2010 - 11/1/2011
General Aggregate	XXX[1]
(other than Products/Completed Operations)
Products/Completed Operations	XXX[1]
Personal & Advertising Injury	XXX[1]
Each Occurrence	XXX[1]
Fire Damage	XXX[1]
Fiduciary Liability			Federal Insurance Company	8170-4119	Nov. 1, 2010 - Nov. 1, 2011
Each Loss (including Defense Costs)	XXX[1]	XXX[1]	(“Chubb”)
Annual Aggregate	XXX[1]

XXX[1]			XXX[1]	XXX[1]	XXX[1]
XXX[1]	XXX[1]	XXX[1]	XXX[1]
XXX[1]	XXX[1]

XXX[1]	XXX[1]

Blanket Crime			National Union Fire Insurance Co.	01-304-77-44	Nov. 1, 2010 - Nov. 1, 2011
Employee Dishonesty	XXX[1]	XXX[1]	of Pittsburgh, PA (“Chartis”)
Claims Expense	XXX[1]	XXX[1]
Forgery or Alteration	XXX[1]	XXX[1]
Credit Card Forgery	XXX[1]	XXX[1]
Theft, Disappearance & Destruction	XXX[1]	XXX[1]
Robbery or Safe Burglary	XXX[1]	XXX[1]
Computer Fraud and Funds Transfer	XXX[1]	XXX[1]
Money Orders & Counterfeit Currency	XXX[1]	XXX[1]
Personal Accounts of Officers	XXX[1]	XXX[1]

* Deductible does not apply to Employee Benefit Plans.

Primary Directors & Officers Liability (D&O)			Travelers Casualty and Surety	105518156	Nov. 1, 2010 - Nov. 1, 2011
Each Claim (including Defense Costs)	XXX[1]	XXX[1]	Company of America
Aggregate Limit	XXX[1]	XXX[1]
XXX[1]

1st Excess Directors & Officers Liability (D&O)			Old Republic Insurance Company	CUG 34056	Nov. 1, 2010 - Nov. 1, 2011
Each Claim (including Defense Costs)	XXX[1]	XXX[1]	(“ChUG”)
Aggregate Limit	XXX[1]	XXX[1]

2nd Excess Directors & Officers Liability (D&O)			Scottsdale Indemnity Company	XMI 1000611	Nov. 1, 2010 - Nov. 1, 2011
Each Claim (including Defense Costs)	XXX[1]	XXX[1]	(“Freedom Specialty”)
Aggregate Limit	XXX[1]	XXX[1]

Lead Excess Side A/DIC Directors & Officers Liability (“D&O”)			Lloyd’s of London	QB100310	Nov. 1, 2010 - Nov. 1, 2011
Each Claim (including Defense Costs)	XXX[1]	XXX[1]
Aggregate Limit	XXX[1]	XXX[1]

1st Excess Side A/DIC Directors & Officers Liability (“D&O”)			Federal Insurance Co.	6803-6194	Nov. 1, 2010 - Nov. 1, 2011
Each Claim (including Defense Costs)	XXX[1]	XXX[1]	(“Chubb”)
Aggregate Limit	XXX[1]	XXX[1]

Primary Directors & Officers Liability (“D&O”) Run-Off for PDIC			Great American Insurance Co.	DOL9925014	Oct. 31, 2007 - Oct. 31, 2013
Each Claim (including Defense Costs)	XXX[1]	XXX[1]
Aggregate Limit	XXX[1]	XXX[1]

Excess Side A/DIC Directors & Officers Liability (“D&O”) for PDIC			RLI Insurance Company	EPG0003959	Oct. 31, 2007 - Oct. 31, 2013
Each Claim (including Defense Costs)	XXX[1]	XXX[1]
Aggregate Limit	XXX[1]	XXX[1]

Political Risk			AIG	040-208004	Dec 11, 2008 - Dec 11, 2011
Aggregate Limit	XXX[1]
Sublimit for XXX[1]	XXX[1]	XXX[1]
Sublimit for XXX[1]	XXX[1]	XXX[1]
Sublimit for XXX[1]	XXX[1]	XXX[1]
Sublimit for XXX[1]	XXX[1]	XXX[1]

Total XXX[1] Sub-limit	XXX[1]
Total XXX[1] Sub-limit	XXX[1]
Total XXX[1] Sub-limit	XXX[1]
Total XXX[1] Sub-limit	XXX[1]

Political Risk XXX[1]			AIG	40-208002	May 21, 2008 - May 21, 2013
Aggregate Limit	XXX[1]
XXX[1]	XXX[1]
XXX[1]	XXX[1]	XXX[1]

International Casualty			AXA Corporate Solutions	XDE0019148LI10A	November 1, 2010 to November 1, 2011

General Liability per occurrence limit	XXX[1]
General Liability annual aggregate other than Products and Completed operations	XXX[1]
Products Completed Operations per Occurrence and Annual Aggregate (excluding Extended Products)	XXX[1]
Personal / Advertising Injury Limit per Occurrence and Annual Aggregate	XXX[1]
Premises Damage Liability per Occurrence and Annual Aggregate	XXX[1]
Extended Products Liability per occurrence/annual aggregate	XXX[1]	XXX[1]
Property in Care, Custody and Control per occurrence/annual aggregate	XXX[1]

Medical Expense Limit (any one person)	XXX[1]
Employee Benefits Liability Limit (claims made)	XXX[1]	XXX[1]

Contingent Auto Liability	XXX[1]	XXX[1]
Auto Medical Payments Each Accident	XXX[1]
Auto Medical Payment Each Person	XXX[1]

Foreign Voluntary Workers Compensation
Bodily Injury by Accident	XXX[1]
Bodily Injury by Disease-Each Employee	XXX[1]
Boldily Injury by Disease Annual Agg	XXX[1]

Repatriation Expenses each employee/each accident	XXX[1]

Excess Employers Liability (US, TCN and Local Nationals)	XXX[1]	XXX[1]

Each Occurrence	XXX[1]	XXX[1]
Products Completed Operations Aggregate	XXX[1]
Other Aggregate (where applicable)	XXX[1]

Excess Liability			Chubb	79756422	11/1/2010 - 11/1/2011
Each Occurrence	XXX[1]	XXX[1]
Aggregate (where applicable)	XXX[1]

Excess Liability			Allianz	ULA 2003052	11/1/2010 - 11/1/2011
Each Occurrence	XXX[1]	XXX[1]
Aggregate	XXX[1]

Excess Liability			Great American	EXC2098451	11/1/2010 - 11/1/2011
Each Occurrence	XXX[1]	XXX[1]
Aggregate	XXX[1]

Excess Liability			Zurich	AEC-9308712-08	11/1/2010 - 11/1/2011
Each Occurrence	XXX[1]	XXX[1]
Aggregate (where applicable)	XXX[1]

[1]	Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

Schedule 3.15

Capitalization and Subsidiaries1

[1]	Starred entities are those entities being pledged

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
-	General Cable Corporation	Delaware Corporation

General Cable Corporation	* GK Technologies, Incorporated	New Jersey Corporation	1,027	1,027	100%

General Cable Corporation	* General Cable Company	Nova Scotia Unlimited Liability Company	99	100	99%

GK Technologies, Incorporated	Cahosa, S.A.	Panama Sociedad Anónima	5,000	5,000	100%

GK Technologies, Incorporated	General Cable Automotriz S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	N/A	N/A	100%

GK Technologies, Incorporated	General Cable Caribbean	Dominican Republic Sociedad Anónima	20,994	21,000	99%

GK Technologies, Incorporated	General Cable de Mexico del Norte, S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	998	1,000	99.8%

GK Technologies, Incorporated	* General Cable Holdings (Spain) S.L.	Spain Sociedad Limitada	NA	Uncertificated	99%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
GK Technologies, Incorporated	* General Cable Holdings New Zealand ULC	New Zealand Limited Liability Company	N/A	97,711,539	99%

GK Technologies, Incorporated	General Cable Holdings Netherlands C.V.	Netherlands Commanditaire Vennootschaap	NA	NA	99%

GK Technologies, Incorporated	* General Cable Industries, Inc.	Delaware Corporation	1,000	1,000	100%

GK Technologies, Incorporated	* General Cable Investments SGPS, Sociedade Unipessoal, S.A.	Portugal Sociedade Anónima	600,000 [non-redeemable] 875,000 [redeemable]	600,000 [non-redeemable] 875,000 [redeemable]	100%

GK Technologies, Incorporated	* General Cable Overseas Holdings, LLC	Delaware Limited Liability Company	NA	NA – Certificate for 100% membership interest	100%

GK Technologies, Incorporated	General Cable Phoenix South Africa Pty. Ltd.	South Africa Limited	90	100	90%

GK Technologies, Incorporated	General Cable Trinidad	Trinidad Limited Liability Company	100	100	100%

GK Technologies, Incorporated	GC Specialty & Automotive		12,000,200	12,000,200	100%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
GK Technologies, Incorporated	* Genca Corporation	Delaware Corporation	1,000	1,000	100%

GK Technologies, Incorporated	General Cable Holdings (UK) Limited	United Kingdom Limited Company	20,232,054	20,232,054	100%

GK Technologies, Incorporated	General Cable Middle East		100	100	100%

GK Technologies, Incorporated	General Cable Trading	Mauritius Limited Company	140,100	140,100	100%

GK Technologies, Incorporated	* Marathon Manufacturing Holdings, Inc.	Delaware Corporation	1,000	1,000	100%

GK Technologies, Incorporated	Pakistan Cables Ltd.	Pakistan Limited Company	7,000,000	28,462,376	24.9%

General Cable Industries, Inc.	* Phelps Dodge International Corporation	Delaware Corporation	1,000	1,000	100%

General Cable Industries, Inc.	* Phelps Dodge Africa Cable Corporation	Delaware Corporation	68,500	68,500	100%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
General Cable Industries, Inc.	* Phelps Dodge Enfield Corporation	Delaware Corporation	8,000	8,000	100%

General Cable Industries, Inc.	* Phelps Dodge National Cables Corporation	Delaware Corporation	1,000	1,000	100%

General Cable Industries, Inc.	General Cable Management, LLC	Delaware Limited Liability Company	NA	NA – Certificate for 99% General Partnership Interest	100%

General Cable Industries, Inc.	* Green Belle Arbor LLC	Delaware Limited Liability Company	N/A	N/A	100%

General Cable Industries, Inc.	* General Cable Industries, LLC	Delaware Limited Liability Company	NA	NA – Certificate for 100% Membership Interest	100%

General Cable Industries, Inc.	* General Cable Technologies Corporation	Delaware Corporation	1,000	1,000	100%

General Cable Industries, Inc.	* General Cable de Mexico S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	315,872,577	315,872,579	99.9%

General Cable Industries, Inc.	Alambres y Cables de Panama S.A.	Panama Sociedad Anónima	4,489	8,000	78.08%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
General Cable Industries, Inc.	General Cable de Mexico del Norte, S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	2	1,000	0.2%

General Cable Industries, Inc.	General Cable Services Ltd.		110,990	110,990	100%

General Cable Industries, Inc.	General Cable Property Holdings Ltd.	German Limited Company	99	100	99%

General Cable Technologies Corporation	General Cable de Mexico S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	2	315,872,579	< 1%

General Cable Technologies Corporation	Servicios Latinoamericanos, S.A. de C.V.	Mexico Sociedad Anónima de Capital Variable	1	50,000	< 1%

General Cable Technologies Corporation	General Cable Caribbean	Dominican Republic Sociedad Anónima	1	21,000	< 1%

General Cable Company	YA Holdings, Ltd.	Cayman Islands Limited Company	50,000	50,000	100%

General Cable Company	* Phelps Dodge International Philippines, Inc.	Philippines Corporation	3,539,950	5,900,000	60%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
General Cable Company	Keystone Electric Wire and Cable Company, Ltd.	Hong King Limited Company	50,000	250,000	20%

General Cable Company	Phelps Dodge Philippines Energy Products Corp.	Philippines Corporation	1,000	4,612,500	<1%

Marathon Manufacturing Holdings, Inc.	* Diversified Contractors, Inc.	Delaware Corporation	1,000	1,000	100%

Marathon Manufacturing Holdings, Inc.	* Marathon Steel Company	Arizona Corporation	712,920	712,920	100%

Marathon Manufacturing Holdings, Inc.	* MLTC Company	Delaware Corporation	1,000	1,000	100%

Marathon Manufacturing Holdings, Inc.	* General Cable Company	Nova Scotia Unlimited Liability Company	1 Common Share	100	1%

Marathon Manufacturing Holdings, Inc.	General Cable Caribbean	Dominican Republic Sociedad Anónima	1	21,000	< 1%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
MLTC Company	General Cable Caribbean	Dominican Republic Sociedad Anónima	1	21,000	< 1%

Phelps Dodge International Corporation	* PD Wire & Cable Sales Corporation	Delaware Corporation	100	100	100%

Phelps Dodge International Corporation	* Phelps Dodge International Thailand Ltd.	Thailand Limited Company	33,206	44,000	75.47%

Phelps Dodge International Corporation	PDTL Trading Company Limited	Thailand Limited Company	4,900	10,000	49%

Phelps Dodge Enfield Corporation	RPG Cables Limited	India Public Limited Company	N/A	N/A	0.78%

Phelps Dodge National Cables Corporation	National Cables (Pty) Ltd.	South Africa Private Limited Company	80	100	80%

General Cable Canada Ltd.	* General Cable Company	Nova Scotia Unlimited Liability Company	7,270,000 Preferred Shares	7,270,000 Preferred Shares	100%

Exact Legal Name of Owner	Exact Legal Name of Issuer	Type of Entity of Issuer	Number of Shares of Interests Owned	Number of Shares of Interests Authorized	Percentage Ownership
GC Global Holdings, Inc.	General Cable Holdings Netherlands CV	Netherlands Commanditaire Vennootschaap	N/A	N/A	1%

GC Global Holdings, Inc.	* General Cable Holdings New Zealand	New Zealand Company	N/A	97,711,539	1%

Phelps Dodge Africa Cable Corporation	* Metal Fabricators of Zambia PLC	Zambia Public Limited Company	205,331,070	270,900,00	75.80%

General Cable Overseas Holdings, LLC	* GC Global Holdings, Inc.	Delaware Corporation	100	100	100%

General Cable Overseas Holdings, LLC	* General Cable Holdings (Spain) S.L.	Spain Sociedad Limitada	N/A	105,081,153.85	1%

General Cable Overseas Holdings, LLC	General Cable Caribbean	Dominican Republic Sociedad Anónima	1	21,000	< 1%

General Cable Industries, Inc.	* General Cable Canada Ltd.	Ontario corporation	100	100	100%

Schedule 5.15

Post-Closing Matters

1. No later than within ten (10) Business Days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Borrower Representative shall (i) provide evidence of payment of all property Taxes due and payable with respect to the real property located in Willimantic, Connecticut (the “Willimantic Property”) which is subject to a Mortgage and (ii) cause First American Title Insurance Company to deliver an ALTA title policy with respect to the Willimantic Property in form and substance reasonably satisfactory to the Administrative Agent and subject to no exception for Taxes currently due and payable.

2. No later than within ten (10) Business Days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Borrower Representative shall deliver to the Administrative Agent an executed deposit account control agreement termination evidencing the termination of that certain Deposit Account Control Agreement, dated as of October 31, 2007 among The Bank of Nova Scotia, General Cable Company, and GE Business Financial Services Inc. (formerly known as Merrill Lynch Business Financial Services Inc.).

3. No later than within ten (10) Business Days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Borrower Representative shall deliver to the Administrative Agent undated stock powers, executed in blank by a duly authorized officer of the pledgor thereof, for each of the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreements.

4. No later than within sixty (60) days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Borrower Representative shall deliver all intercompany notes to the Administrative Agent; provided that such delivery shall not be required for intercompany notes having a value that is less than $500,000 in the aggregate.

5. No later than within sixty (60) days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Borrower Representative shall deliver evidence reasonably satisfactory to the Administrative Agent of the release, discharge and terminations of any foreign filings, registrations or other recordations or security interests made in connection with the Existing Credit Agreement.

6. No later than within ninety (90) days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Loan Party that owns the accounts listed below shall have obtained Deposit Account Control Agreements for such accounts:

a.	Phelps Dodge International Corporation: Wells Fargo Bank, N.A. account #XXX[1]

[1]	Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

b.	Phelps Dodge International Corporation: Wells Fargo Bank, N.A. account #XXX[1]

c.	Phelps Dodge Wire and Cable Sales Corporation: Wells Fargo Bank, N.A. account #XXX[1]

d.	Phelps Dodge Wire and Cable Sales Corporation: Wells Fargo Bank, N.A. account #XXX[1]

7. No later than within ninety (90) days following the Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Loan Party that owns the accounts listed below shall close such accounts or obtain Deposit Account Control Agreements for such accounts:

a.	Scotiabank account # XXX[1]

b.	Scotiabank account # XXX[1]

8. The Borrower Representative shall use commercially reasonable efforts to obtain duly executed Collateral Access Agreements pursuant to Section 4.01(j) of this Credit Agreement and Section 4.13 of the U.S. Security Agreement within ninety (90) days of the date hereof, or such longer period as may be agreed by the Administrative Agent in its sole discretion.

9. The Borrower Representative shall use commercially reasonable efforts to obtain within thirty (30) days of the date hereof, or such longer period as may be agreed by the Administrative Agent in its sole discretion, (i) an acknowledgement and confirmation or “no-interest” letter addressed to Administrative Agent and otherwise in form and substance reasonably satisfactory to Administrative Agent from the parties identified below in respect of the Personal Property Security Act registrations identified below, or (ii) evidence satisfactory to the Administrative Agent that the Personal Property Security Act registrations identified below have been discharged:

(i)	in favor of Xerox Canada Ltd. with respect to the following registrations against Canadian Borrower:

Jurisdiction	Registration Numbers	Reference File Numbers
Ontario	20090205 1402 1462 6432	651399066

Ontario	20071205 1426 1462 9513	641182464

Saskatchewan	300254319	N/A

[1]	Omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment.

(ii)	in favor of BAL Global Finance Canada Corporation and PRC Equipment Finance with respect to the following registrations against Canadian Borrower:

Jurisdiction	Registration Numbers	Reference File Numbers
Ontario	20110516 1000 1590 1795	669882924

Ontario	20090224 0820 1590 2419	651670578

Ontario	20081016 1313 1590 7372	649290501

Ontario	20080505 1339 1590 0801	644832171

Ontario	20071224 1131 1590 5818	641604627

(iii)	in favor of Relational Funding Canada Corp. with respect to the following registrations against Canadian Borrower:

Jurisdiction	Registration Numbers	Reference File Numbers
Ontario	20090320 1014 1862 3216 As amended by 20090929 1410 1462 2396	652177494

Ontario	20090320 1357 1862 3253 As amended by 20090929 1410 1462 2395	652190751

Ontario	20080620 1535 1862 3706 As amended by 20090929 1410 1462 2394	646279308

Saskatchewan	300309304	N/A

Schedule 6.01

Existing Indebtedness

Description	Payee	Payor	Balance	Loan Date	Maturity Date
Industrial Revenue Bonds	The Industrial Development Board of the City of Jackson (TN)	General Cable Corporation (originally held by General Cable Holdings, Inc. which merged into General Cable Corporation)	$9,000,000	10/18/1991	4/1/2024

Schedule 6.02

Existing Liens

NONE

Schedule 6.04

Existing Investments

NONE

Schedule 6.10

Existing Restrictions

NONE

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	General Cable Industries, Inc. and General Cable Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.

5.	Credit Agreement:	The Credit Agreement dated as of [ ], among the Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of [U.S. Commitments] [Multicurrency Commitments] for all Lenders	Amount of [U.S. Commitments] [Multicurrency Commitments] Assigned	Percentage Assigned of [U.S. Commitments] [Multicurrency Commitments][3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “U.S. Commitment,” “Multicurrency Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the U.S. Commitment or Multicurrency Commitment, as applicable, of all Lenders thereunder.

EXHIBIT A

[Consented to and][4] Accepted:

JPMorgan Chase Bank, N.A., as Administrative Agent

By
Title:

Consented to:[5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

EXHIBIT A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or Section 4.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT A

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A

EXHIBIT B-1

FORM OF NOTICE OF BANKING SERVICES OBLIGATIONS

                    , 20

JPMorgan Chase Bank, N.A., as Administrative Agent

1300 East 9th Street, 13th Floor

Cleveland, OH 44114

Attention: Matthew A. Brewer

Re:	General Cable Corporation Banking Services

Dear [                    ]:

Reference is made to that certain Credit Agreement, dated as of July 21, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other parties thereto. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement. This Notice of Banking Services Obligations is being delivered pursuant to Section 2.22 of the Credit Agreement.

[INSERT NAME OF LOAN PARTY], a [Canadian Loan Party][U.S. Loan Party] (the “Banking Services Party”), has entered into (or intends to enter into), the Banking Services Agreement(s) listed on Schedule I hereto that are permitted under the terms of the Credit Agreement (the “Secured Banking Services Agreements”), pursuant to which the undersigned is the counterparty (in such capacity under the Secured Banking Services Agreements, the “Banking Services Provider”). The Banking Services Provider hereby acknowledges that as of the date hereof, the Banking Services Provider is [an Affiliate of [INSERT NAME],] a [Multicurrency] Revolving Lender. The Banking Services Party desires to have the Secured Banking Services Agreements treated as Secured Obligations under the Credit Agreement.

The Banking Services Provider hereby appoints the Administrative Agent as its agent, and the Administrative Agent hereby accepts such appointment as the Banking Services Provider’s agent, under the applicable Loan Documents. The Banking Services Provider hereby agrees (if the Banking Services Provider is not a Lender) to be bound by the provisions of Article VIII of the Credit Agreement as if it were a Lender, and consents to the other terms of the Loan Documents in favor of the Administrative Agent.

The Banking Services Provider acknowledges that it is required pursuant to Section 2.22 of the Credit Agreement to furnish the Administrative Agent, from time to time after a

JPMorgan Chase Bank, N.A., as Administrative Agent

                    , 20

Page

significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the amounts due or to become due in respect of the Secured Banking Services Agreements. The Banking Services Provider further acknowledges that it had not received notice of any continuing Event of Default as of the date that each Secured Banking Services Agreement was executed.

This notice and agreement is entered into for the benefit of the parties hereto and the Administrative Agent, and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the foregoing. This notice and agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this notice and agreement by facsimile or electronic image scan (e.g. PDF) transmission shall be effective as delivery of a manually executed counterpart hereof.

This notice and agreement shall governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

Very truly yours,

[INSERT NAME], as Banking Services Provider

By
Name: Title:

ACKNOWLEDGED AND AGREED:

GENERAL CABLE INDUSTRIES, INC., as Borrower Representative

By
Name: Title:

EXHIBIT B-1

SCHEDULE I

SECURED BANKING SERVICES AGREEMENTS

1.

2.

The aggregate amount of all Banking Services Obligations of the Banking Services Party to Banking Services Provider (whether matured or unmatured, absolute or contingent) subject to this notice and agreement: $

EXHIBIT B-1

EXHIBIT B-2

FORM OF NOTICE OF SWAP OBLIGATIONS

                    , 20

JPMorgan Chase Bank, N.A., as Administrative Agent

1300 East 9th Street, 13th Floor

Cleveland, OH 44114

Attention: Matthew A. Brewer

Re:	General Cable Corporation Swap Agreement(s)

Dear [                    ]:

Reference is made to that certain Credit Agreement, dated as of July 21, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other parties thereto. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement. This Notice of Secured Swap Obligations is being delivered pursuant to Section 2.22 of the Credit Agreement.

[INSERT NAME OF LOAN PARTY], a [Canadian Loan Party][U.S. Loan Party] (the “Swap Party”), has entered into (or intends to enter into), the Swap Agreement(s) listed on Schedule I hereto that are permitted under the terms of the Credit Agreement (the “Secured Swap Agreements”), pursuant to which the undersigned is the counterparty (in such capacity under the Secured Swap Agreements, the “Swap Counterparty”). The Swap Counterparty hereby acknowledges that as of the date hereof, the Swap Counterparty is [an Affiliate of [INSERT NAME],] a [Multicurrency] Revolving Lender. The Swap Counterparty desires to have the Secured Swap Agreements treated as Secured Obligations under the Credit Agreement.

The Swap Counterparty hereby appoints the Administrative Agent as its agent, and the Administrative Agent hereby accepts such appointment as the Swap Counterparty’s agent, under the applicable Loan Documents. The Swap Counterparty hereby agrees (if the Swap Counterparty is not a Lender) to be bound by the provisions of Article VIII of the Credit Agreement as if it were a Lender, and consents to the other terms of the Loan Documents in favor of the Administrative Agent.

The Swap Counterparty acknowledges that it is required pursuant to Section 2.22 of the Credit Agreement to furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the amounts due or to become due in respect of the Secured Swap Agreements. The Swap Counterparty further acknowledges that it had not received notice of any continuing Event of Default as of the date that each Secured Swap Agreement was executed.

JPMorgan Chase Bank, N.A., as Administrative Agent

                    , 20

Page

This notice and agreement is entered into for the benefit of the parties hereto and the Administrative Agent, and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the foregoing. This notice and agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this notice and agreement by facsimile or electronic image scan (e.g. PDF) transmission shall be effective as delivery of a manually executed counterpart hereof.

This notice and agreement shall governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

Very truly yours,

[INSERT NAME], as Swap Counterparty

By
Name: Title:

ACKNOWLEDGED AND AGREED:

GENERAL CABLE INDUSTRIES, INC., as Borrower Representative

By
Name: Title:

EXHIBIT B-2

SCHEDULE I

SECURED SWAP AGREEMENTS

1.

2.

The Swap Party and the Swap Counterparty have agreed that the foregoing Secured Swap Agreements [are][are not] to be treated as Qualified Secured Swap Obligations.

The aggregate amount of all Swap Obligations of the Swap Party to Swap Counterparty (whether matured or unmatured, absolute or contingent) subject to this notice and agreement: $

EXHIBIT B-2

EXHIBIT C

BORROWING BASE CERTIFICATE

[See attached.]

EXHIBIT C

EXHIBIT C

BORROWING BASE CERTIFICATE

BORROWING BASE REPORT
Rpt #
Obligor Number:			Date:
Loan Number:			Period Covered: to

COLLATERAL CATEGORY	A/R	Inventory	Total Eligible Collateral
Description
1 Beginning Balance (Previous report — Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (Add back any non-A/R cash in line 3)
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to A/R
8 Total Ending Collateral Balance
9 Less Ineligible — Past Due
10 Less Ineligible — Cross-age ( %)
11 Less Ineligible — Foreign
12 Less Ineligible — Contra
13 Less Ineligible — Other (attached schedule)
14 Total Ineligibles — Accounts Receivable

15 Less Ineligible — Inventory Slow-moving
16 Less Ineligible — Inventory Offsite not covered
17 Less Ineligible — Inventory WIP
18 Less Ineligible — Consigned
19 Less Ineligible — Other (attached schedule)
20 Total Ineligible Inventory

21 Total Eligible Collateral
22 Advance Rate Percentage	%	%
23 Net Available — Borrowing Base Value
24 Reserves (other)
25 Total Borrowing Base Value
25A Total Availability/CAPS
26 Revolver Line			Total Revolver Line
27 Maximum Borrowing Limit (Lesser of 25 or 26)*			Total Available
27A Suppressed Availability
LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4) B. Adjustments/Other
30 Add: A. Request for Funds B. Adjustments/Other
31 New Loan Balance
32 Letter of Credit/BA’s outstanding
33 Availability Not Borrowed (Lines 27 less 31 & 32)
34 Term Loan			Total New Loan Balance:
35 OVERALL EXPOSURE (lines 31 & 34)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of , 201 (as it may be amended or modified from time to time, the “Agreement”) among (the “Borrower”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). The Borrower represents and warrants to the Administrative Agent that this Report is true and correct, and is based on information contained in Borrower’s own financial accounting records. The Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and certifies on this day of , 201 , that the Borrower is in compliance with the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.
BORROWER NAME:		AUTHORIZED SIGNATURE:

EXHIBIT C

EXHIBIT C-1

AGGREGATE BORROWING BASE CERTIFICATE

AGGREGATE BORROWING BASE REPORT
Rpt #
Obligor Number:			Date:
Loan Number:			Period Covered: to

COLLATERAL CATEGORY	A/R	Inventory	Total Eligible Collateral
Description
1 Beginning Balance (Previous report — Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (Add back any non-A/R cash in line 3)
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to A/R
8 Total Ending Collateral Balance
9 Less Ineligible — Past Due
10 Less Ineligible — Cross-age ( %)
11 Less Ineligible — Foreign
12 Less Ineligible — Contra
13 Less Ineligible — Other (attached schedule)
14 Total Ineligibles — Accounts Receivable
15 Less Ineligible — Inventory Slow-moving
16 Less Ineligible — Inventory Offsite not covered
17 Less Ineligible — Inventory WIP
18 Less Ineligible — Consigned
19 Less Ineligible — Other (attached schedule)
20 Total Ineligibles Inventory
21 Total Eligible Collateral
22 Advance Rate Percentage	%	%
23 Net Available — Borrowing Base Value
24 Reserves
25 Total Borrowing Base Value
25A Total Availability/CAPS
26 Revolver Line			Total CAPS/Loan Line
27 Maximum Borrowing Limit (Lesser of 25 or 26)*			Total Available
27A Suppressed Availability
LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4)
B. Adjustments/Other
30 Add: A. Request for Funds
B. Adjustments/Other
31 New Loan Balance
32 Letter of Credit/BA’s outstanding
33 Availability Not Borrowed (Lines 27 less 31 & 32)
34 Term Loan			Total New Loan Balance:
35 OVERALL EXPOSURE (lines 31 & 34)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement (“Agreement”), among JPMorgan Chase Bank, N.A. (“Chase”), as administrative agent for the Lenders, the Loan Parties and                      (“Borrowers”), Borrower Representative, on behalf of the Borrowers, is executing and delivering to Chase this Collateral Report accompanied by supporting data (collectively referred to as the “Report”). Borrower Representative, on behalf of the Borrowers, represents and warrants to Chase that this Report is true and correct, and is based on information contained in the Borrowers’ own financial accounting records. Borrower Representative, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this      day of             , 20  , that the Borrowers are in compliance with said Agreement.

BORROWER REPRESENTATIVE’S NAME:		AUTHORIZED SIGNATURE:

EXHIBIT C-1

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of ▶ [            ,        ] (as amended, modified, renewed or extended from time to time, the “Agreement”) among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank and the other parties thereto. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWERS, THAT:

1. I am the duly elected Chief Financial Officer of the Borrower Representative;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;

4. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

5. Schedule I attached hereto sets forth financial data and computations evidencing the calculation of the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters (whether or not during a Covenant Trigger Period) and, if applicable, demonstrating compliance with Section 6.12, all of which data and computations are true, complete and correct;

6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered;

EXHIBIT D

7. Schedule III hereto sets forth each Immaterial Subsidiary as of the date of the attached financial statements;2

8. Schedule IV hereto sets forth the computations necessary to determine the Availability on the Business Day this certificate is delivered; and

9. No Covenant Trigger Period is in effect.

Described below are the exceptions, if any, to paragraph 4 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II and the information set forth on Schedule III hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of              ,         .

GENERAL CABLE INDUSTRIES, INC., as Borrower Representative

By:
Name:
Title:

[2]	If no Cash Management Period is outstanding, such certification shall only be required concurrently with any delivery of financial statements under 5.01(a)

EXHIBIT D

SCHEDULE I

Calculation of the Fixed Charge Coverage Ratio and

Compliance as of             ,          with

Provisions of 6.12 of the Agreement

TOTAL
Fixed Charge Coverage Ratio

EBITDA

(i) Net Income		+

(ii) Interest Expense		+

(iii) income tax expense net of tax refunds		+

(iv) depreciation and amortization expense		+

(v) extraordinary charges		+

(vi) other non-cash charges[3]		–

(vii) cash payments in respect of non-cash charges described in (vi)		–

(viii) extraordinary gains and non-cash items of income

(a) Total EBITDA (sum of (i) through (vi)) – (sum of (vii) + (viii))

Unfinanced Capital Expenditures

(i) fixed or capital asset expenditures or commitments

(b) Total Unfinanced Capital Expenditures

Fixed Charges

(i) cash Interest Expense		+

(ii) prepayments and scheduled principal payments in Indebtedness		+

(iii) expense for income taxes paid in cash (net of any cash refund in respect of income taxes actually received during such period, provided that such net amount shall not be reduced below zero)		+

(iv) dividends or distributions paid in cash		+

(v) Capital Lease Obligation payments

(c) Total Fixed Charges (sum of (i) through (v))

Fixed Charge Coverage Ratio (a – b) ÷ c	: 1.00

[3]	Excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory.

EXHIBIT D

SCHEDULE II

Applicable Rate Calculation

EXHIBIT D

SCHEDULE III

Immaterial Subsidiaries

EXHIBIT D

SCHEDULE IV

Availability Calculation

EXHIBIT D

EXHIBIT E-1

U.S. GUARANTOR JOINDER AGREEMENT

THIS U.S. GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                     ,         , 20    , is entered into between                                                          , a                                          (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of July 21, 2011 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent for the Lenders and the other parties thereto. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a U.S. Loan Party under the Credit Agreement and a “U.S. Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a U.S. Loan Party and a U.S. Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the U.S. Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other U.S. Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), and at all times thereafter, strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other U.S. Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

EXHIBIT E-1

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT E-2

CANADIAN GUARANTOR JOINDER AGREEMENT

THIS CANADIAN GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20    , is entered into between                                         , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of July 21, 2011 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent for the Lenders and the other parties thereto. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Canadian Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Canadian Loan Party and a Canadian Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Canadian Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Canadian Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

EXHIBIT E-2

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E-2

EXHIBIT F-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants]1 That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Borrower Representative][its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

[1]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

EXHIBIT F-1

EXHIBIT F-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants]1 That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among General Cable Industries, Inc., a Delaware corporation, General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation] in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation], (iii) with respect to [the extension of credit pursuant to this Credit Agreement][participation], neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Borrower Representative][its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Borrower Representative and the Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [the Borrower Representative and the Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

[1]	This form can be used for Lenders and Participants. Select the appropriate bracketed phrases.

EXHIBIT F-2